   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER   , 1999

                                                        REGISTRATION NO. 0-26355
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10/A
                               AMENDMENT NUMBER 2
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                                EUNIVERSE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                    NEVADA                                       06-1556248
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)

       101 NORTH PLAINS INDUSTRIAL ROAD
           WALLINGFORD, CONNECTICUT                                06492
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)

                                  203-265-6412
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                      None

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                         Common Stock, $.001 par value
                                (TITLE OF CLASS)

________________________________________________________________________________

                               TABLE OF CONTENTS

Item 1   Business....................................................              1
         General Development of Business.............................              1
         Description of the Business.................................              2
         Web Sites of eUniverse......................................              4
         Domain Names, Patents and Trademarks........................              7
         Operations and Technology...................................              8
         Year 2000 Readiness Disclosure..............................              9
         Sales and Marketing.........................................             10
         Competition.................................................             12
         Employees...................................................             13
         Facilities..................................................             13
         The Company's Strategy and Plans............................             14
         Recent Acquisitions.........................................             16
Item 2   Financial Information.......................................             18
         Selected Financial Information..............................             18
         Management's Discussion and Analysis of Financial Condition
           and Results of Operations.................................             19
         Liquidity and Capital Resources.............................             22
         Results of Operations -- Year Ended March 31, 1999 vs.
           1998......................................................             23
Item 3   Properties..................................................             26
Item 4   Security Ownership of Certain Beneficial Owners and
           Management................................................             26
Item 5   Directors and Executive Officers............................             27
Item 6   Executive Compensation......................................             29
Item 7   Certain Relationships and Related Transactions..............             31
Item 8   Legal Proceedings...........................................             31
Item 9   Market Price of and Dividends on the Registrant's Common
           Equity and Related Stockholder Matters....................             32
Item 10  Recent Sales of Unregistered Securities.....................             36
Item 11  Description of Securities...................................             38
Item 12  Indemnification of Directors and Officers...................             39
Item 13  Financial Statements........................................             41
Item 14  Changes in and Disagreements with Accountants on Accounting
           and Financial Disclosure..................................             41
Item 15  Financial Statements and Exhibits...........................             41

ITEM 1 -- BUSINESS

     The registrant, eUniverse, Inc., is a Nevada corporation engaged in developing, acquiring and operating a network of web sites which provide entertainment-oriented products and services. The registrant is engaged in the retail sale of audio CDs, videotapes, digital video disks ('DVDs') and related services. Additionally, the Company offers interactive games, including traditional board and card games and computer and arcade games, gaming and other forms of web-based entertainment programming via the World Wide Web. As used herein, the term 'Company' refers to eUniverse, Inc. and all of its subsidiaries, unless the context requires otherwise.

GENERAL DEVELOPMENT OF BUSINESS

     Entertainment Universe, Inc. ('EUI') was founded in February 1999 by Brad
D. Greenspan for the purpose of developing and acquiring entertainment-related Internet businesses. Motorcycle Centers of America, Inc. ('MCA'), was a Nevada corporation with no significant operations or revenue since 1995, whose shares were publicly traded on the OTC Bulletin Board. In March 1999, EUI and MCA entered into a letter of intent to undertake a stock exchange (the 'Reorganization') pursuant to which the holders of EUI common stock would exchange their EUI shares for shares of MCA common stock on a one-to-one basis. The fair market value of the MCA stock on the date of the closing of the Reorganization agreement was $745,201. On April 14, 1999, the Reorganization was completed. As a result of the Reorganization, EUI shareholders owned 92% of MCAs shares of common stock and EUI became a wholly owned subsidiary of MCA. The Reorganization was an arms length transaction between unrelated parties.

     Also on April 14, 1999 but immediately prior to the closing of the Reorganization, EUI sold 1,795,024 shares of Series A Convertible Preferred Stock in a private offering under Regulation D of the Securities Act of 1933 (the 'Securities Act') (See 'Item 10, Recent Sales of Unregistered Securities'), raising $6,462,086, before offering costs were deducted. In connection with the Reorganization, the holders of the EUI Series A Convertible Preferred Stock exchanged their shares, on a one-to-one basis, for shares of MCA convertible preferred stock which have equivalent rights and preferences.

     EUI used $1,915,000 of the Preferred Stock offering proceeds (plus 2,425,000 shares of common stock with a fair market value of $7,275,000) to acquire CD Universe, Inc. ('CD Universe'). This was an arms length transaction between unrelated parties. CD Universe is a Connecticut corporation engaged in the business of selling audio CDs and videotapes over the Internet. Concurrently with the closing of the Reorganization, EUI distributed its asset, the capital stock of CD Universe, Inc., to its sole shareholder, MCA. MCA, the parent entity following the Reorganization, changed its name to eUniverse, Inc.

     As neither MCA nor EUI had any significant operations prior to the acquisition of CD Universe, CD Universe is considered to be the predecessor entity and its historical financial statements have been included in this registration statement.

     The following chart summarizes our current corporate organizational structure:

                       66.1%                                      33.9%
                       -----                                      -----
Directors and Executive Officers of the Company as a       Other Non-Affiliated
  group (See 'Item 4. Security Ownership of Certain            Shareholders
  Beneficial Owners and Management' at page 26
  herein)

                            ------------------------

                                eUniverse, Inc.

                            ------------------------

        100%                       100%                 100%                  100%                   80%
        ----                       ----                 ----                  ----                   ---
Entertainment                 CD                     Case's              Gamer's                The Big
Universe, Inc.                Universe, Inc.         Ladder Inc.         Alliance, Inc.         Network, Inc.

DESCRIPTION OF THE BUSINESS

     The Company's current emphasis is on acquiring businesses in the field of entertainment, primarily games (including board, card, computer, arcade and console video games), music and movies, with the following key characteristics:
(1) strategic content, management or technology, (2) product offerings compatible with the Generation X and Y demographics of the Company's sites, and
(3) the ability to leverage the Company's strategic advantages such as order fulfillment, hardware capacity and general overhead. The Company's strategy is based on the acquisition and/or development of web-based businesses in several sectors of the entertainment industry, and utilizing their synergies to generate cross traffic and increased revenues. This strategy includes the integration of a worldwide distribution of web-based entertainment programming. The Company is presently exploring expansion into Internet-based entertainment in a form that is similar to television and radio programming. Its long-term strategic plans are intended to take advantage of a world-wide distribution network comprised of the installed base of personal computers and televisions, making use of existing and emerging technologies to deliver this targeted programming.

     At the present time, the Company is primarily engaged in the retail sale of music and video products and accessories, including audio CDs, videotapes and DVDs via the Internet and the maintenance and operation of interactive games sites. The Company, does not offer and does not intend to offer online gambling or other activities associated with gambling. CD Universe, an acquired subsidiary of the Company, has been in the music and video sales business since April 1997. The Big Network, Inc., another acquired subsidiary of the Company, has been in the interactive games business since early 1998. Neither the Company nor any of its subsidiaries has ever made a profit in any fiscal quarter.

     The Company's CD Universe online store (www.cduniverse.com) currently offers customers a selection of over 240,000 audio CD titles as well as proprietary content and features. The Company's CD Universe web site currently has over 290,000 registered users, attracts almost 1,000,000 unique visitors and processes over 20,000 orders each month. The Company has used its experience in online retailing to enter other e-commerce areas, such as online games, by acquiring community-based web sites with significant traffic, selling advertising space on their web pages, and enhancing the retail capabilities of these sites in order to diversify its product offerings.

     The Company sells interactive games through one of the Company's web sites, GamesUniverse.com, an online retailer of single- and multiplayer games, with links to eUniverse subsidiaries as follows: (1) Case's Ladder, which offers online ranking and tournament offerings for people who play games on the Internet; (2) Gamer's Alliance, which owns a network of online gaming editorial Web sites; and (3) The Big Network, which provides multiplayer classic games (e.g., chess, checkers, backgammon, spades). The Big Network, Inc. also provides a suite of multiplayer Java-based parlor games and a unique library of proprietary community-building software technologies, named LivePlace. LivePlace combines group browsing, chat, instant messaging and a host of other advanced features to introduce social interaction to browsing the Web and shopping experience. Additions to eUniverse's games will include other classic board and card games (e.g., Battleship, Hearts) and other online strategy, role-playing or action games.

     Additionally, the Company plans to build an affiliate network of third-party entertainment and retail Web sites which would license the LivePlace community-building software that the Company has acquired. The Company believes that its plans to superimpose LivePlace on these affiliate sites will generate additional traffic and e-commerce sales for the Company's network.

     In May 1999, the Company acquired all of the assets of Green Willow International Corp., including MegaDVD.com, a web site devoted to the retail sale of DVDs. The Company purchased all of the outstanding stock of Case's Ladder, Inc. ('Case's Ladder') as of May 31, 1999, and of Gamer's Alliance, Inc. ('Gamer's Alliance') as of June 30, 1999. Both Case's Ladder and Gamer's Alliance own and operate online computer game-related sites. (See 'Web Sites of eUniverse' at p.4). As of August 31, 1999, the Company acquired the Big Network, Inc., a company that (1) offers classic card and board games through its web site (www.bignetwork.com), and (2) is developing LivePlace. The Company's acquisition of Cases Ladder, Gamer's Alliance, Big Network and the assets of Green Willow International Corp., represents an early step towards its goal of using strategic acquisitions as well as internal growth to develop a diverse but synergistic portfolio of Internet-based entertainment offerings for a world-wide customer base. (See 'Recent Acquisitions' at p.16)

     Given that the current business of the Company commenced in February 1999, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company has never made a profit. The Company's prospects for financial success must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new, unproven and rapidly evolving markets. To address these risks, the Company must, among other things, expand its customer base, respond effectively to competitive developments, continue to attract, retain and motivate qualified employees and continue to upgrade its technologies. There can be no assurance that the Company will be successful in addressing such risks. If the Company is not successful in developing and expanding its music, video and interactive entertainment business, including sales of advertising on its web sites and development of related business opportunities, its ability to achieve profitability may not be realized.

     Prior to becoming part of the Company, CD Universe only generated revenue from merchandise sales. In contemplation of the Company's plans to use its site traffic to generate advertising revenues, the Company implemented a program to accept paid third-party advertising. This program began generating revenues in the quarter ending June 30, 1999. Although the Company has begun to sell advertising on its web sites, it has only begun to realize material advertising revenues. In order for the Company to generate significant advertising revenues, advertisers and advertising agencies must be willing to direct a portion of their budgets to the Internet and, specifically, to the Company's web sites. There can be no assurance that advertisers and advertising agencies will accept the Internet as a medium for advertising. If Internet advertising is not widely accepted by advertisers and advertising agencies, or if the Company is not successful in generating significant advertising revenues from such sources, the Company's business, results of operations and financial condition could be materially adversely affected by the reduced revenue.

     Historically, the Company primarily has generated revenue from merchandise sales. The Company has implemented a program to generate advertising revenue through paid third-party advertising on eUniverse's Web sites. The Company also intends to diversify its retail offerings to include a greater selection of products, such as online downloads of content, clothing, sports items and accessories.

     Due to the fact that material may be downloaded from web sites and may be subsequently distributed to others, there is a potential that claims will be made against the Company pursuant to such legal theories as defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such material. Such claims have been brought, and sometimes successfully pressed, against on-line services in the past. In addition, the Company could be exposed to liability with respect to the material that may be accessible through its products and web sites. Although the Company carries general liability insurance, such insurance may not cover potential claims of this type, or the level of coverage may not be adequate to fully protect the Company against all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on the Company's business, results of operations and financial condition. Also, the legal effectiveness of the Company's terms and conditions of use is uncertain. The Company is currently not aware of any claims that can be expected to have a material adverse impact on its financial condition or its ability to conduct business as described herein.

     The Company plans to enhance its position as an online music destination by providing digital music distribution and proprietary content on its CD Universe site. Using the Internet as a distribution medium in conjunction with audio compression and delivery technologies, the Company plans to enable a growing number of artists to distribute and to promote their music broadly and to enable customers to conveniently access an expanding music catalog. In recent years, with the proliferation of multimedia PCs, consumers have increasingly used their computers to play music. The recent introduction of compression formats such as MP3 has led to the widespread use of the Internet for the transmission of music. The Company has a customer base of over 1.5 million registered members based on its own records. This customer base may allow the Company to attract artists who are interested in broadly distributing and promoting their music. The Company currently creates its own proprietary content for the CD Universe site, including the Big Bang newsletter, a personalized newsletter for customers, and CD University, a content-driven area that provides information about specific music genres.

WEB SITES OF EUNIVERSE

MUSIC

CD Universe

     The CD Universe online store is designed to be informative, and to allow customers to discover, learn about and purchase CDs, videos and other music and video-related products. The store is designed to be intuitive and easy to use and to enable customers to complete the ordering process with a minimum amount of effort. Customers enter the CD Universe store through its Web site, cduniverse.com, and in addition to ordering music and video products, can conduct searches, browse among top sellers and other featured titles, read reviews, listen to music samples, register for a personalized newsletter, participate in promotions and check order status.

     The CD Universe web site provides a search engine that enables customers to navigate the store to find CDs or other products of interest. Customers can search for CDs based on artist, album title, song title, record label or musical genre. Upon clicking on an album title, the site visitor is provided with information about the artist and the specific album, a list of tracks on the album, sound samples and a list of reviews.

     The Company believes that effective use of content encourages purchases by customers who may be browsing the site without a specific title in mind. The CD Universe web site provides sound samples, information about specific artists, albums and types of music, ratings, articles on music topics and other information. To help customers browse and discover CDs, the web site has eight music spaces organized by genre. These include rock, jazz, R & B, classical, country, Christian, world music and miscellaneous. The main page of each space features links to more specific genre pages that list new releases as well as alphabetical listings of the artists and albums available within that genre. In addition to these regular online store content features, CD Universe's Web site offers several other features to encourage customers to learn about and discover CDs that might be of interest to the customer. The web site's CD University feature provides links to genre-specific areas where customers are provided with information about specific musical offerings and biographies of featured musicians in that genre. CD University currently offers links for classical, jazz and blues and is in the process of adding more musical genres to this area. In addition, the CD Universe web site has a feature called RockOnTV, provided by RockOnTV.com, where customers can read a listing of music and musician-related programs available on TV during that week. Once a CD has been selected, customers are prompted to click on the price to add products to their virtual shopping carts. Customers can add and remove products from their shopping carts as they browse, prior to finalizing their purchase. The shopping cart page displays each item that has been placed in the cart, including title, price and availability. To execute orders, customers can choose from a secure or standard purchasing mode depending on the capabilities of the customer's Web browser. After choosing a purchasing mode, the customer is prompted to enter his or her name and password or to create an account on CD Universe's Web site that can be used to make repeat purchases.

     The Company accepts credit cards, personal checks or money orders as payment for customer orders. The CD Universe web site enables customers to store their credit card information in a personal account, thereby avoiding the need to re-enter this information when making future purchases. Customers are offered several shipping options, including overnight delivery. The Company confirms each order by e-mail communication to the customer promptly after the order is placed, and subsequently confirms shipment of the order by e-mail. In addition, the CD Universe web site includes a feature that enables customers to check on the status of their order. Use of the Internet by consumers is at an early stage of development, and market acceptance of the Internet as a medium for commerce is still by no means certain. The Company's future success will depend on its ability to significantly increase revenues, which will require the development and widespread acceptance of the Internet as a medium for commerce, particularly as a channel of retail distribution. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high-speed modems and security procedures for financial transactions. The viability of the Internet may prove uncertain due to delays in the development and adoption of new standards and protocols to handle increased levels of Internet activity or due to increased government regulation. If use of the Internet for the purposes envisioned by the Company does not continue to grow, or if the necessary Internet infrastructure is not further developed and maintained, the Company's business, results of operations and financial condition could be materially adversely affected.

FILMED ENTERTAINIMENT

VIDEO UNIVERSE

     The Company's Video Universe online store (www.videouniverse.com) offers customers a selection of over 40,000 movie titles in videocassette, DVD and laser disc formats. The Video Universe Web site was expanded to include DVD titles with the acquisition of the assets of Green Willow International Corp. ('Green Willow') including MegaDVD.com (www.megadvd.com). MegaDVD.com, was founded in June 1997 and had, at its acquisition, a customer base of 3,000 registered users. The acquisition of the assets of Green Willow provided the Company with additional management resources and expertise necessary to effectively promote its online video store. The domain name www.MegaDVD.com takes customers to the Company's Video Universe online store.

     We believe that the market for DVD products represent an excellent growth opportunity and the addition of MegaDVD.com expands the Company's customer base for video products and, augments the Company's management in this product category. However, the Company's growth rate in DVD products may not match the overall industry growth rate.

     The Video Universe online store operates in conjunction with the CD Universe store and allows customers the ability to purchase products from either site using a common shopping cart.

INTERACTIVE ENTERTAINMENT

GAMES UNIVERSE

     Through its Games Universe online store (www.gamesuniverse.com) the Company sells to customers a selection of single- and multi-player games and provides links to the Company's other web sites, featuring the web sites of the Company's subsidiaries that provide other online games. The Company does not offer and does not intend to offer online gambling or other activities associated with gambling.

CASE'S LADDER

     Case's Ladder is an online gaming portal which provides competitive rankings for online gamers and allows gamers to compete against one another in a variety of tournaments and leagues. Approximately 1.1 million users are registered with Case's Ladder interactive entertainment communities on the Internet. Case's Ladder primarily derives revenues from membership fees and advertising. According to a survey amongst Case's Ladder's registered users, approximately 75% of registered users on the Case's Ladder Web site are between the ages of 18 and 50, with the majority of those visitors having an annual income over $50,000. In addition, 46% of Case's Ladder's users have purchased products or services over the Internet. The Company continues to use Case's Ladder's audience to expand eUniverse's customer base and to diversify its retail offerings into new business areas such as computer games.

GAMER'S ALLIANCE

     Launched in 1996, Gamer's Alliance is a network of interactive entertainment community sites on the Internet that receives over 1.2 million unique monthly visitors and 20 million impressions per month. Gamer's Alliance has aggregated a collection of sites covering several platforms, game genres and topics. The Gamer's Alliance Network spans over fifty (50) sites, including GA-Source, GA-Sports,

GA-Strategy, GA-RPG and Dreamcast.net, owned and operated by the Company. GA-Source is an interactive game site on the Web that incorporates daily gaming news, interviews, game previews and product reviews. GA-Sports is a Web-community site focused on PC sports games. Other Gamer's Alliance properties include:

           Dreamcast.net, a site dedicated to the Sega Dreamcast console platform;

           GA-Strategy, a site dedicated to PC strategy games.

           GA-RPG, a hub site focused on daily role playing games gaming news.

The acquisition of Gamer's Alliance provides the Company with a valuable source of proprietary content that can be offered to Case's Ladder's 1.1 million registered users.

     The Gamer's Alliance content development team consists of gaming enthusiasts from around the world. This content development approach is highly effective in attracting a viewership of avid gamers. Furthermore, the Gamer's Alliance network of sites seeks to encourage customer loyalty by allowing visitors to become actively involved in content creation through forums and chat services.

BIG NETWORK

     The Big Network site provides a full suite of classic board and card games, including spades, checkers, chess, backgammon, reversi and morph, allowing thousands of simultaneous players to meet, chat and play parlor games in a friendly setting. The site's gaming system is based on a sophisticated Java client-server architecture designed to support very large numbers of users. The Big Network currently hosts over 210,000 registered members and generates almost three million advertising impressions per month.

     The Big Network operates an entertainment and community site at www.bignetwork.com. The site offers multiplayer classic games (e.g., chess, checkers, spades) as well as other forms of entertainment and information to its members and users. The Big Network has also developed LivePlace, a Java applet that provides users with an overview of activity around them on the site, and allows them to follow public conversation and send private messages to other users. LivePlace also uses proprietary technology to map users to their web location and to control the browser window to allow for co-navigation of the web. A map view allows users to see where other users are, across the eUniverse site and its associated network. Users can move instantly to any other location within the network.

     The Company's Big Network site includes Play4Prizes, a game show channel where players can win cash and prizes. No purchase is necessary to play the games or to win prizes. Play4Prizes' games are sponsored by advertisers and used as a promotional vehicle for the advertisers' products and services. Play4Prizes caters to a predominantly female audience. In addition, the Big Network publishes the Daily Post, a collection of eight daily e-mail newsletters providing news, facts and trivia on a variety of topics such as cinema, sports, star gazing, cooking recipes, jokes and holidays. The Big Network reaches over 85,000 people daily through its Daily Post e-mail newsletters.

     The Company plans to continue to take advantage of the audience of its newly acquired interactive entertainment sites by pursuing e-commerce and merchandising opportunities in the interactive entertainment arena. These opportunities include online publishing of game titles, online retailing of interactive entertainment products and the exclusive online distribution of titles developed by smaller game developers.

COMMUNITY-BUILDING TECHNOLOGIES

     With the acquisition of the Big Network, Inc., we acquired LiveSuite, a suite of multi-user, Web-based software modules. The core module of LiveSuite, LivePlace, takes the form of a Java applet that allows users to chat, send instant messages, set up friends lists and co-browse a site. LiveSuite modules work together using a shared technology core to provide virtual presence, instant messaging, co-browsing, online sales assistance and game-playing through a common user interface. LivePlace is designed to integrate into existing Web sites quickly and easily. Its components can be deployed individually or as an integrated solution that combines entertainment, community and commerce through a common user interface.

     The Company plans to build an affiliate network of third-party entertainment and retail Web sites that would license the Company's LivePlace community-building software. The Company believes the implementation of LivePlace on these affiliate sites will create a virtual presence for the Company, allowing the Company to generate additional traffic and e-commerce sales for the Company's network.

     The Company believes that its strategic assets include customer loyalty, proprietary content and user-friendly technology, and that such assets will enable it to grow Web site traffic, retain customers, expand revenue opportunities and execute strategic acquisitions. The Company also plans to develop strategic relationships with traditional media partners that will enable it to build awareness of its sites and e-commerce services and increase traffic to its sites.

DOMAIN NAMES, PATENTS AND TRADEMARKS

     The Domain names of the Company's Web sites constitute important intellectual property for the Company. Domain names registered to the Company include the following:

euniverse.com
cduniverse.com
videouniverse.com
gamesuniverse.com
gagames.com
megadvd.com
casesladder.com
aoe2.net
cavenews.com
dknation.com
ga-rpg.com
gasource.com
Bignetwork.com
Play4prizes.com
Liveplace.com
Livestore.com
Livesuite.com
goldenbearsden.net
nfscheats.com
nfs4.com
wcw-meyhem.com
gp500.net

gasource.net
ga-source.com
ga-source.net
ga-strategy.com
highheatbaseball.com
messiahpress.com
metalgear.net
myth2.com
ionrpg.com
ga-sports.com
coursedepot.com
grandprix2.com
highheatbaseball.com
maddencentral.com
simracingnews.net
the-fastlane.com
nflfever.com
Live-store.com
Shop-Live.com
Shop-Live.net
online-alchemy.com
Gamelets.com

nhl2K.com
sanitybycain.com
voodoo3.net
wrestling-games.com
experience3d.com
frontofficefootball.com
frontofficefootball.net
frontofficefootball.org
3dracing.net
rallychamp.com
afflicted.net
ctimes.net
indy3d.net
ta-k.com
prey.net
war3.com
eqrealms.com
acrealms.com
mygamelobby.com
Big-network.com

     At the present time, the Company does not own any patents. The Company has filed service mark applications for 'eUniverse', 'Games Universe', 'CD Universe', 'Video Universe', 'Play4Prizes' and 'Gamer's Alliance' and intent-to-use trademark applications for 'LiveSuite' and 'LivePlace' with the US Patent and Trademark Office. The Company is in the process of filing service mark applications for 'megaDVD' and 'funone.com' with the US Patent and Trademark Office. The Company believes that it presently has, or is capable of acquiring, ownership and/or control of the intellectual property rights, which are necessary to conduct its operations and to carry out its strategic plans.

OPERATIONS AND TECHNOLOGY

     eUniverse maintains a technology center, with in-house technical staff, at each of its main business units: CD Universe, Case's Ladder, Gamer's Alliance and Big Network.

CD UNIVERSE

     CD Universe has developed proprietary technologies and systems that provide for reliable online retailing in a secure and easy-to-use format. Using a combination of proprietary solutions and commercially available, licensed technologies, the Company has deployed systems for online content dissemination, online transaction processing, customer service, market analysis and electronic data interchange.

     CD Universe uses Microsoft SQL Server 7.0 as its database management technology. Web pages are served by Microsoft's Internet Information Server and use Microsoft's Active Server Page technology. The system is flexible enough to allow new product lines to be integrated, such as Games Universe which was added in August 1999. A 'server farm' of redundant web servers was brought on-line in August 1999 to provide extremely high site availability to our customers. The site is connected to the internet via a high speed connection.

     CD Universe uses proprietary Electronic Data Interchange interfaces and private networks to ensure the security of customer order information and credit card transactions shared with its vendors and credit card processor.

FULFILLMENT

     CD Universe has developed proprietary software to manage its onsite fulfillment operation. This software allows CD Universe to order product from multiple vendors, receive product into its warehouse, pick and pack individual customer orders, and electronically manifest the product for shipping. This system allows the Company to aggregate product from multiple vendors into a single shipment to its customers. Partially filled shipments can be held for a customer-selectable number of days to reduce the number of shipments needed to fill a single order, thus saving the customer shipping charges.

CUSTOMER SERVICE

     CD Universe has developed proprietary software for use by its in-house customer service department to access real time order information.

CASE'S LADDER

     Case's Ladder utilizes commercially available, licensed technologies for its website hosting and database functions. Proprietary software developed in-house allows staff to easily manage the over one hundred and fifty gaming leagues we operate, handling over 1.2 million members and 3,500 online tournaments each month. In addition, a proprietary technical support system allows staff members to have real-time access to customer queries with full logging of requests ensuring top of the line customer service. Servers are co-located with Exodus Communications, Inc. under an annual contract.

GAMER'S ALLIANCE

     Gamer's Alliance utilizes commercially available, licensed technologies for its website hosting and database functions. Linux operating system distribution Red Hat 6.0 to power the majority of its PC web servers. NT Server 4.0 is used for web applications requiring a Windows based operating system. A new backup system has been implemented to protect mission critical data from hardware and software failure, and other unpredictable circumstances. The website servers are co-located with Valuenet, its Internet service provider, which provides a high speed internet connection without contract. Gamer's Alliance has developed several proprietary web-based applications that increase the efficiency of administering servers and web sites. This allows users to customize certain Gamer's Alliance web-sites to only display news, previews, reviews, and interviews, that meet certain criteria such as type of content or date added. These user preferences are then stored as cookies for later viewing sessions.

BIG NETWORK

     Big Network is built on several servers running the Sun Solaris operating system and an Oracle database. The servers are co-located at Exodus in Santa Clara, CA. Exodus provides high speed, high capacity connection to the Internet and full redundant security.

     The Big Network multiplayer gaming system and the Big Network LivePlace instant messaging system are built on a proprietary Java client-server system. The system is capable of supporting thousands of simultaneous users. Because the system is written in Java, it is portable and can run on any machine supporting Java, including Sun Solaris, most Windows platforms and Windows NT.

     Despite the Company's implementation of network security measures, its infrastructure is potentially vulnerable to computer break-ins and similar disruptive problems caused by individuals with a variety of objectives. Consumer concern over Internet security has been, and could continue to be, an impediment to the expansion of commercial activities that require consumers to transmit their credit card information and other personal information over the Internet. In addition, computer viruses, break-ins or other security problems could lead to misappropriation of proprietary information and interruptions, delays or cessation in service to the Company's customers. Until more comprehensive and reliable security technologies are developed and implemented, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet as a merchandising medium.

YEAR 2000 READINESS DISCLOSURE

     The Year 2000 issue (Y2K) is the result of computer programs written using two digits rather than four to define the applicable year. Any of the Company's computer and telecommunications programs that have date sensitive software may recognize a date using '00' as the year 1900 instead of 2000. This could result in system failure or miscalculations causing disruptions in operations, including the ability to process transactions, send invoices, or engage in similar normal business activities.

     The Company has determined that its computer equipment at its Wallingford facility is Y2K compliant or has taken the steps to update any portions that were not compliant. The Company is currently completing an audit of its equipment at other locations to determine the extent to which they are compliant. We expect the audit and all actions required to ensure compliancy to be completed by early December 1999. All mission critical third party software applications at all divisions and subsidiaries have been independently tested (operating systems, web servers, database systems, programming languages) and are currently Year 2000 compliant or require minor programming changes to correct. All internally developed software at all divisions is believed to be Year 2000 compliant, however a full audit is underway using commercially available development tools that are designed to detect Year 2000 issues and will be completed by early December 1999. We expect all of these systems to be compliant before the Year 2000.

     eUniverse is currently conducting an analysis to determine the extent to which others have Year 2000 issues. These include CD Universe's major suppliers' systems, including the systems of credit card processors, telecommunications providers, product distributors and companies with whom CD Universe has marketing agreements. CD Universe's primary distributor for music and video products, Valley Media, has indicated that it has begun its remediation efforts and expects to be in compliance before the year 2000. CD Universe is currently unable to predict the extent to which the Year 2000 issue will affect Valley's suppliers, to the extent to which Valley would be vulnerable to its suppliers' failure to resolve any Year 2000 issues on a timely basis. The failure of a major supplier subject to the Year 2000 issue to convert its systems on a timely basis or a conversion that is incompatible with CD Universe's systems could have a material adverse effect on CD Universe. In addition, most of the purchases from CD Universe's online store are made with credit cards, and our operations may be materially adversely affected to the extent customers are unable to use their credit cards due to Year 2000 issues that are not rectified by their credit card providers.

     CD Universe and eUniverse intend to actively work with their suppliers to minimize the risks of business disruptions resulting from Year 2000 issues and develop contingency plans where necessary. Such plans will include using alternative suppliers and establishing contingent supply arrangements.

     eUniverse is also conducting an analysis to determine the extent to which any non-information technology systems, e.g. any equipment with embedded chips, are Year 2000 compliant. We expect to complete our analysis before the end of November 1999 and to complete any changes that may be necessary before the year 2000.

YEAR 2000 RISKS

     There can be no assurance Year 2000 issues will not cause a material adverse effect on the operating results or financial condition of the Company. The Company believes, however, that its most reasonably likely worst-case scenario would relate to problems with the systems of third parties rather than with the Company's internal systems, including disruption of product delivery from wholesalers, inability to charge purchases to credit cards, temporary power outages, delayed transportation of products by third parties, and lost or delayed customer purchases due to non-compliant personal computers. The Company is limited in its efforts to address the Y2K issue as it relates to third parties and is relying solely on the assurances of these third parties as to their Year 2000 preparedness.

CONTINGENCY PLAN

     The Company intends to use existing non-Year 2000 specific contingency plans to address any situations that it believes would arise if the Company or third parties fail to be Year 2000 compliant. These plans consist principally of having teams of problem resolution staffers on call during non-working hours to respond to site downtime issues or failures. There is a risk that that existing contingency plans would be inadequate to deal with serious and sustained Year 2000 adverse affects.

YEAR 2000 COSTS

     The Company has not expended or committed any significant amount of cash resources on Year 2000 compliance. The Company does not expect to expend any significant amount of cash resources on Year 2000 compliance in the future.

SALES AND MARKETING

     At the present time, the Company receives and processes over 20,000 orders in a typical month, with an average order size of about $35 exclusive of shipping charges.

     To date, the Company has been able to increase site traffic and sales with little outbound marketing efforts. The Company makes use of strategic partnerships and proprietary content to attract and retain traffic on its network of web sites. The Company's CD Universe, for example, has built a network of over 8,000 partner web sites through its 'Partner Program'. These partner web sites increase the Company's market presence by allowing 'partner' web sites ('eUniverse Partners') to offer the Company's music products to their audience in exchange for a commission on dates. The eUniverse Partner site provides a hyperlink to the CD Universe web site that leads the consumer to more information about a specific artist or title. This hyperlink automatically connects the customer to the CD Universe online store where the eUniverse Partner's customer may place an order to purchase a CD. In this manner, the eUniverse Partner can offer enhanced services and product recommendations, while avoiding ordering and fulfillment costs. eUniverse Partners receive a commission of 7% to 15% on sales of the Company's products that originate from the eUniverse Partner's web site.

     The Company recently announced a strategic partnership with LinkShare Corporation ('LinkShare') to dramatically expand the scope of its Partner Program. As part of the partnership, LinkShare will introduce the Company's online retailing sites to its network of over 65,000 partner sites, allowing them to easily become CD Universe Partners through its proprietary technology. With this technology Partners use the LinkShare tools to easily establish the links to CD Universe sites. LinkShare operates an expansive network on the Internet servicing clients such as Dell Computers, Cyberian Outpost, Borders, 1-800-FLOWERS, Virtual Vineyards, Omaha Steaks and others. Under the arrangement CD Universe will share a small percentage of the revenues generated through these new partners with Linkshare. The Company also plans to develop strategic partnerships with other media partners that will enable it to build greater awareness of its sites and expand traffic and e-commerce activity on its network.

     In August, 1999, eUniverse signed an agreement with Mpath Interactive, Inc., providing for the sale and provision of advertisements by Mpath for all of the Company sites. The Agreement calls for MPath to make guaranteed advances to the Company in anticipation of projected advertising revenues generated for the Company. This figure will increase if the Company generates increased traffic. The initial term of the advertising agreement is two years, although the Company can cancel it at any time after nine months from its signing. Over the two years the Company will receive $2,080,000 in advances.

     The Company has done limited marketing through September 30, 1999. During this period CD Universe undertook a limited email campaign with Xoom.com and TalkCity.com with a total expenditure of $50,000. This program was completed and was not renewed. Case's Ladder and Gamer's Alliance have minimal advertising programs in place. The Big Network, in the months preceding its acquisition, spent no cash on advertising but engaged in ad swaps with a nominal value of approximately $20,000 per month based on the posted rate card advertising rates.

     The Company plans a more extensive public relations and advertising program in the coming three months in conjunction with the launch of a new corporate website. The Company has contracted with Antenna Group, Inc., an Internet public relations company, to help in creating new branding and promotional materials. The campaign is likely to include a launch event, direct mail, direct email, online sponsorships, print, and radio. The projected budget for this campaign has not been finalized. Under the one year contract with Antenna, the Company will issue stock valued at $70,000 and make cash payments of $240,000.

     The Company expects to experience significant fluctuations in future quarterly and long-term operating results that may be caused by a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly operating results include, without limitation:

           the Company's ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction,

           the announcement or introduction of new or enhanced web sites, products and strategic alliances by the Company and its competitors,

           the mix of products sold by the Company,

           seasonality of the recorded music industry (namely, the fact that sales of recorded music traditionally peak during the Christmas season,

           seasonality of advertising sales,

           Company promotions and sales programs,

           price competition or higher recorded music prices in the industry,

           the level of use of the Internet and increasing consumer acceptance of the Internet for the purchase of consumer products such as those offered by the Company,

           the Company's ability to upgrade and develop its systems and infrastructure in a timely and effective manner,

           the level of traffic on the Company's Web sites,

           the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure and the implementation of marketing programs, key agreements and strategic partnerships, general economic conditions and economic conditions specific to the Internet, on-line commerce, and the recorded music and prerecorded videocassette industries.

     The following table summarizes the total revenue contributed by the Company's products in the last three fiscal years:

                              REVENUE BY CATEGORY

                                       YEAR ENDED       YEAR ENDED       YEAR ENDED
                                     MARCH 31, 1997   MARCH 31, 1998   MARCH 31, 1999
                                     --------------   --------------   --------------
Music..............................    $1,675,815       $5,685,211       $8,387,350
Videos.............................       --               --            $  464,363
                                       ----------       ----------       ----------
     Total.........................    $1,675,815       $5,685,211       $8,851,713

ORDER FULFILLMENT AND SOURCE OF SUPPLY

     The Company currently accepts orders primarily over the Internet. Product orders received by the Company are accepted, verified, batched and electronically sent on a daily basis to Valley Media, Inc., of Woodland Hills, California ('Valley Media'), the Company's primary supplier. Shipments from Valley Media and other suppliers are received at the Company's fulfillment center in Wallingford, Connecticut. Employees break down bulk shipments into the individual orders to be sent to customers. This arrangement allows the Company to offer customers a large number of CD and video titles while maintaining virtually no inventory. It also reduces product returns by allowing the Company to only order products for which it has received orders. The Company typically fills over 80% of its orders by the next business day, and approximately 90% of its orders within one week. The Company believes that the speed of order fulfillment is an important factor to its customers, and accordingly has a significant impact on its ability to increase revenues from retail sales. At the present time, Valley Media supplies approximately 90% of the music and video products and accessories sold by CD Universe. Valley Media operates without a long term contract other than periodic purchase orders. Purchases are made under open credit terms. There can be no assurance that the Company will maintain that relationship or that it will be able to find an alternative supplier which will provide products and services on terms satisfactory to the Company should its relationship with Valley Media terminate. Therefore, an unanticipated termination of the Company's relationship with Valley Media, particularly during the fourth quarter of the calendar year in which a high percentage of recorded music and video product sales are made, could materially adversely affect the Company's results of operations for the quarter in which such termination occurred even if the Company was able to establish a relationship with an alternative supplier. To date, Valley Media has satisfied the Company's requirements on a timely basis. However, to the extent that Valley Media is unable to continue to satisfy the Company's increasing product requirements, such constraints may have a material adverse effect on the Company's business, results of operations and financial condition.

COMPETITION

     The online commerce market is new, rapidly evolving and intensely competitive, and the Company expects that competition will further intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. With respect to recorded music sales, the Company currently competes with numerous Internet retailers, including music retail chains, record labels, independent retailers with web sites on the Internet and online stores retailing music and video titles such as CDnow, Amazon.com., Buy.com, Blockbuster.com and ColumbiaHouse.com. CD Universe is substantially smaller than these online stores. In addition, the Company competes with traditional music retailers, as well as megastores, mass merchandisers, consumer electronics stores and music clubs.

     With respect to online sales of video and DVD products, there are numerous competitors. The larger competitors include those same music retailers listed above and also include DVDExpress.com, Reel.com, DVDempire.com, Amazon.com and Buy.com.

     The primary competitive factors in providing music, video, DVD and other entertainment products and services via the Internet are name recognition, variety of value-added services, ease of use, price, quality of service, availability of customer support and technical expertise. The Company's prospects for achieving its business objectives will depend heavily upon its ability to provide high quality, entertaining content, along with user-friendly web site features and value-added Internet services. Other factors that will affect the Company's prospects for success include its ability to attract experienced and qualified personnel, particularly in the areas of management, sales and marketing, and web site design. If the Company is unable to compete successfully in its retailing businesses, there will be a material adverse impact on its business, results of operations and financial condition due to decrease in revenue. In addition, the competition for advertising revenues, both on Internet web sites and in more traditional media, is intense. If the Company fails to attract and retain significant sources of revenue from paid advertisements and sponsorships on its web sites, the Company's business, results of operations and financial condition will be materially adversely affected by such decreased revenue.

     Many of the Company's current and potential competitors in the area of online music, video, DVD and other entertainment retailing, such as CDNow.com and Amazon.com, have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than the Company. These competitors may be able to respond more quickly than the Company to new or emerging technologies and changes in the economy or the marketplace affecting the products and services that the Company offers. In addition, some of the Company's competitors can be expected to devote greater resources, both human and financial, to the development, promotion and sale of music, video and other entertainment products and services. Accordingly, there can be no assurance that the Company will be able to compete successfully and achieve its objectives with respect to growth in revenue and profit.

     Within the Company's interactive segment, Case's Ladder was virtually alone in the arena of providing player ranking and ladders. However, recently, other game networks such as MSN Zone and Yahoo!, who previously provided online game playing formats, have begun their own ranking services.

     In the interactive entertainment field, competition among 'news and content' gaming websites can be divided into two main categories: networks and individual gaming sites. On the network level companies compete to build either the largest, high quality, or thorough network in order generate the most advertising revenue possible. On the individual gaming site front, Webmasters attempt to create the most popular individual website (by unique visitors, banner impressions, content, graphical quality, etc.) that covers a specific segment of the computer/console gaming industry.

     While numerous small gaming networks exist, those generating less than 2-3 million page views per month, there are mainly five large gaming networks that indirectly compete with Gamer's Alliance, Inc. in some fashion: IGN, UGO, Game Fan, Future Games Network ('FGN'), and Game Spy Industries. Based on estimations on the amount of page impressions per month of the competition, Gamer's Alliance, Inc. is significantly smaller than both UGO and IGN, similar in size to Game Fan and Game Spy Industries, and larger than FGN.

     Gamer's Alliance differs from the competition in its approach of developing most new sites internally. This strategy allows Gamer's Alliance to enter new gaming segments quickly with a high quality website.

EMPLOYEES

     In addition to the officers who are referred to in Item 5 of this document, the Company currently employs 51 full-time associates and up to 16 part-time staffers. Of the Company's 51 full-time associates, 21 are in marketing, 22 are in programming and operations, and 8 are in administration. The part-time staffers work in the packing and customer service areas.

     The Company's success depends to a significant extent on the continued contributions of its executive officers and key technical and marketing personnel, Brad D. Greenspan, Chairman of the Board of the Company, Leland N. Silvas, President and Chief Executive Officer, Martin Hamilton, Vice President and Chief Technical Officer, William R. Wagner, Chief Financial Officer, James Haiduck, Vice President of Sales, Charles Beilman, Vice President, Special Projects, Stephen D. Sellers, Vice President of Business Affairs and Business Development, and John V. Hanke, Vice President of Marketing and Site Integration. The Company has employment agreements with Messrs. Silvas, Beilman, Wagner, Haiduck, Sellers and Hanke. However, such employment agreements do not assure the services of such employees. Despite employment agreements and non-competition arrangements with these members of management, the Company's employees may voluntarily terminate their employment with the Company at any time. The Company's success also depends on its ability to attract and retain additional qualified employees. Competition for qualified personnel is intense and there are a limited number of persons with knowledge of and experience in commercial application of the Internet and music retailing industries. There can be no assurance that the Company will be able to attract and retain highly qualified personnel to fill critical managerial and operational positions. The loss of one or more key employees could have a material adverse effect on the Company.

FACILITIES

     The Company currently leases a 19,500 sq. ft. office, warehouse and order fulfillment center in Wallingford, Connecticut (the 'Wallingford Facility') at a monthly rent of $9,750. The Company's lease with respect to this facility expires in March 2002 and the Company has the right and option to extend the lease for an additional five year term. The Company believes that the Wallingford Facility will be adequate to meet its office space and order fulfillment needs for the foreseeable future. The Company leases approximately 500 sq. feet of office space, through its Gamer's Alliance, Inc. subsidiary, on a month-to-month basis in Bridgeton, Missouri at a monthly rent of $475.

     Additionally, the Company leases a 2,300 sq. ft. office space in San Francisco, California for its technological research and development, business development and sales and marketing divisions (the 'San Francisco Facility'). The terms of the agreement provide for monthly payments of $5,350, $5,500 and $5,650 until June 30, 2000, 2001 and 2002, respectively. The Company's lease with respect to this facility expires in June 30, 2002 and has no provisions for renewal. The Company believes that the San Francisco Facility will be adequate to meet the Company's research and development, business development and sales and marketing needs.

     The following table summarizes the Company's current properties:

                     LOCATION                        SIZE (SQ. FT.)   MONTHLY RENT
                     --------                        --------------   ------------
Wallingford, Connecticut...........................      13,500          $9,750
Bridgeton, Missouri................................         500             475
San Francisco, California..........................       2,300           5,350

THE COMPANY'S STRATEGY AND PLANS

     The Company plans to implement the following strategies in its efforts to become a leading provider of content, commerce and community services on the
Internet:

EXPAND EXISTING ONLINE RETAIL BUSINESS INTO OTHER E-COMMERCE ACTIVITIES

     The Company plans to use its technology and fulfillment expertise and expand into other e-commerce activities, such as the Company's recent expansion into games. In addition, the Company plans to use information obtained through customer tracking technology and user customization of certain services on its Web sites to provide its customers with targeted complementary e-commerce offerings.

ACQUIRE COMPLEMENTARY ENTERTAINMENT-RELATED WEB SITES

     The Company plans to acquire music, movie, and interactive entertainment-related Web sites that are complementary to its existing network. These sites will have several of the following key characteristics such as:
(1) strategic content, management or technology, (2) product offerings compatible with the Generation X and Y demographics of the Company's sites and
(3) the ability to leverage the Company's strategic advantages such as order fulfillment, hardware capacity and general overhead. The Company plans to acquire Web sites with significant traffic and add its retail capabilities and fulfillment expertise to sell additional products to the acquired site's audience. The Company believes that it can leverage its core technology expertise, existing Web site traffic, management experience, fulfillment, systems and warehousing capabilities to continue to grow through strategic acquisitions.

PROVIDE ORIGINAL, COMPELLING AND TARGETED SITES

     The Company's Web sites focus on commerce, community and interactivity and address what the Company believes are among the most popular areas of interest on the Internet including music, film and interactive entertainment. These entertainment-related Web sites offer the Company an opportunity to deliver premium advertising and e-commerce services to an attractive demographic of Generation X and Generation Y consumers. The Company plans to enhance its online stores by adding additional editorial content, increasing the time its customers spend on its Web sites as well as the likelihood and frequency of subsequent visits and purchases. Examples of the Company's editorial content include reviews, biographies of entertainers, news, photos and other editorial programming. The

Company plans to license compelling third-party editorial content in addition to its internally developed content in order to enhance the overall user experience on the Company's Web sites.

LEVERAGE COMMUNITY-BUILDING TECHNOLOGIES TO EXTEND REACH TO OTHER ENTERTAINMENT AND RETAIL SITES

     The Company plans to license its LiveSuite community-building software to a partner network of third-party entertainment and retail Web sites. LiveSuite's Java-based user interface creates a virtual presence for the Company on user's desktops when they are visiting a licensee's site. The Company plans to leverage this network of LiveSuite licensor sites to drive traffic to its network of music, filmed entertainment and interactive entertainment sites.

DIVERSIFY REVENUE STREAMS ACROSS ADVERTISING, E-COMMERCE AND DIRECT MARKETING

     The Company plans to leverage its user base to generate revenues from multiple revenue streams. For example, the Company believes that the traffic flow generated on its Web sites provides an attractive platform for measurable, targeted, cost-effective and interactive advertising on the Internet and the Company can increase revenues from advertising, sponsorships and promotions. The Company plans to use both in-house and third party representatives to sell its advertising inventory and promotional opportunities. The Company also plans to provide differentiated solutions to advertisers through its LivePlace applet, newsletters and multiple community sites, helping them exploit the capabilities of the Internet as an advertising medium. In addition, the Company plans to expand its e-commerce initiatives through additional storefronts, such as the addition of Games Universe, the introduction and promotion of interactive entertainment software, collectable products and other entertainment-related merchandise on its retail sites. See 'BUSINESS -- Sales and Marketing.'

PROVIDE INNOVATIVE AND EASY-TO-USE WEB SITES

     The Company plans to make its customer experience informative, efficient and intuitive by constantly improving its store format and features. For example, the Company's CD Universe store incorporates 'point and click' options, supported by technical enhancements including easy-to-use search capabilities (by artist, album, title, song title or record label), personalized music suggestions, order tracking and confirmation. The CD Universe store also promotes music learning and discovery by enabling visitors to create customized versions of CDs and its Big Bang newsletter. Site visitors are prompted to register and choose from a checklist of options and musical preferences that allow the registrant to select the genre or genres he or she is interested in as well as the content he or she desires to receive (e.g., press releases, charts, reviews, concert tour information, CD Universe news). These features are designed to make shopping at the store entertaining and informative, and to encourage purchases and repeat visits.

INCREASE MARKET PENETRATION THROUGH STRATEGIC PARTNERSHIPS

     The Company intends to increase market penetration through strategic partnerships that expand awareness of the Company's network of web sites. The Company plans to develop strategic relationships with traditional media partners to build awareness of its sites and expand traffic and e-commerce activity on its network. The combination of fulfillment expertise, visitor-tracking technology, flexible software and customer preference information make the Company an attractive partner for Web-based businesses. The Company offers Internet-based partners the opportunity to establish links from titles and artists on their Web site to their corresponding area within the CD Universe site. The Company believes that the combination of its capability in order fulfillment, visitor-tracking technology, flexible software and customer preference information makes a partnership with the Company attractive for other Internet-based businesses. Although the Company's ability to generate additional revenue from Internet commerce may depend on increased site traffic, purchases and advertising that the Company expects to generate through such strategic partnerships, there can also be no assurance that these relationships will be maintained through their initial terms or that additional third-party partnerships will be available to the Company on acceptable commercial terms or at all. The inability to enter into new, and to maintain any one or more of its existing, strategic partnerships could have a material adverse effect on the Company's business, results of operations and financial condition. Even if the Company maintains its strategic partnerships, there can be no assurance that its infrastructure of hardware and software will be sufficient to handle the potential increased traffic and sales volume from such alliances.

EXPAND WEB PRESENCE

     The Company has been able to successfully increase site traffic, and thereby increase sales. The Company has entered into arrangements with other web sites as part of its partner programs. It will continue to seek cost-effective ways to increase traffic at its web sites and has discussions underway with potential strategic partners which may increase traffic at the CD Universe web site. The Company plans to expand its international presence and CD Universe has recently introduced a localized version of the CD Universe site for the Japanese market, marketed directly to Japanese consumers through a revenue sharing partnership with US-style.com. In addition, the Company continues to develop proprietary content to attract and retain traffic. The Company plans to offer new products, services and incentives to attract and retain traffic and to increase the size of profit margins on online purchases.

     Although the Company's growth strategy includes plans for expansion into international markets, there can be no assurance that the Company will be able to successfully market, sell and distribute its products in international markets due to a variety of legal, contractual and practical considerations. In addition, there are risks inherent in doing business on a global level, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, difficulties in protecting intellectual property rights, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences which could adversely impact the Company's prospects for successful international operations. If such factors have a material adverse impact on the Company's ability to develop international operations, its business, results of operations and financial condition may likewise be adversely affected.

     The Company's growth and future profitability may depend in part upon its ability to identify companies that are suitable acquisition candidates, to acquire those companies upon appropriate terms and to effectively integrate and expand their operations within its own infrastructure. There can be no assurance that the Company will be able to identify additional candidates that it deems suitable for acquisition or that the Company will be able to consummate desired acquisitions on favorable terms. Acquisitions involve a number of special risks, including the diversion of management's attention to the assimilation of the operations and personnel of the acquired companies, adverse short-term effects on the Company's operating results and the potential inability to integrate financial and management reporting systems. A significant portion of the Company's capital resources could be used for these acquisitions. Accordingly, the Company may require additional debt or equity financing for future acquisitions, which may not be available on terms favorable to the Company, if at all. Moreover, the Company may not be able to successfully integrate an acquired business into the Company's business or to operate an acquired business profitably. There can be no assurance that the Company will be able to integrate and expand the operations of acquired companies, without excessive costs, delays or other adverse developments.

                              RECENT ACQUISITIONS

ACQUISITION OF CASE'S LADDER, INC.

     On May 31, 1999, the Company acquired all of the outstanding shares of the common stock of Case's Ladder, Inc. in exchange for 700,000 shares of restricted Common Stock of the Company with a fair market value of $10.00 per share. The consideration paid was based upon negotiations between the parties to determine the valuation of the shares pursuant to a Stock Purchase Agreement (the 'Case's Ladder Agreement'). The other parties to the agreement are Case's Ladder, Inc. and its shareholders -- Frank Westall (Chief Executive Officer and Chairman of Case's Ladder) and Edward Hilts (Chief Operating Officer and Chief Financial Officer of Case's Ladder). This was an arms length transaction between unrelated parties. Frank Westall, Edward Hilts and Jeremy Rusnak remained employed by Case's Ladder subsequent to the closing, and, in connection with their employment, they were granted options to purchase 600,000 shares of the Company's Common Stock, in the aggregate, at a price of $10.00 per share. The options granted to Messrs. Westall, Hilts and Rusnak vest as follows: 1/12 of the optioned shares vested on July 15, 1999, and 1/12 of the total number of optioned shares vested or will vest on the first day of September, December, February and June thereafter until June 1, 2002.

     The Case's Ladder web site serves primarily as an online game portal, providing competitive rankings for online gamers in a number of online games and allowing gamers to compete against one another in a variety of tournaments and leagues. The Case's Ladder web site currently has over 1.1 million registered users and receives over 1.1 million unique visitors each month. Approximately 75% of registered users on the Case's Ladder web site are between the ages of 18 and 50 with the majority of those visitors having an annual income of over $50,000. Case's Ladder currently derives revenue only from membership fees and advertising. This acquisition of Case's Ladder's registered users base has enabled the Company to expand its customer base for its existing products, and to diversify its product offerings into areas such as computer games.

ACQUISITION OF GAMER'S ALLIANCE, INC.

     In an arms length transaction between unrelated parties, as of June 30, 1999, the Company acquired all of the outstanding shares of Gamer's Alliance, Inc., a Missouri corporation based in Bridgeton, Missouri. The consideration paid was based upon negotiations between the parties to determine the valuation of the shares issued. Gamer's Alliance has been online since January 1997, and operates a network of gaming-related sites on the Internet. On a monthly basis, Gamer's Alliance receives over 750,000 unique visitors and generates over 10 million banner impressions. It maintains a network of more than 50 web sites, including GA-games, GA-Source (a gaming news site which provides game previews, product reviews and interviews), and GA-Sports (a network of news on computer sports gaming).

     The Company acquired the Gamer's Alliance stock with 78,125 shares of the Company's common stock with a fair market value of $1,000,000. The Company may make contingent payments to the sellers of up to an aggregate of 97,656 additional shares of the Company's common stock over a period of five calendar quarters through June 30, 2000, contingent upon Gamer's Alliance achieving specified milestones with respect to revenue, the number of unique site visitors, and other matters. Three (3) members of management of Gamer's
Alliance -- Adam Goldenberg (President), Matthew Rowell, and Anthony Wyss -- are employed by the Company pursuant to employment agreements.

ACQUISITION OF THE BIG NETWORK, INC.

     As of August 31, 1999, the Company acquired 80% of the outstanding capital stock of The Big Network, Inc. ('BNI') in exchange for 1,440,000 shares of Common Stock at an exchange ratio of .4359937. The fair market value of the Company's Common Stock issued to BNI shareholders was $8,820,000. The three largest BNI shareholders, Stephen Sellers, Michael Sellers and John Hanke (the 'Majority Shareholders') entered into an Agreement and Plan of Reorganization with the Company. The other participating BNI shareholders entered into Stock Exchange Agreements with the Company (collectively, the 'Big Network Agreement'). With the assistance of the Majority Shareholders, who have agreed to cause the remaining BNI shareholders to participate in the transaction, the Company intends to acquire the remaining 20% of BNI's outstanding shares over the next six months. The transactions under the Big Network Agreements were arms length transactions between unrelated parties. The Big Network site provides a full suite of classic board and card games, including spades, checkers, chess, backgammon, reversi and morph, allowing thousands of simultaneous players to meet, chat and play parlor games in a friendly setting. The site's gaming system is based on a sophisticated Java client-server architecture designed to support very large numbers of users. Big Network currently hosts over 210,000 registered members and generates almost three million advertising impressions per month. Subsequent to the closing, Stephen Sellers and John Hanke became Vice Presidents of the Company.

ITEM 2 -- FINANCIAL INFORMATION

                         SELECTED FINANCIAL INFORMATION

     The following selected financial data are derived from the audited financial statements of the Company presented as of March 31, 1999, 1998 and 1997, and the Company's unaudited financial information presented as of September 30, 1999. The current year's unaudited results represent the consolidated operations of eUniverse, including its predecessors, CD Universe (as of April 1), Case's Ladder (as of June 1), Gamer's Alliance (as of July 1) and Big Network (as of September 1) for both the current quarter and the six months ended September 30, 1999. In our opinion, these unaudited financial statements have been prepared on the same basis as our audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for these periods. The historical results are not necessarily indicative of results to be expected for any future period. The effect of the merger along with other acquisitions is presented separately in pro forma statements. The data below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the consolidated financial statements and related notes thereto included in Item 15.

                                EUNIVERSE, INC.
                            STATEMENTS OF OPERATIONS

                                                                                                             CD UNIVERSE
                                            THREE MONTHS ENDED               SIX MONTHS ENDED                YEAR ENDED
                                       -----------------------------   -----------------------------   -----------------------
                                       SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   MARCH 31,    MARCH 31,
                                           1999            1998            1999            1998           1999         1998
                                           ----            ----            ----            ----           ----         ----
                                                        CD UNIVERSE                     CD UNIVERSE

Revenue..............................   $ 1,844,903     $2,181,259      $ 3,879,857     $4,299,444     $8,851,713   $5,685,211
Cost of goods sold...................     1,376,728      1,794,498        3,036,569      3,588,676      7,550,289    4,709,528
                                        -----------     ----------      -----------     ----------     ----------   ----------
Gross profit.........................       468,175        386,761          843,288        710,768      1,301,424      975,683
Operating expenses:
    Marketing and sales..............       585,456        279,956        1,022,182        524,561      1,182,529      812,156
    Product development..............       414,864         56,311          495,878        146,814        332,534      147,973
    General and administrative.......       914,565        131,885        1,686,999        181,736        193,368      151,399
    Amortization of goodwill and
      other intangibles..............       567,120             42          889,839             84            170          170
    Stock-based compensation.........        71,250        --                83,125        --              --           --
                                        -----------     ----------      -----------     ----------     ----------   ----------
Total operating expenses.............     2,553,255        468,194        4,178,023        853,195      1,708,601    1,111,698
                                        -----------     ----------      -----------     ----------     ----------   ----------
        Operating loss...............   $(2,085,080)    $  (81,433)     $(3,334,735)    $ (142,427)    $ (407,177)  $ (136,015)
                                        -----------     ----------      -----------     ----------     ----------   ----------
                                        -----------     ----------      -----------     ----------     ----------   ----------
Nonoperating income (expense)
    Interest and dividend income.....   $    31,947     $      201      $    38,996     $      310     $   --       $   --
    Interest expense.................          (355)       --                  (355)       --              --           --
    Loss allocated to minority
      interest.......................        16,438        --                16,438        --              --           --
    Other............................       --             --               --             --               1,013      (15,797)
    Income taxes.....................       --             --               --             --              --           --
                                        -----------     ----------      -----------     ----------     ----------   ----------
        Net income (loss)............   $(2,037,050)    $  (81,232)     $(3,279,656)    $ (142,117)    $ (406,164)  $ (151,812)
                                        -----------     ----------      -----------     ----------     ----------   ----------
                                        -----------     ----------      -----------     ----------     ----------   ----------
Basic income (loss) per common
  share..............................   $     (0.13)       N/A          $     (0.22)       N/A            N/A          N/A
                                        -----------     ----------      -----------     ----------     ----------   ----------
                                        -----------     ----------      -----------     ----------     ----------   ----------
Basic weighted average common shares
  outstanding........................    15,317,723        N/A           14,592,274        N/A            N/A          N/A

                                        CD UNIVERSE
                                        YEAR ENDED
                                       -------------
                                         MARCH 31,
                                           1997
                                           ----
Revenue..............................   $1,675,815
Cost of goods sold...................    1,433,766
                                        ----------
Gross profit.........................      242,049
Operating expenses:
    Marketing and sales..............      199,455
    Product development..............      117,542
    General and administrative.......      117,206
    Amortization of goodwill and
      other intangibles..............      --
    Stock-based compensation.........      --
                                        ----------
Total operating expenses.............      434,203
                                        ----------
        Operating loss...............   $ (192,154)
                                        ----------
                                        ----------
Nonoperating income (expense)
    Interest and dividend income.....   $  --
    Interest expense.................      --
    Loss allocated to minority
      interest.......................      --
    Other............................      --
    Income taxes.....................      --
                                        ----------
        Net income (loss)............   $ (192,154)
                                        ----------
                                        ----------
Basic income (loss) per common
  share..............................      N/A
                                        ----------
                                        ----------
Basic weighted average common shares
  outstanding........................      N/A

                               BALANCE SHEET DATA

                                                                                   CD UNIVERSE
                                                                              ---------------------
                                                          SEPTEMBER 30,       MARCH 31,   MARCH 31,
                                                               1999             1999        1998
                                                               ----             ----        ----
                                                           (UNAUDITED)
Cash and cash equivalents............................      $ 2,294,045        $  11,335   $ 267,214
Working capital (deficit)............................        1,921,010         (783,204)   (309,854)
Total assets.........................................       29,674,830         (520,346)    494,164
Total shareholders' equity...........................       28,676,509          556,976    (150,812)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements and the accompanying notes that appear elsewhere in this report. The results for both the current quarter and six months reflect the consolidated operations of eUniverse, including CD Universe, the predecessor company, Case's Ladder (since June 1), Gamer's Alliance (since July 1) and Big Network (since September 1) along with results for the corporation established in connection with the acquisitions of MCA and those identified above. Results for the comparable periods in 1998 include only those of CD Universe. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

RESULTS OF OPERATIONS -- QUARTER AND SIX MONTHS ENDED SEPTEMBER 30, 1999 VS.
1998

NET SALES

     Net product sales include the selling price of music, video, games and other products sold by the Company, net of returns, as well as outbound shipping and handling charges. Net service sales include membership, sponsorship and advertising revenues.

                                        QUARTER ENDED               SIX-MONTHS ENDED
                                        SEPTEMBER 30,                SEPTEMBER 30,
                                  --------------------------   --------------------------
                                   1999     1998    % CHANGE    1999     1998    % CHANGE
                                   ----     ----    --------    ----     ----    --------
                                  (IN THOUSANDS)               (IN THOUSANDS)
Net sales
     Products...................  $1,585   $2,181      (38%)   $3,550   $4,299      (21%)
     Services...................  $  260   $ --        100%    $  330   $ --        100%

     For the quarter ended September 30, 1999, product revenues declined as a result of increased competition in the online music retailing markets and the continued effect of a shutdown in one of the company's larger partners whose customers had previously contributed approximately 5% of net sales. Additionally, the Company experienced higher than average downtime in its CD Universe website availability along with other technical difficulties that made it more difficult for customers to place orders on that site. We have contracted with outside consultants and substantially changed site stability as well as enhancing customers' ability to order online. We are continuing to make further improvements in both of these areas. The decrease was partially offset by an increase in advertising revenues, which had a positive effect on gross margins. Advertising and membership revenues from our acquisitions amounted to $260 thousand during the quarter and $330 thousand for the six months, compared to no revenues for the prior year. We expect that advertising revenues will continue to grow as a result of our emphasis in this area as well as realizing the full period effect of the acquisitions to date.

GROSS PROFIT

     Gross profit is calculated as net sales less the cost of sales, which consists of the cost of merchandise sold to customers and inbound and outbound shipping costs.

                                       QUARTER ENDED                  QUARTER ENDED
                                       SEPTEMBER 30,                  SEPTEMBER 30,
                                ----------------------------   ----------------------------
                                1999      1998      % CHANGE   1999      1998      % CHANGE
                                ----      ----      --------   ----      ----      --------
                                (IN THOUSANDS)                 (IN THOUSANDS)
Gross Profit
     Products.................  $222      $387        (74%)    $535      $711        (33%)
     Percentage of sales......  14.0%     17.7%                15.1%     16.5%

     Services.................  $246      $--         100%     $308      $--         100%
     Percentage of sales......  94.6%      -- %                93.3%      -- %

     For the quarter ended September 30, 1999, combined gross profit increased as a percentage of net sales to 25% from 18% and in absolute dollars to $468 thousand from $387 thousand over the same periods in 1998, reflecting a change in the mix of revenues to include advertising and membership revenues as noted above. Gross margins on product sales declined during the current quarter and year-to-date as a result of increased promotional discounts provided to customers. Gross margin percentages on advertising revenues of over 90% are substantially higher than those of the e-commerce revenues of 14-17%. The Company over time intends to expand its e-commerce operations by promoting new or complementary products or sales formats and by expanding the breadth and depth of its product or service offerings. Gross margins attributable to new business areas may be lower than those associated with the Company's existing business activities. However, the Company over time will continue to focus on increasing advertising revenue particularly for Case's Ladder, Gamer's Alliance and Big Network and thus improve margins.

MARKETING AND SALES

     Marketing and sales expenses consist primarily of fulfillment costs, advertising, public relations and promotional expenditures, and all related payroll and related expenses for personnel engaged in marketing, selling and fulfillment activities. Fulfillment costs include the cost of operating and staffing the distribution and customer service center.

                                      QUARTER ENDED                 SIX-MONTHS ENDED
                                      SEPTEMBER 30,                  SEPTEMBER 30,
                               ----------------------------   ----------------------------
                               1999      1998      % CHANGE    1999      1998     % CHANGE
                               ----      ----      --------    ----      ----     --------
                               (IN THOUSANDS)                 (IN THOUSANDS)
Marketing and Sales..........  $585      $280        109%     $1,022     $525        95%
Percentage of sales..........  31.7%     12.8%                  26.3%    12.2%

     Marketing and sales expenses increased during the quarter ended September 30, 1999 due to factors principally related to the acquisitions during the current year. For the three months, costs in the acquired companies accounted for $240 thousand of the $305 thousand increase. Payroll increases were $125 thousand and advertising and promotion $107 thousand. Comparatively, costs in the e-commerce segment increased by $25 thousand in payroll and $40 thousand in processing and fulfillment related costs. For the six months, costs in the acquired units accounted for $325 thousand of the $525 thousand increase. Payroll was $150 thousand and advertising and promotion $145 thousand. In e-commerce there were increases of $65 thousand for payroll and $70 thousand in fees. The Company intends to continue its branding and marketing campaigns. Increases in sales will drive increases in fulfillment costs. As a result, the Company continues to expect marketing and sales expenses to increase significantly in absolute dollars.

PRODUCT DEVELOPMENT

     Product development expenses consist of payroll and related expenses for developing and maintaining the Company's web sites and supporting technology.

                                       QUARTER ENDED                 SIX-MONTHS ENDED
                                       SEPTEMBER 30,                  SEPTEMBER 30,
                                ----------------------------   ----------------------------
                                1999      1998      % CHANGE   1999      1998      % CHANGE
                                ----      ----      --------   ----      ----      --------
                                (IN THOUSANDS)                 (IN THOUSANDS)
Product Development...........  $415      $ 56        641%     $496      $147        237%
Percentage of sales...........  22.5%      2.6%                12.8%      3.4%

     Product development costs increased as a result of increased payroll and related expense due to inclusion of the results for Case's Ladder, Gamer's Alliance and Big Network. The $359 thousand increase for the quarter came from $50 thousand in payroll related costs on the e-commerce side and the remainder from increases related to the acquisitions and corporate site development and integration. Additional payroll in acquisitions added $150 thousand, internet fees $47 thousand and $90 thousand in outside services and consultants. For the six months cost increase factors were the same as for the quarter. The company intends to create a tighter structure amongst its sites and design new sites that will drive increased expenses.

GENERAL AND ADMINISTRATIVE

     General and administrative ('G&A') expenses consist of payroll and related expenses for executive, finance and administrative personnel, recruiting, professional fees and other general corporate expenses.

                                      QUARTER ENDED                 SIX-MONTHS ENDED
                                      SEPTEMBER 30,                  SEPTEMBER 30,
                               ----------------------------   ----------------------------
                               1999      1998      % CHANGE    1999      1998     % CHANGE
                               ----      ----      --------    ----      ----     --------
                               (IN THOUSANDS)                 (IN THOUSANDS)
General and administrative...  $915      $132        593%     $1,687     $182       827%
Percentage of sales..........  49.6%      6.1%                  43.5%     4.2%

     Increases in G&A costs are primarily attributable to increased infrastructure costs associated with the Company's expansion efforts. These include payroll $220 thousand, accounting and legal services $213 thousand and professional consulting services $218 thousand. Similarly for the six months increases included $475 thousand in payroll, $392 thousand in accounting and legal and $492 thousand in professional services. The company expects G&A costs to continue to increase commensurate with its expansion plans.

AMORTIZATION OF INTANGIBLES

                                                                                           SIX-MONTHS
                                                        QUARTER ENDED                         ENDED
                                                        SEPTEMBER 30,                     SEPTEMBER 30,
                                               -------------------------------   -------------------------------
                                                    1999             1998             1999             1998
                                                    ----             ----             ----             ----
                                                       (IN THOUSANDS)                    (IN THOUSANDS)
Amortization of intangibles..................       $567        $     --              $890        $     --

     The current period charges reflect the acquisitions of CD Universe, Case's Ladder, Gamer's Alliance and Big Network, while the results for 1998 reflect a nominal amount related to CD Universe startup costs. The Company expects M&A Costs to increase in the third quarter of 1999 and beyond, because the Company will record a full quarter of amortization expense relating to the acquisitions of Big Network amounting to $220 thousand. It is likely that the Company will continue to expand its business through acquisitions and investments, which would cause Amortization Costs to increase.

STOCK-BASED COMPENSATION

     Stock-based compensation is comprised of the portion of acquisition related consideration conditioned on the continued tenure of key employees, which must be classified as compensation expense under generally accepted accounting principles.

                                                                                           SIX-MONTHS
                                                        QUARTER ENDED                         ENDED
                                                        SEPTEMBER 30,                     SEPTEMBER 30,
                                               -------------------------------   -------------------------------
                                                    1999             1998             1999             1998
                                                    ----             ----             ----             ----
                                                       (IN THOUSANDS)                    (IN THOUSANDS)
Stock-based Compensation.....................       $ 71        $     --              $ 83        $     --

     The expenses for the quarter and six months are attributable to the 1999 Stock Awards Plan under which 25,000 shares of restricted common stock were issued to CD Universe employees that are being amortized over the vesting period that ends April 14, 2000.

NON-OPERATING INCOME AND (EXPENSE)

                                                                                           SIX-MONTHS
                                                        QUARTER ENDED                         ENDED
                                                        SEPTEMBER 30,                     SEPTEMBER 30,
                                               -------------------------------   -------------------------------
                                                    1999             1998             1999             1998
                                                    ----             ----             ----             ----
                                                       (IN THOUSANDS)                    (IN THOUSANDS)
Interest income..............................       $32         $     --              $39         $     --
Minority interest............................       $16         $     --              $16         $     --

     Interest income increased due to higher cash balances resulting from the Company's financing activities, principally the April 1999 issuance of $6.8 million in 6% Convertible Preferred Stock ('Preferred) and $0.9 million in common stock. Minority interest represents the 20% minority shareholders of Big Network's share of their losses for the period, limited by their investment.

INCOME TAXES

     The Company has not generated any taxable income to date and therefore has not paid any federal income taxes since inception. Utilization of the Company's net operating loss carryforwards, which begin to expire in 2011, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. Due to uncertainties regarding realizability of the deferred tax assets, the Company has provided a valuation allowance on the deferred tax asset in an amount necessary to reduce the net deferred tax asset to zero.

NET INCOME

                                   QUARTER ENDED                   SIX-MONTHS ENDED
                                   SEPTEMBER 30,                     SEPTEMBER 30,
                          -------------------------------   -------------------------------
                               1999             1998             1999             1998
                               ----             ----             ----             ----
                                  (IN THOUSANDS)                    (IN THOUSANDS)
Net (Loss)..............     $(2,037)          $ (81)          $(3,280)      $         (142)
Percentage of sales.....      (112.6%)          (2.9%)           (91.4%)               (3.5%)

LIQUIDITY AND CAPITAL RESOURCES

     Since April 14, 1999, the Company has satisfied its cash requirements primarily through private placements of equity securities (including the $6.3 million raised in April of 1999 in exchange of shares of the Company's Series A 6% Convertible Preferred Stock) and cash flow from sales of music CDs and videos.

     Net cash used in operating activities was $2.83 million and $186 thousand for the six-month periods ended September 30, 1999 and 1998, respectively. Net operating cash flows were primarily attributable to quarterly net losses, decreases in accounts payable and in increases in prepaid expenses, partially offset by non-cash charges for depreciation and amortization and merger and acquisition related costs.

     Net cash used in investing activities was $1.2 million and $25.7 thousand for the six-month periods ended September 30, 1999 and 1998, respectively. In the six-months, $0.4 million was used for acquisitions, consisting of $1.9 million in cash paid for the CD Universe acquisition, less $1.0 million received from acquisitions. The remainder was used for purchases of fixed assets. Investments for 1998 consisted principally of fixed asset purchases.

     Net cash provided by financing activities of $6.3 million for the six-month period ended September 30, 1999 resulted from proceeds relating to the sale of
1.8 million shares of Preferred for $6.3 million, net of financing costs and $900,000 from sale of 897,835 shares of common stock. See 'Item 10. Recent Sales of Unregistered Securities.'

     As of September 30, 1999, the Company's principal commitments include obligations for leases amounting to about $180 thousand, annually. See 'Item 1.
Business -- Facilities' on page   of the Second Amendment. Continued
acquisitions and investments may also require future capital expenditures.

     The Company believes that cash balances of $2.3 million at September 30, 1999 will be sufficient to meet its anticipated cash needs for at least the next 6 months. After the next 6 months, we anticipate that we will need to raise additional funds to meet our operating needs and the company is in current discussions with an investment banker, Gerard Klauer Mattison, in connection with such plans. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. If current cash that may be generated from operations are insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or to obtain a line of credit. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. In addition, the company will, from time to time, consider the acquisition of or investment in complementary businesses, products, services and technologies, which might impact the Company's liquidity requirements or cause the Company to issue additional equity. There can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all.

RESULTS OF OPERATIONS -- YEAR ENDED MARCH 31, 1999 VS. 1998

     For the years ended March 31, 1999 and 1998, the results discussed are those solely of CD Universe, the predecessor company.

Net Sales

     Net sales include the selling price of music and video products sold by the Company, net of returns, as well as outbound shipping and handling charges.

                                               YEAR ENDED MARCH 31,
                                            --------------------------
                                             1999     1998    % CHANGE
                                             ----     ----    --------
                                                  (IN THOUSANDS)
Net product sales.........................  $8,852   $5,685     56%

     For the year ended March 31, 1999, revenues increased by 56% as a result of increased purchases of music online and through the Company's increased marketing with its marketing partners and favorable reviews by third parties. At March 31, 1999 the Company's cumulative customer accounts reached 266 thousand, compared with 128 thousand at March 31, 1998.

Gross Profit

     Gross profit is calculated as net sales less the cost of sales, which consists of the cost of merchandise sold to customers and inbound and outbound shipping costs.

                                               YEAR ENDED MARCH 31,
                                             ------------------------
                                              1999    1998   % CHANGE
                                              ----    ----   --------
                                                  (IN THOUSANDS)
Gross Profit...............................  $1,301   $976     33%
Gross Margin...............................    14.7%  17.2%

     For the year ended March 31, 1999, gross profit increased in absolute dollars but decreased as a percentage of net sales over the same periods in 1998, reflecting a change in pricing needed to remain competitive.

Marketing and Sales

     Marketing and sales expenses consist primarily of fulfillment costs, advertising, public relations and promotional expenditures, and all related payroll and related expenses for personnel engaged in marketing, selling and fulfillment activities. Fulfillment costs include the cost of operating and staffing the distribution and customer service center.

                                               YEAR ENDED MARCH 31,
                                             ------------------------
                                              1999    1998   % CHANGE
                                              ----    ----   --------
                                                  (IN THOUSANDS)
Marketing and Sales........................  $1,183   $812     46%
Percentage of sales........................    13.3%  14.3%

     Marketing and sales expenses increased during the year ended March 31, 1999 due to several factors. Approximately $330 were directly related to costs of fulfilling customer demand and fees for credit card processing, that vary directly with product sales. Of the remaining, $170 thousand were due in equal parts to increases in the Company's advertising and promotional expenditures and in payroll and related costs.

Product Development

     Product development expenses consist of payroll and related expenses for developing and maintaining the Company's Web sites and supporting technology.

                                                YEAR ENDED MARCH 31,
                                               ----------------------
                                               1999   1998   % CHANGE
                                               ----   ----   --------
                                                   (IN THOUSANDS)
Product development expense..................  $333   $148     125%
Percentage of sales..........................   3.8%   2.6%

     Product development costs increased commensurate with the increased sales activity which required continuous site development. Increases of $40 thousand occurred in payroll related expense and $90 thousand in contracted services for programming work.

General and Administrative

     General and administrative ('G&A') expenses consist of payroll and related expenses for executive, finance and administrative personnel, recruiting, professional fees and other general corporate expenses.

                                                YEAR ENDED MARCH 31,
                                               ----------------------
                                               1999   1998   % CHANGE
                                               ----   ----   --------
                                                   (IN THOUSANDS)
General and administrative...................  $193   $151     28%
Percentage of sales..........................   2.1%   2.6%

     Increases in G&A costs were attributable to increased payroll-related costs associated with the Company's expansion.

Income Taxes

     The Company has not generated any taxable income to date and therefore has not paid any federal income taxes since inception. Utilization of the Company's net operating loss carryforwards, which begin to expire in 2011, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. Due to uncertainties regarding realizability of the deferred tax assets, the Company has provided a valuation allowance on the deferred tax asset in an amount necessary to reduce the net deferred tax asset to zero.

Net Income

                                                            YEAR ENDED
                                                            MARCH 31,
                                            ------------------------------------------
                                                 1999             1998
                                                 ----             ----
                                                          (IN THOUSANDS)
Net Income................................      $(406)           $(152)         167%

LIQUIDITY AND CAPITAL RESOURCES -- MARCH 31, 1999 VS. 1998

     For the years ended March 31, 1999 and 1998 net cash used in operating activities was $10 thousand compared to cash generated of $399 thousand, respectively. In 1999 net operating cash flows were primarily attributable to net losses offset by increases in accounts payable due to growth in product sales. In 1999, the cash generated was due to growth in accounts payable of $535 thousand, which offset operating losses.

     Net cash used in investing activities was $114 thousand and $230 thousand for the years ended March 31, 1999 and 1998, respectively, and consisted of purchases of fixed assets.

     Net cash used by financing activities of $132 thousand for the year ended March 31, 1999 resulted from repayments of loans from affiliates, the source of the financing cash for the prior year.

     As of March 31, 1999, the Company's principal commitments included obligations for leases amounting to about $117 thousand, annually for the next 3 years and a note payable to an officer of $105 thousand.

     At March 31, 1999 the Company had cash resources of $11 thousand as compared to $267 thousand at the same point in 1998. The Company was under agreement to be acquired by Entertainment Universe at March 31, 1999, which was consummated on April 14, 1999.

RESULTS OF OPERATIONS -- YEAR ENDED MARCH 31, 1998 VS. 1997

     The Company began operations in April 1996 and operated as a division of Prime Software, Inc., a company owned and operated by Mr. Beilman.

REVENUES

     Revenues for the years ended March 31, 1998 and 1997 were $5.7 million and
1.7 million. Revenues for both periods were derived solely from online sales of music CD's and tapes. Sales growth of 339% came as a result of general growth and acceptance of online purchases of merchandise over the Internet.

GROSS PROFIT

     Gross profit was $976 thousand and $242 thousand for the two years, respectively. Growth in profit was due principally to the growth in product sales which accounted for 80% of the growth, however, margins expanded to 17.2% from 14.4% as the increased volume allowed the company to purchase products more effectively. This contributed an additional $158 thousand to profits.

OPERATING EXPENSES

     The Company did not separately account for operating expenses in Marketing, Product Development and Administration, so a meaningful comparison is not possible. Operating expenses grew to $1,112 thousand in 1998 from $434 thousand in 1997, an increase of 256%. Fulfillment and database costs which vary directly with product sales grew by $325 thousand. Partner commissions increased by $65 thousand. Other payroll and related expense grew by $185 thousand, and all other office expenses increased $85 thousand.

NET INCOME

     Net losses improved to $152 thousand in 1998 from $192 in 1997 principally from the growth in gross margins.

ITEM 3 -- PROPERTIES

     See 'Item 1. Business -- Facilities' above.

ITEM 4 -- SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's common stock by the following individuals or groups:
(i) each person known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each of the Company's executive officers and directors and (iii) all directors and executive officers as a group:

                                                                SHARES           PERCENTAGE
                                                             BENEFICIALLY       BENEFICIALLY
                 NAME OF BENEFICIAL OWNER                      OWNED(1)           OWNED(2)
                 ------------------------                      --------           --------
Brad D. Greenspan..........................................    7,841,000            48.2%
Charles Beilman............................................    2,425,000            14.9%
Joseph Abrams(3)...........................................    1,581,594(3)          9.7%
Leland N. Silvas...........................................      425,001(4)          2.6%
William R. Wagner..........................................       16,666(5)        *
James Haiduck..............................................        9,000(6)        *
John V. Hanke..............................................      242,820             1.5%
Stephen D. Sellers.........................................      297,180             1.8%
Gordon E. Landies..........................................      127,939(7)        *
Directors and Executive Officers as a Group................   11,384,606            69.9%

------------

*  less than 1%

(1) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days, whether by the exercise of options or warrants or the conversion of shares of Preferred Stock into shares of Common Stock, are deemed outstanding in determining the number of shares beneficially owned by such person or group. The address of each individual or group listed in the table is 101 North Plains Industrial Road, Wallingford, Connecticut 06492.

(2) The 'Percentage Beneficially Owned' is calculated by dividing the 'Number of Shares Beneficially Owned' by the total outstanding shares of Common Stock including shares beneficially owned by the person with respect to whom the percentage is calculated.

(3) Includes shares beneficially owned by Mr. Abrams as Trustee under the following trusts: (i) 881,594 shares held by the Joseph W. & Patricia G. Abrams Living Trust Under Trust Agreement dated March 16, 1994,
    (ii) 350,000 shares held by Matthew R. Abrams Irrevocable Trust Under Trust Agreement dated December 19, 1991, and (iii) 350,000 shares held by Sarah E. Abrams Irrevocable Trust Under Trust Agreement dated December 19, 1991.

(4) Includes 225,001 shares represented by options exercisable within 60 days.

(5) Consists entirely of shares represented by options exercisable within 60 days.

(6) Includes 6,000 convertible preferred shares.

(7) Includes 6,000 convertible preferred shares and 102,201 shares of Common Stock beneficially owned by Mr. Landies as co-trustee under the Barbara Landies Living Trust 8/27/96.

ITEM 5 -- DIRECTORS AND EXECUTIVE OFFICERS

     The following are the Directors and Executive Officers of the Company:

                NAME                   AGE                      POSITION
                ----                   ---                      --------
Brad D. Greenspan(1).................  26    Chairman of the Board of Directors
Leland N. Silvas(1)..................  44    President, Chief Executive Officer and Director
Charles Beilman......................  39    Vice President, Special Projects and Director
William R. Wagner....................  51    Vice President, Chief Financial Officer and
                                             Secretary
James Haiduck........................  36    Vice President, Sales
Martin Hamilton......................  36    Vice President and Chief Technical Officer
John V. Hanke........................  32    Vice President, Marketing
Stephen D. Sellers...................  39    Vice President, Business Affairs
Gordon E. Landies....................  43    Director

     Brad D. Greenspan, Chairman of the Board of Directors of the Company since April 14, 1999, at the founding of Entertainment Universe, Inc. In 1997, Mr. Greenspan founded Palisades Capital, Inc., a private Beverly Hills merchant bank, and served as its President until March 1999. Mr. Greenspan received a BA degree in political science/business from UCLA in 1997.

     Leland N. Silvas, President and Chief Executive Officer of the company since April 14, 1999. Mr. Silvas is a principal member of Label-add, LLC. a Connecticut-based advertising and direct marketing company and was employed there until being recruited to eUniverse, Inc. in 1999. Mr. Silvas was President and Chief Operating Officer of McPhersons global housewares division, from 1994-1998. From 1992 to 1994 Mr. Silvas was a board member for Partners In Computing, a New York City-based software solutions company. He currently sits on the advisory board to the Adept Group, a computer consulting company based in New York City and is a board member of ADV MARKETING, a marketing an consulting company, and 1-800-adagency, an ad agency.

     Martin Hamilton, Vice President and Chief Technical Officer, joined eUniverse, Inc. on October 25, 1999. Mr. Hamilton was President and Founder of Soft Tech Data Systems, Inc., a Chicago based application and consulting company with international client based endeavors. During this time Mr. Hamilton served as Director of The Orbis Broadcast Group. Soft Tech Data Systems, Inc. also provided in-depth, broad-based technical consulting to blue chip companies such as Ross Roy Communications, Comerica Bank and Pepsi Cola. Prior to Mr. Hamilton's tenure with Soft Tech Data Systems, Inc. he was responsible for spearheading the Australian Government's Electronic Audit division.
Mr. Hamilton brings a wealth of Internet Technical experience to eUniverse, Inc. Mr. Hamilton is charged with the responsibility of the strategic planning and development of all technical areas of the eUniverse, Inc. sites.

     Charles Beilman, Vice President, Special Projects and Director of the Company since October 25, 1999. Between April 14, 1999 and October 25, 1999, Mr. Beilman was Chief Operating Officer and Chief Technical Officer of the Company's acquired subsidiary, CD Universe, Inc. Mr. Beilman founded CD Universe, Inc. in April 1997 and was its sole shareholder and Chief Executive Officer until the sale of CD Universe to the Company in April 1999. Since 1985, Mr. Beilman has served as President and Director of Trak Systems, Inc., which supplies proprietary inventory control computer systems to retail music stores throughout the United States and Canada.

     William R. Wagner, Vice President, Chief Financial Officer and Secretary of the Company since April 14, 1999. Prior to joining the Company, Mr. Wagner was Chief Financial Officer of Heritage Marketing and Incentives, Inc., a Massachusetts-based marketing incentives company. From 1995 to 1997, he was Chief Financial Officer of ServiceSoft Corporation, a Massachusetts Internet software company, and from 1990 to 1994, he was Chief Financial Officer of General Scanning, Inc., a pioneer in laser technology and systems.

     James Haiduck, Vice President of Sales since August 1, 1999. Prior to joining eUniverse, Mr. Haiduck was Vice President of OEM Sales for The Learning Company, a division of Mattel. His 13 years of sales experience in the technology/software industry covered the OEM, retail, corporate, and direct channels. Having established relationships with nearly every Tier One OEM including HP,

Compaq, IMB, Canon, and Gateway, Mr. Haiduck was responsible for more than $200 million in licensing revenue over the last 10 years.

     Stephen D. Sellers, Vice President Business Affairs and Business Development since September 1, 1999. Prior to joining eUniverse with the acquisition of the Big Network, Mr. Sellers was CEO and co-founder of The Big Network. Previous to that, he was co-founder and CEO of Archetype Interactive where he assembled a diverse team of creative talent to create Meridian 59, the first graphical Internet multiplayer game. After the acquisition of Archetype by the 3DO Company, he worked as head of Internet Business Development. He has advised startup businesses in a variety of technology markets. He holds an MBA from the University of California, Berkley and a BA from Stanford University.

     John V. Hanke, Vice President of Marketing and Site Integration since September 1, 1999. Prior to joining eUniverse with the acquisition of The Big Network, Mr. Hanke was co-founder, President and COO of The Big Network. Mr. Hanke has extensive experience in the design and development of Internet projects. He was the product manager and producer for Meridian 59 at Archetype Interactive and served as Director of Internet Marketing at 3DO, after its acquisition of Archetype, where he supervised Internet product development and was responsible for innovations in the pricing and marketing of 3DO's Internet products. He holds an MBA from the University of California, Berkley and a BA from the University of Texas, Austin.

     Gordon Landies, Director since July 27, 1999. Mr. Landies is currently General Manager of the Home and Entertainment group of Mattel Interactive and has been in consumer software for 16 years, spending 10 years at Software Toolworks, Mindscape, and the Learning Company which was acquired by Mattel. Most of Mr. Landies' career has been in sales and business development where he helped drive sales growth and build product categories such as National Geographic, Printshop, and Chessmaster.

BOARD OF DIRECTORS AND BOARD COMMITTEES

     Our Board of Directors is comprised of four directors. Our bylaws provide that we may have up to a maximum of nine directors. Directors are elected by the stockholders at each annual meeting or at special meetings of stockholders and serve until their successors are duly elected and qualified. All executive officers are elected by, and serve at the discretion of, the Board of Directors.

     The Compensation Committee consists of Messrs. Greenspan and Silvas. The Compensation Committee administers the Company's 1999 Stock Awards Plan and reviews and recommends to the Board of Directors the compensation and benefits of the employees of eUniverse.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to establishing the Compensation Committee, the Board of Directors as a whole performed the functions delegated to the Compensation Committee. No member of the Board of Directors or the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

     Directors of eUniverse who are also employees or officers of eUniverse do not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred in connection with their attendance at Board of Directors meetings. Other Directors will receive, upon becoming a Director, options for 75,000 shares of Common Stock, which also vest over a period of three years, for each year of service as a Director. See 'Item 6. Executive Compensation.' For each board meeting they attend, these other directors will be reimbursed for their expenses incurred in connection with the meeting.

AGREEMENTS CONCERNING ELECTION OF DIRECTOR

     In connection with the purchase by E. P. Opportunity Fund, LLC ('E. P.') of 235,000 shares of preferred stock issued by EUI, an agreement dated April 6, 1999 was entered into between E. P., EUI and Brad D. Greenspan (the 'E. P. Letter Agreement'), which provides that Mr. Greenspan, a majority shareholder of EUI, will vote his shares for the election of the person nominated by E.P. to EUI's Board of Directors, giving E. P. the right to select one of the Directors of EUI during such period as it owns shares of EUI preferred stock. On April 16, 1999, in connection with the Reorganization, the E. P.

     Letter Agreement was assigned by EUI to the Company, which assumed the obligations of EUI thereunder. As a result, as long as it owns Preferred Stock,
E. P. has the right to appoint a member of the Board of Directors of the Company. E.P. has not exercised this right as of the date hereof.

     In connection with the acquisition of The Big Network, Inc. ('Big Network'), an agreement dated July 30, 1999 was entered into between Brad D. Greenspan, Charles Beilman, Stephen Sellers and John Hanke, which provides that Mr. Greenspan and Mr. Beilman, who collectively hold 58.9% of the outstanding Common Stock, will vote their shares for the election of either Mr. Sellers or Mr. Hanke, as determined by Messrs. Sellers and Hanke, to the Company's Board of Directors, giving Messrs. Sellers and Hanke the right to select one of them to be a Director of the Company during the period that either Mr. Sellers or Mr. Hanke or both are employed by the Company. Messrs. Sellers and Hanke have not exercised this right as of the date hereof.

ITEM 6 -- EXECUTIVE COMPENSATION

     At the end of its most recent fiscal year, the Company's President and Chief Executive Officer and other officers had not yet been employed and compensation had not yet been paid. As of April 14, 1999, the Company entered into an employment agreement with Leland Silvas, Chief Executive Officer and President. The contract with Mr. Silvas is for an initial term expiring April 30, 2000 and automatically renews for additional one-year periods unless terminated on three months notice. The Silvas contract stipulates an annual base salary of $200,000 to be reviewed annually with a bonus opportunity of up to 50% of base salary upon achievement of goals as determined by the Compensation Committee of the Board of Directors. As additional consideration for his employment, Mr. Silvas is entitled to options to purchase 825,000 shares of common stock of the Company at an exercise of $3.00 per share, which options vest and become exercisable as follows: 91,667 of the options are immediately vested and fully exercisable on April 14, 1999 and 66,667 options vest and become exercisable on the 22nd of each July, October, January and April thereafter through January 22, 2002 or until Mr. Silvas is no longer employed by the Company.

     As of April 5, 1999, EUI entered into an employment agreement with William
R. Wagner, employing him as Chief Financial Officer of EUI. As of April 14, 1999, the Board of Directors of the Company appointed Mr. Wagner as Vice President, Chief Financial Officer and Secretary of the Company. Mr. Wagner does not have a written employment agreement with the Company. The contract with Mr. Wagner is for an indefinite term, subject to termination on three months notice, and stipulates an annual salary of $125,000. As additional consideration for his employment, Mr. Wagner was granted options to purchase 100,000 shares of Common Stock at an exercise price of $3.00 under the Stock Option Plan. These rest in 1/12 increments every three months beginning July 5, 1999. On September 15, 1999 Mr. Beilman was granted options to purchase 42,500 shares of Common Stock at an exercise price of $6.00 under the Stock Option Plan.

     The Company's acquired subsidiary, CD Universe, Inc., entered into an employment contract with Mr. Beilman as of October 1, 1998 for an initial period of three years, subject to termination on ten days notice, and stipulates an annual compensation of $135,000. On September 15, 1999 Mr. Beilman was granted options to purchase 63,750 shares of common stock at an exercise price of $6.00 under the Stock Option Plan.

     Effective August 1, 1999, the Company entered into a contract with James Haiduck, Vice President of Sales. The contract with Mr. Haiduck is for an initial term of one year and stipulates an annual salary of $108,000 and options to purchase 170,000 shares of common stock at an exercise price of $6.00 per share.

     In conjunction with the acquisition of Big Network, the Company entered into employment agreements with Mr. Hanke and Mr. Sellers, Vice President of Marketing and Vice President of Business Development. Both contracts are for an initial term of 12 months and stipulates annual salaries of $96,000. Each of Mr. Sellers and Mr. Hanke were granted individual options to purchase 255,000 shares at an exercise price of $6.00. These rest in 1/12 increments every three months beginning December 16, 1999.

     The table below summarizes the compensation to be paid pursuant to agreements for services to be rendered to eUniverse in all capacities for the fiscal year ending March 31, 2000. These executives are referred to as the Named Executive Officers elsewhere in this Prospectus.

                              ANNUAL COMPENSATION

                                                                                     LONG TERM COMPENSATION
                                                                        -------------------------------------------------
                                                                                 AWARDS                   PAYOUTS
                                                                        ------------------------          -------
                                                         OTHER ANNUAL   RESTRICTED    SECURITIES    LTIP      ALL OTHER
                              FISCAL   SALARY    BONUS   COMPENSATION   STOCK AWARD   UNDERLYING   PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR      ($)      ($)        ($)            ($)       OPTIONS #      ($)         ($)
---------------------------    ----      ---      ---        ---            ---       ---------      ---         ---
Brad D. Greenspan ..........   2000               --        50,000(4)      --            --          --         --
  Chairman of the Board
Leland Silvas ..............   2000    200,000    (1)        6,307(2)      --          191,333(3)    --         --
  President, Chief Executive
  Officer and Director
Charles Beilman ............   2000    135,000    (1)       --             --            --          --         --
  Vice President               1999     77,250    --        91,711         --            --          --         --
  Special Projects and
  Director
William R. Wagner ..........   2000    125,000    (1)       --             --           16,666(3)    --         --
  Chief Financial Officer
Martin Hamilton ............   2000    100,000    (1)
  Vice President
  and Chief Technical
  Officer
James Haiduck ..............   2000    108,000    (1)       --             --            --          --         --
  Vice President Sales
Stephen D. Sellers .........   2000     96,000    (1)       --             --            --          --         --
  Vice President
  Business Development
John V. Hanke ..............   2000     96,000    (1)       --             --            --          --         --
  Vice President Marketing

     Note 1: Incentive compensation awards and payments shall be defined by the Board of Directors.

     Note 2: Mr. Silvas was issued 200,000 shares in conjunction with his employment with eUniverse. These have been valued at $.315 per share, based upon the initial capitalization of Entertainment Universe.

     Note 3: Option shares are represented as those options that are excercisable within 60 days after October 31, 1999. The same options are shown in the following table in their vested and unvested entirety.

     Note 4: Mr. Greenspan receives non-employee compensation as a consultant to the Company.

The following table summarizes the option grants to the Named Executive Officers in the current fiscal year:

                               INDIVIDUAL GRANTS

                                                           PERCENT OF
                                                             TOTAL                                POTENTIAL REALIZABLE VALUE
                                                            OPTIONS                                 AT ASSUMED ANNUAL RATES
                                          NUMBER OF        GRANTED TO                             OF STOCK PRICE APPRECIATION
                                          SECURITIES       EMPLOYEES     EXERCISE                       FOR OPTION TERM
                                          UNDERLYING       IN FISCAL    BASE PRICE   EXPIRATION   ---------------------------
      NAME AND PRINCIPAL POSITION          OPTIONS            YEAR       $/SHARE        DATE           5%            10%
      ---------------------------          -------            ----       -------        ----           --            ---
Brad D. Greenspan ......................   340,000(1)         14.0%       $6.00       9/15/09     $ 3,502,000    $ 6,766,000
  Chairman of the Board of Directors
Leland Silvas ..........................   825,000(2)         28.8%       $3.00       4/22/09     $10,972,500    $18,892,500
  President, Chief Executive Officer
  and Director
Charles Beilman ........................    63,750(1)          2.6%       $6.00       9/15/09     $   656,625    $ 1,268,625
  Vice President
  Special Projects, Chief Technical
  Officer
  and Director
William R. Wagner ......................   142,500(2)          5.2%       $3.00       9/15/09     $ 1,867,750    $ 3,135,750
  Vice President,                                                            to
  Chief Financial Officer and Secretary                                   $6.00
Martin Hamilton ........................
  Vice President and
  Chief Technical Officer
James Haiduck ..........................   170,000(2)          7.0%       $6.00       8/01/09     $ 1,751,000    $ 3,383,000
  Vice President Sales
Stephen D. Sellers .....................   255,000(2)         10.5%       $6.00       9/01/09     $ 2,626,500    $ 5,074,500
  Vice President,
  Business Affairs and Business
  Development
John V. Hanke ..........................   255,000(2)         10.5%       $6.00       9/01/09     $ 2,626,500    $ 5,074,500
  Vice President
  Marketing and Site Integration

     Note 1: One third of the options vest and are exercisable one year from the date of grant. Thereafter, one twelfth of the options vest and are exercisable each three months until all optioned shares are vested.

     Note 2: These options vest and are exercisable as described on page 29. See 'Item 6. Executive Compensation.'

     Note 3: These options vest and are exercisable in 1/12 increments every three months beginning with date of grant.

ITEM 7 -- CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 14, 1999, the Company acquired all of the capital stock of CD Universe, Inc. for a total consideration of $1,915,000 in cash plus 2,425,000 shares of common stock of the Company. The rights to acquire CD Universe, Inc. were originally held by Palisades Capital, Inc. ('Palisades'), a private merchant bank owned and operated by Brad D. Greenspan. On February 11, 1999 Palisades assigned its rights to acquire CD Universe, Inc. to EUI for consideration of 8,061,000 shares of common stock of EUI which were issued to Mr. Greenspan. (See Item 4 'Security Ownership of Certain Beneficial Owners and Management'). The assignment of the right to acquire CD Universe has been recorded on the books of Entertainment Universe at Palisades' historical cost pursuant to the accounting treatment for transfers of assets between entities under common control, as proscribed by APB 16. In connection with the Reorganization, those shares of EUI common stock were exchanged for an equivalent number of shares of the Company's common stock.

ITEM 8 -- LEGAL PROCEEDINGS

     On September 23, 1999, Arie Grossman, former Vice President of Technology of The Big Network, Inc. ('TBN'), filed suit in the Superior Court of California against The Big Network, Inc., the Company and various unnamed individuals seeking an unspecified amount of compensatory and punitive damages based on
(i) alleged breach of Grossman's employment agreement with TBN, (ii) alleged breach of an oral agreement among various principals of TBN prior to its merger with the Company relating to Grossman's salary and stock options and
(iii) alleged breach of an implied covenant of good faith and fair dealing and fraud in connection with Grossman's salary, stock options and proposed terms of employment with the Company following the merger with TBN. The Company believes the allegations in the complaint are without merit and will defend the suit vigorously. In the event there is any liability in connection with Mr. Grossman's lawsuit, the Company has a right of indemnification from the former shareholders of TBN.

     The Company is not a party to any other pending legal proceedings that in the opinion of management of the Company would have a material adverse effect on the Company's results of operations or consolidated financial condition.

ITEM 9 -- MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

SHAREHOLDERS AND DIVIDENDS

     As of November 19, 1999, there were 16,277,723 shares of common stock of the Company outstanding or committed to be issued; which were held by 147 shareholders of record.

     To date, the Company has paid no cash dividends and has no intention to pay cash dividends on its common stock in the foreseeable future.

MARKET INFORMATION

     The common stock of the Company is traded on the OTC Electronic Bulletin Board under the symbol EUNI. Prior to the reorganization of EUI and MCA on April 14, 1999, the market price data provided in the following table is for the Company's predecessor. Prior to April 1998, the market prices are for NABCO, Inc., traded under the symbol NBCO. On April 23, 1998, NABCO merged with MCA. The market prices provided in the table between April 23, 1998 to April 14, 1999 are for MCA, traded under the symbol MCAM. The Company began trading on the OTC under the symbol EUNI on April 30, 1999. The market price data prior to April 14, 1999 only provides the market price of NBCO and MCAM. However, the historical information provided herein, other than the market prices listed below, pertains to EUI and its acquired subsidiaries, including CD Universe.

     The chart below sets forth the range of reported high and low bid quotations for the common stock of the Company for each full quarterly period from October 31, 1997 through June 30, 1999. The source of the quotations is Prophet Financial Systems. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing price for the common stock of the Company on
October 31, 1999 was $     .

                                                                 RANGE OF HIGH AND
                  QUARTERLY PERIOD ENDING                       LOW BID QUOTATIONS
                  -----------------------                       ------------------
June 30, 1999 (EUNI)........................................  $      1.875 -    14.00
March 31, 1999 (MCAM).......................................  $      5.00  -    18.00(1)(3)
December 31, 1998 (MCAM)....................................  $      0.62  -    25.00(1)
September 30, 1998 (MCAM)...................................  $      2.00  -     5.00(1)
June 30, 1998 (MCAM)........................................  $     50.00  -    95.00(1)
March 30, 1998 (NBCO).......................................  $     65.00  -    90.00(1)
December 31, 1997 (NBCO)....................................  $  1,300.00  - 1,600.00(2)(3)

------------

(1) Quotes reflect a 1 for 20 reverse split of the Company's common stock effective March 31, 1999.

(2) Quotes reflect a 1 for 20 reverse split of the Company's common stock effective August 1, 1997.

(3) The stock split occurred prior to the operation of the Company's current business that commenced upon MCA's reorganization with EUI in April 1999.

SHARES AVAILABLE FOR RESALE

     As of September 30, 1999, approximately 15,265,000 shares of the Common Stock (approximately 94% of the shares outstanding) were restricted shares that could be sold only in the event such shares are registered pursuant to the Securities Act or are sold pursuant to an exemption thereunder, including
Rule 144, which permits the resale of limited amounts of restricted securities after a 12-month initial holding period. Subject to the volume limitations of Rule 144, 509,000 shares will become available on April 1, 2000, an additional 12,475,000 shares will become available on April 14, 2000, an additional 700,000 shares will become available on May 31, 2000, an additional an additional 78,125 will become available on June 30, 2000, and an additional 1,440,000 will become available on August 31, 2000. See 'PRINCIPAL SHAREHOLDER.'

     There are 1,795,024 shares of Preferred Stock outstanding which, commencing on October 14, 1999, are convertible into shares of Common Stock. See 'Item 11. Description of Securities -- Preferred Stock.' The Company has granted the holders of Preferred Stock registration rights so that they may sell their shares of Common Stock received upon conversion upon conversion of such Preferred Stock. The shares of Common Stock received upon conversion also may be sold on the market pursuant to Rule 144 without registration under the Securities Act commencing 12 months after the date of issuance of the converted Preferred Stock and subject to the volume limitations of Rule 144. See 'Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters -- Registration Rights.'

     The 1999 Stock Awards Plan (the 'Plan') was adopted by the Board of Directors of the Company on July 15, 1999. The Plan provides for the grant of stock options, stock appreciation rights ('SARs') and restricted stock (collectively, 'Awards') with respect to up to 5,000,000 shares of the Company's Common Stock, $.001 par value ('Common Stock'). Awards under the Plan may be granted to employees, directors or consultants of the Company or its affiliates, provided that consultants shall not have provided services in connection with the offer or sale of securities in a capital-raising transaction.

     The Plan is administered by the Compensation Committee of the Board of Directors ('Committee'). The Committee has the authority, in its sole discretion, to select participants, to make such awards in such form and amount it desires, to impose limitations, restrictions and conditions on the awards granted and the exercise thereof not otherwise inconsistent with the terms of the Plan, and to interpret the Plan. The selection of Directors as participants and the terms of their awards are determined, however, by vote of the Board of Directors as a whole instead of by the Compensation Committee.

     The terms of the Plan permit the Committee to make stock option grants which may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code or other forms of nonqualified stock options as the Committee may determine. The exercise price of the options granted under the Plan is determined by the Committee, provided that the exercise price of Incentive Stock Options must be at not less than 100 percent of the fair market value of the Common Stock on the date of grant. The vesting schedule and term of each option is set by the Committee, provided that the term of Incentive Stock Options shall not be more than 10 years. Options may be exercised in whole or in part during the term of the grant in cash, Common Stock with fair market value on the date of delivery equal to the aggregate exercise price, a combination of cash and Common Stock, or other consideration determined by the Committee pursuant to the Plan.

     The Plan also permits the Committee to grant SARs, subject to the shares remaining available under the Plan, on terms and conditions not inconsistent with the terms of the Plan at not less than 100 percent of the fair market value of the Common Stock on the date of grant. SARs may be issued in tandem with an option. The amount payable by the Company must be paid in Common Stock valued at the fair market value on the date of exercise, cash, or a combination of both.

     In addition, the Plan permits the Committee to issue restricted stock on such terms and conditions as the Committee may determine not inconsistent with the terms of the Plan.

     All awards made by the committee shall be made by written agreement, which in the case of Incentive Stock Options shall contain such terms and conditions that are consistent with Section 422 of the Internal Revenue Code. Generally no award made under the Plan shall be transferable by a participant except by will or pursuant to the laws of descent and distribution or a qualified domestic relations order as defined by the Employee Retirement Income Security Act of 1974, as amended. The Committee has the power to withhold taxes or require participants to remit to the company such amounts as required to satisfy tax withholding obligations either in cash or Common Stock or a combination of both.

     Awards are subject to adjustment to reflect any changes in the outstanding Common Stock or other changes affecting shares, including adjustments in the number of shares available for issuance, shares covered by an outstanding Award, or adjustments in price that become necessary to prevent a dilution or enlargement of benefits or potential benefits under the Plan.

     The Plan will terminate on April 15, 2009. The Board of Directors or the Committee may amend or terminate the Plan, provided, however, that such amendment or termination shall be subject to shareholder approval to the extent required by law or the rules of any stock exchanges on which the Common Stock is listed.

     The Company reserved 5,000,000 shares of Common Stock for future issuance under our 1999 Stock Awards Plan. The Company has granted options to employees and two advisors to purchase an aggregate of up to 3,774,950 shares of Common Stock at exercise prices ranging from $3.00 to $9.50. Options representing 91,667 of such shares are vested and exercisable. Thereafter, the remaining options vest in equal amounts each calendar quarter over the next two years. Warrants to purchase an additional 671,865 shares of Common Stock at exercise prices ranging from $2.74 to $2.75 have been issued to an entity in exchange for financing and public relations services. Warrants and options representing 400,000 of such shares are vested and exercisable. Common Stock issued upon exercise of outstanding vested options or issued under the Company's 1999 Stock Awards Plan, other than Common Stock issued to affiliates of eUniverse, is available for resale in the open market, during the effectiveness of an applicable registration statement that the Company will file, and maintain the effectiveness of, on a Form S-8 covering such shares.

     RULE 144. In general, under Rule 144 as currently in effect a person who has beneficially owned shares of our Common Stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

           1% of the number of shares of Common Stock then outstanding,

            or

           the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K). Under Rule 144(k), a person who is not deemed to have been an affiliate of eUniverse at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

REGISTRATION RIGHTS

     Under the Registration Rights Agreement of Entertainment Universe Inc. dated April 1999 which was assigned to and assumed by the Company pursuant to the Assignment and Assumption Agreement by and between Entertainment Universe, Inc. and Motorcycle Centers of America, Inc., dated as of April 14, 1999 (the 'Registration Rights Agreement'), the Company is required to file a registration statement under the Securities Act of 1933, covering the resale of Common Stock issuable upon conversion of the Preferred Stock. The Company timely filed such a registration statement on Form SB-2 on September 13, 1999 (SEC File No. 333-86959) (the 'Registration Statement'). Additionally, we agreed to use our best efforts to have the Registration Statement declared effective by November 15, 1999, and to maintain the effectiveness of the Registration Statement until all securities covered thereby have been sold.

     The Registration Rights Agreement sets forth registration obligations of the Company that, when not met, are events of default by the Company (a 'Registration Default'). A Registration Default occurs: (1) if the Company does not use its best efforts to have the Registration Statement effective on or prior to November 15, 1999; (2) if a new Registration Statement or amended Registration Statement is not declared effective within seven business days of the three consecutive trading days the Registration Statement does not cover a sufficient number of shares of Common Stock to effect the resales of a number of shares of Common stock equal to 200% of the number of shares of Common Stock issuable to each Subscriber upon conversion of all outstanding Preferred Stock then eligible for conversion; or (3) if the Registration Statement has been declared defective and thereafter ceases to be effective or usable for any reason in excess of 60 days.

     In the event of a Registration Default, the Company has agreed to pay liquidated damages to each holder of Preferred Stock in an amount equal to $0.036 per share for the first 30-day period, or part thereof, and $0.072 per share for each subsequent 30-day period, or part thereof, in cash, or at the holder's option, in the number of shares of Common Stock equal to the quotient of (x) the dollar amount of the liquidated damages by (y) $3.60 plus accretion thereon at a rate of 6% per annum on the date of the Registration Default, accruing daily, until all Registration Defaults have been cured.

     If the Company proposes to register any of its Common Stock in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a registration on Form S-4 or similar form registering stock issuable upon a reclassification, a business combination involving an exchange of securities or an exchange offer for securities of the issuer or another entity), the holders of Preferred Stock may require that the shares of Common Stock underlying the Preferred Stock be included in such registration statement, unless the managing underwriter determines and advises in writing that the inclusion in the registration statement of all of the securities proposed to be included would interfere with the successful marketing of the securities proposed to be registered by the Company on an underwritten public offering by the Company.

     If, during the time that the Registration Statement is effective, the Company reasonably determines, based upon advice of counsel, that due to the existence of material non-public information, disclosure of such material non-public information would be required to make the statements contained in the Registration Statement not misleading, and the Company has a bona fide business purpose for preserving as confidential such material non-public information, the Company shall have the one-time right to suspend the effectiveness of the Registration Statement for up to 60 days, and no holder of Preferred Stock shall be permitted to sell any securities pursuant thereto, until such time as such suspension is no longer advisable.

     All fees and expenses incident to the performance of or compliance with the Registration Rights Agreement by the Company shall be borne by the Company. Additionally, the Company shall reimburse the holders of Preferred Stock for the reasonable fees and disbursements, not to exceed $25,000 in the aggregate, of not more than one firm of attorneys representing the selling holders (in addition to any local counsel for which reimbursement shall be separate), which firm, if any, shall be chosen by the majority number of shares of Preferred Stock of holders (on a fully diluted basis).

     Any provision of the Registration Rights Agreement may be amended or waived by obtaining the written consent of the Company and the Holders of a majority of the Preferred Stock provided that the amendment treats all holders equally.

     Under the Case's Ladder Agreement the selling shareholders of Case's Ladder (the 'Case's Ladder Shareholders') have the right to request that their restricted shares of Common Stock be registered for sale by the Company as part of any registration the Company files with the SEC for the offering of Common Stock to the public, to the extent that any other officer or director of the Company has such registration rights and sale privileges. However, if the Case's Ladder Shareholders can sell their restricted shares under Rule 144, then they must do so before exercising their registration rights, which terminate on May 31, 2000. All expenses in connection with any such registration of the Case's Ladder Shareholders' restricted shares shall be paid by the Company, except for commissions to brokers or underwriters.

     In connection with the acquisition of BNI, the Company entered into a Registration Rights Agreement (the 'BNI Registration Rights Agreement') with each of the shareholders of BNI (the 'BNI Shareholders') participating in the transaction. The BNI Registration Rights Agreement provides that after September 14, 1999, any BNI Shareholder holding 25% or more of the restricted securities issued in the acquisition of BNI by the Company has the right to require the Company to effect a registration of part or all of such shareholder's restricted securities and allow all other BNI Shareholders the opportunity to register their restricted shares. The BNI Shareholders, collectively, may request this registration only once. The Company is obligated to have such registration declared effective by April 14, 2000. However, the Company may refrain from filing any registration statement covering the BNI Shareholders restricted shares (a 'BNI Registration Statement') during the period from the date the Company files a registration statement covering an offering of the Company's Common Stock to the public and ending 60 days after the effective date of such registration statement. Additionally, once each year, the Company may postpone the filing of any BNI Registration Statement if the Company is involved in a secondary offering of securities or private placement and if filing of a BNI Registration Statement would interfere with such financing. The Company will pay all expenses in connection with the filing of a registration statement registering the restricted shares held by the BNI Shareholders, except for underwriting discounts or commissions. The BNI Registration Rights Agreement terminates on August 31, 2000, unless a BNI Registration Statement has not been filed or declared effective, in which case the agreement continues until such time as the BNI Registration Statement has been filed, declared effective, and is effective for a period of at least 120 days.

     During the effectiveness of any such registration, any shares registered would become freely tradable without restriction under the Securities Act.

ITEM 10 -- RECENT SALES OF UNREGISTERED SECURITIES

     Since its incorporation in February 1999, EUI has issued and sold unregistered securities in the amounts, at the times, and for the aggregate amounts of consideration listed below. All such securities were exchanged on a one-to-one basis with the Company.

          1. On March 3, 1999, the Company issued 250,000 shares of Common Stock for consideration of $250,000 to GKM and certain of its affiliates in a private offering pursuant to Rule 506 of Regulation D.

          2. On March 3, 1999, EUI issued 1,539,000 shares of its common stock to Joseph Abrams for services provided to the Company with a fair market value of $48,684.

          3. On March 3, 1999, EUI issued 8,061,000 shares of its common stock to Brad D. Greenspan in connection with the Merger Agreement with a fair market value of $255,000.

          4. EUI issued to Leland N. Silvas 200,000 shares of Common Stock in consideration of his acceptance of employment by the Company as President and Chief Executive Officer. See 'PRINCIPAL SHAREHOLDERS.'

          5. On April 1, 1999, EUI issued 354,000 shares to approximately 10 persons in consideration of public relations, legal and related services with a fair market value of $229,500 provided to the Company in connection with various activities, including the Preferred Stock Offering and Merger with MCA.

          6. On April 14, 1999, EUI acquired from Charles Beilman, the sole shareholder of CD Universe, Inc., one hundred percent of the capital stock of CD Universe, Inc. for a total consideration of $1,915,000 in cash plus 2,425,000 shares of Common Stock with a fair market value of $7,275,000. Charles Beilman is the Chief Operating Officer, Chief Technical Officer and a Director of the Company. See 'CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.'

          7. On April 14, 1999, EUI sold 1,795,024 shares of its Series A 6% Convertible Preferred Stock in a private offering pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D adopted under the Securities Act. The EUI Preferred Stock was sold to a group of approximately 40 purchasers, including Lehman Brothers, Eisenberg Partners and principals of Gerard Klauer Mattison & Co., Inc., all of whom were accredited investors as defined in Rule 501 of Regulation D. The aggregate offering price for the Preferred Stock was $6,598,122. In connection with the Reorganization, the holders of the EUI Preferred Stock exchanged their shares, on a one-to-one basis, for shares of the Company's Preferred Stock having equivalent rights and preferences, as set forth in the Designation of Preferred Stock. Proceeds from this sale were used to acquired CD Universe, Inc. and for general corporate purposes.

          8. On April 14, 1999, EUI merged with and into MCA pursuant to an Agreement and Plan of Reorganization dated April 9, 1999 (the 'Merger Agreement'). As contemplated in the Merger Agreement, all of the outstanding common shares of EUI (12,829,000) were acquired by MCA, and the shareholders of EUI were issued shares of MCA equal to approximately 92% of the shares of MCA outstanding after the transaction. In connection with the merger into MCA, each share of EUI Preferred Stock was exchanged for a share of preferred stock of MCA having identical rights and preferences, and MCA changed its name to eUniverse, Inc.

          9. On April 14, 1999, as part of its compensation for acting as exclusive placement agent for the sale of the EUI Preferred Stock, Gerard Klauer Mattison & Co., Inc. ('GKM') received warrants to purchase 400,000 shares of Common Stock at an exercise price of $2.74 per share, which became exercisable on April 14, 1999 and expire April 14, 2004. GKM also received warrants to purchase an additional 271,835 shares of common stock of the Company at an exercise price of $2.75 per share, which become exercisable on April 14, 2000 and expire April 14, 2004. GKM's services to the Company had a fair market value of $1,214,567.

     Prior to April 14, 1999, MCA issued and sold unregistered securities in the amounts, at the times, and for the aggregate amounts of consideration listed as follows:

          1. In October and November, 1997, the Company sold 47,500 shares of its common stock for $9,500 under Rule 504 of Regulation D under the Securities Act to ten unaffiliated individuals.

          2. On April 2, 1998 the Company sold 18,750 shares of its common stock for $3,750 under Rule 504 to five individuals.

          3. On March 15, 1999, the Company issued 78,000 shares of its common stock to various shareholders in exchange for services rendered in anticipation of the reorganization. The transaction was valued at the cost of the services rendered of $30,060.

          4. On March 31, 1999, the Company issued 2,000,000 shares of its common stock to A. Jay Boisdrenghein in exchange for services. The transaction was valued at the cost of the services rendered of $40,000.

          5. On April 6, 1999, MCA sold 897,835 shares of MCA common stock pursuant to Rule 504 for $897,835 to purchasers of the EUI Preferred Stock. These shares were exchanged for shares of freely tradable common stock of the Company as the result of the merger with MCA and name change to eUniverse, Inc. described above.

     Subsequent to the Reorganization, the Company issued and sold unregistered securities in the amounts, at the times, and for the aggregate amounts of consideration listed as follows:

          1. As of May 17, 1999, the Company purchased all the assets of Green Willow International Corp. for a total of 4,605 shares of Common Stock having a value of $52,500.

          2. As of June 1, 1999, the Company purchased all of the outstanding shares of the Common Stock of Case's Ladder for a total of 700,000 shares of restricted Common Stock of the Company with a fair market value of $7,000,000.

          3. On June 15, 1999, the Company issued 25,000 shares of restricted common stock to employees of CD Universe under the 1999 Stock Awards Plan valued at the fair market value of $237,500. The awards vest on April 14, 2000, subject to the continued employment of such employees.

          4. As of July 1, 1999, eUniverse purchased all the outstanding capital stock of Gamer's Alliance, Inc. in exchange for 78,125 shares of Common Stock valued at an aggregate price of $1,000,000.

          5. As of August 31, 1999, the Company purchased 80% of the outstanding capital stock of The Big Network, Inc. in exchange for 1,440,000 shares of Common Stock valued at an aggregate price of $8,820,000. The Company intends to purchase the remaining 20% over the next six months.

          6. As of October 1, 1999, the Company purchased all of the assets fo Funone.com in exchange for 6,987 shares of Common Stock valued at an aggregate price of $40,000.

     Proceeds from the above sales were used for general corporate purposes. Shares were also issued as consideration in the acquisition of other businesses and assets. Such business and assets are being used in the Company's current business operations.

     The Company believes that the Rule 504 offers and sales described above were exempt from registration pursuant to Rule 504 of Regulation D under the Securities Act because those offers and sales met all the conditions of Rule 504 as then in effect, including the dollar limitation, and the Company was not at the time of such transactions within any of the categories of issuers prohibited from using Rule 504.

     Except for the Rule 504 offerings described above, the foregoing sales of Common Stock and Preferred Stock were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and/or
Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering. No underwriters were engaged in connection with the foregoing sales of securities. These sales were made without general solicitation or advertising. Each purchaser was an

'accredited investor' or a sophisticated investor with access to all relevant information necessary to evaluate the investment who represented to the Registrant that the shares were being acquired for investment.

ITEM 11 -- DESCRIPTION OF SECURITIES

     We have authorized capital stock consisting of 250,000,000 shares of Common Stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.10 par value per share (the 'Preferred Stock'). The following is a summary of material informaion pertaining to description of eUniverse's capital stock. For a complete description of our capital stock, you should read our Articles of Incorporation, Amended and Restated Bylaws, and the Registration Rights Agreement that are included as exhibits to our Form 10 filed with the Securities and Exchange Commission on June 14, 1999.

COMMON STOCK

     As of October 31, 1999, there were 16,277,723 shares of Common Stock outstanding, which were held of record by 147 shareholders.

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, and subject to the prior distribution rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

     On April 14, 1999, EUI concluded its sale of Series A 6% Convertible Preferred Stock in a private offering pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D adopted under the Securities Act. EUI sold 1,795,024 shares of its Preferred Stock to a group of approximately 40 purchasers, including Lehman Brothers, Eisenberg Partners and principals of Gerard Klauer Mattison & Co., Inc., all of whom were accredited investors as defined in Rule 501 of Regulation D. The aggregate offering price for the Preferred Stock was $6,598,122. In connection with the Reorganization, the holders of the EUI Preferred Stock exchanged their shares, on a one-to-one basis, for shares of the Company's Preferred Stock having equivalent rights and preferences, as set forth in the Designation of Preferred Stock of Motorcycle Centers of America, Inc. dated April 7, 1999 (the 'Designation of Preferred Stock').

     Holders of the Company's Preferred Stock have the right to convert all or any portion of such stock into shares of the Company's common stock at any time after October 15, 1999 until all shares of Preferred Stock have been converted. The shares of Preferred Stock have a liquidation preference of $3.60 per share, which increases at a rate of 6% per annum. Each share of Preferred Stock may be converted to Common Stock at an initial rate of one share of Common Stock for each $3.60 of liquidation preference. If the Common Stock's market price at the time of conversion is less than $3.60 per share, the conversion rate is determined by reference to such lower price. Because of the variable conversion rate and the 6% accretion factor, each share of Preferred Stock may be converted into greater than one share of Common Stock. Prior to any conversion, the conversion price is adjusted to account for any increase or decrease in the number of outstanding shares of Common Stock by a stock split, stock dividend, or other similar event.

     The Company does not pay dividends on the Preferred Stock; and the holders of such stock are not entitled to receive any dividends thereon. In the event of the liquidation or dissolution of the Company, the holders of the Preferred Stock will be entitled to receive, prior in preference to any distribution to the holders of the Common Stock and any other class of stock which has been designated as junior in rank to the Preferred Stock the liquidation preference amount described above. The holders of

Preferred Stock are entitled to cast the number of votes per share on each matter submitted to the Company's holders of Common Stock that equals the number of votes that could be cast on the shares of Common Stock into which such Preferred Stock could have been converted immediately prior to the taking of the vote. Votes of the Preferred Stock holders shall be cast together with those cast by the holders of Common Stock and not as a separate class except as otherwise provided in the Designation of Preferred Stock on matters directly affecting the rights of the holders of Preferred Stock.

     At any time after one year from the effective date of the registration statement registering the Common Stock issued or to be issued upon conversion of the Preferred Stock, if the closing bid price per share of the Company's Common Stock is equal to or greater than $16.00, the Company, at its option, may either automatically convert the Preferred Stock to Common Stock or redeem the Preferred Stock for cash in an amount per share equal to $3.60 plus accretion thereon at a rate of 6% per annum, subject to any applicable adjustment (the 'Stated Value').

     Holders of the Preferred Stock are entitled to receive 30 days written notice prior to any liquidation event, and are given an opportunity to convert their Preferred Stock to Common Stock within the 30-day notice period. Upon the breach of this provision, the Holders are entitled to (1) immediately convert any or all of their shares of Preferred Stock to Common Stock; and (2) upon three days prior written notice and opportunity to cure, have their Preferred Stock prepaid by the Company for an amount equal to approximately 1.5 times the Stated Value.

     Upon any event of default, each holder of Preferred Stock, at its option, prior to cure of such default by the Company, may elect to have all or any portion of its Preferred Stock prepaid by the Company for an amount equal to the Stated Value multiplied by the greater of: (1) 1.3, or (2) the highest price at which the Common Stock is traded on the date of the event of default (or the most recent highest closing bid price if the Common Stock is not traded on such date) divided by the conversion price in effect as of the date of the event of default. Preferred Stock holders are entitled to receive additional amounts equal to interest on the Stated Value up to the highest rate under applicable law if the default is due to a failure of the Company to convert the Preferred Stock to Common Stock when required.

     Under the Subscription Agreement executed in connection with the purchase of the Series A Preferred Stock, each holder of Preferred Stock has a right of first offer to purchase any securities of the Company or any of its subsidiaries.

     Approval of the holders of at least 75% of the Preferred Stock, and at least 75% of the holders of the Preferred Stock is required to: (1) alter or change the rights, preferences or privileges of the Preferred Stock or any securities so as to affect adversely the Preferred Stock; (2) create any new class or series of stock having a preference over or on parity with the Preferred Stock with respect to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or increase the size of the authorized number of Preferred Stock; or (c) do any act or thing not authorized or contemplated by the Designation of Preferred Stock which would result in taxation of the holders of shares of the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended). Dissenting Holders have the right to convert their shares of Preferred Stock for 30 days prior to the effective date of any amendment.

ITEM 12 -- INDEMNIFICATION OF DIRECTORS AND OFFICERS

NEVADA CORPORATION LAW

     Sections 78.751 et seq. of the Nevada Revised Statutes allow a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner which such person believed to be in the best interests of the company. A determination may be made by the shareholders, by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

ARTICLES OF INCORPORATION

     Article Twelfth of the Articles of Incorporation of the Company provide as follows with respect to indemnification of Directors and Officers:

          'TWELFTH. Indemnification: The corporation shall indemnify and hold harmless the Officers and Directors of the Corporation from any and all liabilities or claims to the fullest extent now, or hereafter from time to time, permitted pursuant to the general corporation Law of the state of Nevada.'

BYLAWS

     Article XII of the Bylaws of the Company provide as follows with respect to indemnification of Officers and Directors:

          'Section 1. Exculpation. No Director or Officer of the Corporation shall be liable for the acts, defaults, or omissions of any other Director or Officer, or for any loss sustained by the Corporation, unless the same has resulted from his own willful misconduct, willful neglect, or gross negligence.

          Section 2. Indemnification. Each Director and Officer of the Corporation and each person who shall serve at the Corporation's request as a director or officer of another corporation in which the Corporation owns shares of capital stock or of which it is a creditor shall be indemnified by the Corporation to the fullest extent permitted from time to time by the Nevada Revised Statutes against all reasonable costs, expenses and liabilities (including reasonable attorneys' fees) actually and necessarily incurred by or imposed upon him in connection with, or resulting from any claim, action, suit, proceeding, investigation, or inquiry of whatever nature in which he may be involved as a party or otherwise by reason of his being or having been a Director or Officer of the Corporation or such director or officer of such other corporation, whether or not he continues to be a Director or Officer of the Corporation or a director or officer of such other corporation, at the time of the incurring or imposition of such costs, expenses or liabilities, except in relation to matters as to which he shall be finally adjudged in such action, suit, proceeding, investigation, or inquiry to be liable for willful misconduct, willful neglect, or gross negligence toward or on behalf of the Corporation in the performance of his duties as such Director or Officer of the Corporation or as such director or officer of such other corporation. As to whether or not a Director or Officer was liable by reason of willful misconduct, willful neglect, or gross negligence toward or on behalf of the Corporation in the performance of his duties as such Director or Officer of the Corporation or as such director or officer of such other corporation, in the absence of such final adjudication of the existence of such liability, the Board of Directors and each Director and Officer may conclusively rely upon an opinion of independent legal counsel selected by or in the manner designated by the Board of Directors. The foregoing right to indemnification shall be in addition to and not in limitation of all other rights which such person may be entitled as a matter of law, and shall inure to his legal representatives' benefit.

          'Section 3. Liability Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, association, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not he is indemnified against such liability by this article XII.

     Provided the terms and conditions of the applicable provisions under Nevada law, the Company's Articles of Incorporation and Bylaws are met, officers, directors, employees, and agents of the Company may be indemnified against any cost, loss, or expense arising out of any liability under the Securities Act. We have obtained directors' and officers' insurance providing additional indemnification for our directors and officers for certain liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

ITEM 13 -- FINANCIAL STATEMENTS

     The financial statements of the Company are filed under Item 15, beginning on page F-1.

ITEM 14 -- CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
           FINANCIAL DISCLOSURE

     None.

ITEM 15 -- FINANCIAL STATEMENTS AND EXHIBITS

     Index to Financial Statements

Pro Formas..................................................      F-1 - F-4
eUniverse, Inc. Unaudited Financial Statements..............     F-5 - F-18
Motorcycle Centers of America, Inc. Financials..............    F-19 - F-33
CD Universe, Inc. Financials................................    F-34 - F-45
Case's Ladder, Inc. Financials..............................    F-46 - F-55
The Big Network, Inc. Financials............................    F-56 - F-69
Gamer's Alliance, Inc. Financials...........................    F-70 - F-78

                        PRO FORMA FINANCIAL INFORMATION

     During the six month period ended September 30, 1999, the registrant completed the reverse acquisition of Motorcycle Centers of America, Inc. by Entertainment Universe, Inc., the acquisition of CD Universe, Inc. (the 'Predecessor'), the acquisition of Cases Ladder, Inc. and the acquisition of Gamer's Alliance, Inc. The details of the acquisitions are presented in the notes to the September 30, 1999 financial statements presented elsewhere in this registration statement.

     The pro forma income statement for the six month period ended
September 30, 1999 reflects the historical consolidated income statement of the registrant. Pro forma adjustments have been made to give effect to all of the acquisitions as if they had occurred as of the beginning of the fiscal year presented (March 31, 1999) and carried forward through the interim period presented.

     The pro forma income statement for the twelve month period ended March 31, 1999 reflects the historical income statements for CD Universe, Inc. (the predecessor) for the year ended March 31, 1999 and the historical income statements for Cases Ladder, Inc., Gamers Alliance, Inc. and The Big Network, Inc. for the year ended December 31, 1998. There is no significant activity for Entertainment Universe, Inc., as it came into existence in February, 1999. Since Motorcycle Centers of America, Inc. and Entertainment Universe, Inc. had minimal operations, CD Universe, Inc. is considered to be the predecessor to the Registrant. Entertainment Universe, Inc. acquired Motorcycle Centers of America in a reverse acquisition, which then changed its name to eUniverse, Inc. Pro forma adjustments have been made to give effect to all of the above transactions as if they had occurred at the beginning of the twelve month period presented.

     A summary of the acquisitions is as follows:

TRANSACTION                                                   DATE
-----------                                                   ----
Entertainment Universe, Inc. acquires CD Universe, Inc......  April 14, 1999

Entertainment Universe, Inc. acquires Motorcycle Centers of
  America, Inc. in a reverse acquisition, and the name is
  changed To eUniverse, Inc.................................  April 14, 1999

eUniverse, Inc. acquires Cases Ladder, Inc..................  May 31, 1999

eUniverse, Inc. acquires Gamers Alliance, Inc...............  June 30, 1999

eUniverse, Inc. acquires 80% of The Big Network, Inc........  August 31, 1999

                                   EUNIVERSE
                       PROFORMA STATEMENTS OF OPERATIONS
                  FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1999

                                                                               PRO FORMA
                                                                            ADJUSTMENTS TO
                                                                                REFLECT
                                                                             ACQUISITIONS              INCOME
                                                 CONSOLIDATED                   FOR THE              STATEMENT
                                               INCOME STATEMENT            SIX MONTHS ENDED           FOR THE
                                                   FOR THE                   SEPTEMBER 30,        SIX MONTHS ENDED
                                               SIX MONTHS ENDED                  1999              SEPTEMBER 30,
                                                SEPTEMBER 30,           -----------------------         1999
                                                     1999                 DR              CR         PRO FORMA
                                                     ----                 --              --         ---------
Revenue......................................    $ 3,879,857                        1    50,148     $ 4,089,151
                                                                                    2   143,464
                                                                                    3    15,682
Cost of sales................................      3,036,569        2    20,143                       3,084,400
                                                                    3    27,688
                                                 -----------                                        -----------
Gross profit.................................        843,288                                          1,025,646
                                                 -----------                                        -----------
Marketing and sales..........................      1,022,182        3    10,125                       1,032,307
Product development..........................        495,878        3   260,910                         756,788
General and administrative...................      1,686,999        1    54,410                       2,300,352
                                                                    2   146,082
                                                                    3   133,056
Amortization of goodwill and other...........        889,839        4   491,050                       1,111,090
                                                                    5     5,556
                                                                    6     4,450
Stock based compensation.....................         83,125                                             83,125
                                                 -----------                                        -----------
Total........................................      4,178,023                                          5,304,557
                                                 -----------                                        -----------
Loss from operations.........................     (3,334,735)                                        (4,278,911)
Interest income and other....................         38,996                  0     3     1,115          40,111
Interest expense.............................           (355)       3    (3,022)                         (3,377)
Loss allocated to minority interest..........         16,438                                             16,438
                                                 -----------                                        -----------
Loss before income taxes.....................     (3,279,656)                                        (4,225,739)
Income tax expense (benefit).................       --
                                                 -----------                                        -----------
Net loss.....................................    $(3,279,656)                                       $(4,225,739)
                                                 -----------                                        -----------
                                                 -----------                                        -----------
Basic and diluted loss per share.............    $        (0)                                       $     (0.26)
Weighted average shares outstanding..........     14,592,274        7   1,650,345                    16,242,619

           See accompanying notes to pro forma financial statements.

                                   EUNIVERSE
                       PROFORMA STATEMENTS OF OPERATIONS
                                 MARCH 31, 1999

                                                                                            GAMERS
                                                                       ENTERTAINMENT       ALLIANCE
                        MOTORCYCLE                                        UNIVERSE         (INITIAL
                        CENTERS OF                       CASE'S       (INITIAL PERIOD)      PERIOD)         THE BIG
                          AMERICA      CD UNIVERSE       LADDER         FEBRUARY 28,        JUNE 1,      NETWORK, INC.
                         YEAR END        YEAR END       YEAR END          1999 TO           1998 TO        YEAR END
                       DECEMBER 31,     MARCH 31,     DECEMBER 31,       MARCH 31,       DECEMBER 31,    DECEMBER 31,
                           1998            1999           1998              1999             1998            1998
                           ----            ----           ----              ----             ----            ----
Revenue..............    $      0       $8,851,713      $378,345          --$              $ 108,347       $  83,883
Cost of sales........           0        7,550,289             0          --                  27,087          56,375
                         --------       ----------      --------            ----           ---------       ---------
Gross profit.........           0        1,301,424       378,345               0              81,260          27,508
                         --------       ----------      --------            ----           ---------       ---------
General and
 administrative
 expenses............           0        1,709,601       394,141              90              78,875         765,430
Amortization.........           0
                         --------       ----------      --------            ----           ---------       ---------
   Total.............           0        1,709,601       394,141              90              78,875         765,430
                         --------       ----------      --------            ----           ---------       ---------
Loss from
 operations..........           0         (408,177)      (15,796)            (90)              2,385        (737,922)
Loss allocated to
 minority interest...
Other income
 (expense)...........     (57,290)           1,013             0               0                   0           1,857
                         --------       ----------      --------            ----           ---------       ---------
Loss before income
 taxes...............     (57,290)        (407,164)      (15,796)            (90)              2,385        (736,065)
Income tax expense
 (benefit)...........           0                0        (1,372)              0                   0               0
                         --------       ----------      --------            ----           ---------       ---------
Net loss.............    $(57,290)      $ (407,164)     $(14,474)           $(90)          $   2,385       $(736,065)
                         --------       ----------      --------            ----           ---------       ---------
                         --------       ----------      --------            ----           ---------       ---------
Basic and diluted
 loss per share
Weighted Average
 Shares
 Outstanding.........

                                                PRO FORMA
                                               ADJUSTMENTS
                                                TO REFLECT
                                               ACQUISITIONS
                                             AS OF MARCH 31,            FOR THE YEARS
                                                   1999                  ENDED WITHIN
                                     --------------------------------   MARCH 31, 1999
                        COMBINED           DR                CR           PRO FORMA
                        --------           --                --           ---------
Revenue..............  $ 9,422,288                                       $ 9,422,288
Cost of sales........    7,633,751                                         7,633,751
                       -----------                                       -----------
Gross profit.........    1,788,537                                         1,788,537
                       -----------                                       -----------
General and
 administrative
 expenses............    2,948,137                                         2,948,137
Amortization.........              8   2,632,561                           2,778,128
                                   9     116,667
                                   10      28,900
                       -----------                                       -----------
   Total.............    2,948,137                                         5,726,265
                       -----------                                       -----------
Loss from
 operations..........   (1,159,600)                                       (3,937,728)
Loss allocated to
 minority interest...              11                     147,104            147,104
Other income
 (expense)...........      (54,420)                                          (54,420)
                       -----------                                       -----------
Loss before income
 taxes...............   (1,214,020)                                       (3,845,044)
Income tax expense
 (benefit)...........       (1,372)                                           (1,372)
                       -----------                                       -----------
Net loss.............  $(1,212,648)                                      $(3,843,672)
                       -----------                                       -----------
                       -----------                                       -----------
Basic and diluted
 loss per share                                                          $     (0.24)
Weighted Average
 Shares
 Outstanding.........                                                     16,223,587

           See accompanying notes to pro forma financial statements.

NOTES TO PRO FORMA FINANCIAL STATEMENTS

     Income Statement, Six months ended September 30, 1999

     (1) To record the activity of Gamers Alliance, Inc for the period from April 1 through June 30, 1999, the date of the acquisition.

     (2) To record the activity of Cases Ladder, Inc. for the period from April 1 through May 31, 1999, the date of acquisition.

     (3) To record the activity of The Big Network, Inc. for the period from April 1 through August 31, 1999, the date of acquisition.

     (4) To reflect amortization of goodwill as if the acquisitions had been consummated at the beginning of the period. Goodwill is being amortized over ten years from the date of acquisition using the straight line method.

     (5) To reflect amortization of customer lists as if the acquisitions had been consummated at the beginning of the six month period. Customer lists are being amortized over three years from the date of acquisition using the straight line method.

     (6) To reflect amortization of domain names as if the acquisitions had been consummated at the beginning of the six month period. Domain names are being amortized over ten years from the date of acquisition using the straight line method.

     (7) To adjust outstanding shares as if the acquisitions had been consummated at the beginning of the six month period and the shares issued pursuant to the acquisitions were outstanding for the entire period.

     Income Statement, Twelve months ended March 31, 1999

     (8) To reflect amortization of goodwill as if the acquisitions had been consummated at the beginning of the twelve month period. Goodwill is being amortized over ten years using the straight line method.

     (9) To reflect amortization of customer lists as if the acquisitions had been consummated at the beginning of the twelve month period. Customer lists are being amortized over three years using the straight line method.

     (10) To reflect amortization of domain names as if the acquisitions had been consummated at the beginning of the twelve month period. Domain names are being amortized over ten years using the straight line method.

     (11) To record minority interest in loss of The Big Network, Inc.

                                EUNIVERSE, INC.
                                 BALANCE SHEETS
                                  (UNAUDITED)

                                                                         CD UNIVERSE   CD UNIVERSE
                                                         SEPTEMBER 30,    MARCH 31,     MARCH 31,
                                                             1999           1999          1998
                                                             ----           ----          ----
                        ASSETS
Current assets
     Cash and cash equivalents.........................   $ 2,294,045     $  11,335     $ 267,214
     Accounts receivable, net of allowances for
       doubtfull accounts of $34,175 and $0,
       respectively....................................       212,699        92,938        --
     Inventory.........................................        54,199        22,647        23,877
     Due from officers.................................       --            157,569         1,000
     Due from employees................................       156,260        --            --
     Prepaid expenses and other current assets.........       199,532         9,629        43,031
                                                          -----------     ---------     ---------
          Total current assets.........................     2,916,735       294,118       335,122
Furniture and equipment, less accumulated depreciation
  of $170,492, $83,052, and $36,900 respectively.......       488,598       225,718       158,362
Goodwill, net of amortization of $825,380..............    25,500,231        --            --
Other intangibles, net of amortization of $65,118,
  $340, and $170, respectively.........................       697,356           510           680
Other assets...........................................        71,910        --            --
                                                          -----------     ---------     ---------
          Total assets.................................   $29,674,830     $ 520,346     $ 494,164
                                                          -----------     ---------     ---------
                                                          -----------     ---------     ---------

             LIABILITIES AND SHAREHOLDERS'
                   EQUITY (DEFICIT)
Current liabilities
     Accounts payable..................................   $   797,927     $ 828,718     $ 435,015
     Accrued liabilities...............................       186,713       113,604        99,566
     Due to affiliates.................................         2,500        30,000       110,395
     Due to officer....................................       --            105,000        --
     Short-term portion of lease obligations...........         8,585        --            --
                                                          -----------     ---------     ---------
          Total current liabilities....................       995,725     1,077,322       644,976
                                                          -----------     ---------     ---------
Long-term liabilities
     Long-term portion of lease obligations............         2,596        --            --
Minority interest......................................       --             --            --
Shareholders' equity (deficit)
     Preferred stock, $.10 par value; 40,000,000 shares
       authorized; 1,795,024 and -0- shares issued and
       outstanding, respectively.......................       179,502        --            --
     Common stock, $.001 par value; 250,000,000 shares
       authorized; 16,277,723 issued and outstanding...        16,278         1,000         1,000
     Additional paid-in capital........................    31,914,760        --            --
     Deferred stock compensation cost..................      (154,375)       --            --
     Retained deficit..................................    (3,279,656)     (557,976)     (151,812)
                                                          -----------     ---------     ---------
          Total shareholders' equity...................    28,676,509      (556,976)     (150,812)
                                                          -----------     ---------     ---------
          Total liabilities and shareholders' equity...   $29,674,830     $ 520,346     $ 494,164
                                                          -----------     ---------     ---------
                                                          -----------     ---------     ---------

               See accompanying notes to the financial statements

                                EUNIVERSE, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                THREE MONTHS ENDED           SIX MONTHS ENDED
                                                   SEPTEMBER 30,               SEPTEMBER 30,
                                             -------------------------   -------------------------
                                                1999          1998          1999          1998
                                                ----          ----          ----          ----
                                                           CD UNIVERSE                 CD UNIVERSE
Revenue
     Products..............................  $ 1,585,181   $2,181,259    $ 3,549,735   $4,299,444
     Services..............................      259,722       --            330,122       --
                                             -----------   ----------    -----------   ----------
Total revenue..............................    1,844,903    2,181,259      3,879,857    4,299,444
Cost of goods sold
     Products..............................    1,363,260    1,794,498      3,014,449    3,588,676
     Services..............................       13,468       --             22,120       --
Total cost of goods sold...................    1,376,728    1,794,498      3,036,569    3,588,676
Gross profit
     Products..............................      221,921      386,761        535,286      710,768
     Services..............................      246,254       --            308,002       --
                                             -----------   ----------    -----------   ----------
Total gross profit.........................      468,175      386,761        843,288      710,768
Operating expenses
     Marketing and sales...................      585,456      279,956      1,022,182      524,561
     Product development...................      414,864       56,311        495,878      146,814
     General and administrative............      914,565      131,885      1,686,999      181,736
     Amortization of goodwill and other
       intangibles.........................      567,120           42        889,839           84
     Stock-based compensation..............       71,250       --             83,125       --
                                             -----------   ----------    -----------   ----------
Total operating expenses...................    2,553,255      468,194      4,178,023      853,195
                                             -----------   ----------    -----------   ----------
     Operating loss........................   (2,085,080)     (81,433)    (3,334,735)    (142,427)
Nonoperating income (expense)
     Interest and dividend income..........       31,947          201         38,996          310
     Interest expense......................         (355)      --               (355)      --
     Loss allocated to minority interest...       16,438       --             16,438       --
                                             -----------   ----------    -----------   ----------
     Income (loss) before income taxes.....   (2,037,050)     (81,232)    (3,279,656)    (142,117)
Income taxes...............................      --            --            --            --
                                             -----------   ----------    -----------   ----------
     Net income (loss).....................  $(2,037,050)  $  (81,232)   $(3,279,656)  $ (142,117)
                                             -----------   ----------    -----------   ----------
                                             -----------   ----------    -----------   ----------
Basic income (loss) per common share.......  $     (0.13)         N/A    $     (0.22)         N/A
                                             -----------   ----------    -----------   ----------
                                             -----------   ----------    -----------   ----------
Basic weighted average common shares
  outstanding..............................   15,317,723          N/A     14,592,274          N/A
                                             -----------   ----------    -----------   ----------
                                             -----------   ----------    -----------   ----------

               See accompanying notes to the financial statements

                                EUNIVERSE, INC.
                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  SIX MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 1999          1998
                                                                 ----          ----
                                                                            CD UNIVERSE
Operating activities
     Net income (loss)......................................  $(3,279,656)   $(152,117)
     Transactions not requiring cash:
          Depreciation......................................       50,279       23,076
          Amortization......................................      890,199           84
          Bad debt reserve..................................       15,000
          Common stock issued to employees..................       83,125
          Common stock issued to outside consultants........       10,000       --
          Non-cash interest income..........................       (3,060)
          Loss allocated to minority interest...............      (16,438)
     Changes in current assets..............................     (446,943)       7,871
     Changes in other assets................................      (60,685)
     Changes in current liabilities.........................      (72,086)     (65,152)
                                                              -----------    ---------
               Net cash (used in) operating activities......   (2,830,265)    (186,238)
                                                              -----------    ---------
Investing activities
     Acquisitions...........................................   (1,915,000)      --
     Proceeds through acquisitions..........................      136,419       --
     Proceeds through reverse acquisition...................      897,835
     Purchases of fixed assets..............................     (184,572)     (18,445)
     Repayment of advances from officers....................     (105,000)      --
     Advance to officers....................................      --            (7,300)
     Receipt of advances to officers........................      157,769       --
     Advances made to Employees.............................     (153,200)      --
                                                              -----------    ---------
               Net cash provided by investing activities....   (1,165,749)     (25,745)
                                                              -----------    ---------
Financing activities
     Proceeds from issuance of preferred stock..............    5,875,204       --
     Proceeds from issuance of common stock.................      505,000       --
     Payment to repurchase common stock.....................      (20,000)      --
     Financing costs........................................       (6,672)      --
     Repayment of loan from affiliates......................      (74,808)      --
                                                              -----------    ---------
               Net cash provided by financing activities....    6,278,724       --
                                                              -----------    ---------
Change in cash and cash equivalents.........................    2,282,710     (211,983)
Cash and cash equivalents, beginning of period..............       11,335      267,214
                                                              -----------    ---------
Cash and cash equivalents at end of period..................  $ 2,294,045    $  55,231
                                                              -----------    ---------
                                                              -----------    ---------

               See accompanying notes to the financial statements

                                EUNIVERSE, INC.
                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                                   PREFERRED STOCK           COMMON STOCK        ADDITIONAL      DEFERRED
                                ---------------------   ----------------------     PAID-IN        STOCK        RETAINED
                                 SHARES     PAR VALUE     SHARES     PAR VALUE     CAPITAL     COMPENSATION     DEFICIT
                                 ------     ---------     ------     ---------     -------     ------------     -------
Share issued to acquire option
  to purchase CD Universe.....     --       $  --        8,061,000    $ 8,061    $   247,039                      --
Shares issued for merger
  related services............     --          --        1,539,000      1,539         47,145                      --
Shares issued pursuant to
  Rule 506 of Regulation D....     --          --          250,000        250        249,750
Shares issued pursuant to
  employment agreement........     --          --          200,000        200          6,036                      --
                                ---------   --------    ----------    -------    -----------    ---------     -----------
        Balance, March 31,
          1999................     --          --       10,050,000     10,050        549,970                      --
Sale of Preferred Stock.......  1,795,024    179,502                               6,418,620
Cost of offerings and
  issuance....................     --          --                                 (1,974,126)
Shares issued in acquisition
  of eUniverse.com website....     --          --           15,000         15         59,985
Shares issued in acquisition
  of CD Universe, Inc. .......     --          --        2,425,000      2,425      7,272,575
Shares issued for services....     --          --          339,000        339        169,161
Shares retained by former MCA
  Shareholders................     --          --        1,200,993      1,201        745,256
Shares issued in acquisition
  of Mega DVD.................     --          --            4,605          5         52,495
Shares issued in acquisition
  of Case's Ladder, Inc. .....     --          --          700,000        700      6,999,300
Stock options issued in
  connection with acquisition
  of Case's Ladder, Inc. .....     --          --           --          --           350,000
Stock options issued in
  connection with services
  performed...................     --          --           --          --             1,000
Fair Value of the warrants
  issued......................     --          --           --          --         1,214,567
Shares issued in acquisition
  of Gamer's Alliance,
  Inc. .......................     --          --           78,125         78        999,922
Shares issued to employees of
  CD Universe as compensation
  expense.....................     --          --           25,000         25        237,475
Deferred stock compensation...     --          --           --          --           --          (154,375)
Shares issued in acquisition
  of The Big Network, Inc. ...                           1,440,000      1,440      8,818,560
Net income for the six months
  ended September 30, 1999....     --          --           --          --           --                        (3,279,656)
                                ---------   --------    ----------    -------    -----------    ---------     -----------
        Balance, September 30,
          1999................  1,795,024   $179,502    16,277,723    $16,278    $31,914,760    $(154,375)    $(3,279,656)
                                ---------   --------    ----------    -------    -----------    ---------     -----------
                                ---------   --------    ----------    -------    -----------    ---------     -----------


                                   TOTAL
                                   -----
Share issued to acquire option
  to purchase CD Universe.....  $   255,100
Shares issued for merger
  related services............       48,684
Shares issued pursuant to
  Rule 506 of Regulation D....      250,000
Shares issued pursuant to
  employment agreement........        6,236
                                -----------
        Balance, March 31,
          1999................      560,020
Sale of Preferred Stock.......    6,598,122
Cost of offerings and
  issuance....................   (1,974,126)
Shares issued in acquisition
  of eUniverse.com website....       60,000
Shares issued in acquisition
  of CD Universe, Inc. .......    7,275,000
Shares issued for services....      169,500
Shares retained by former MCA
  Shareholders................      746,457
Shares issued in acquisition
  of Mega DVD.................       52,500
Shares issued in acquisition
  of Case's Ladder, Inc. .....    7,000,000
Stock options issued in
  connection with acquisition
  of Case's Ladder, Inc. .....      350,000
Stock options issued in
  connection with services
  performed...................        1,000
Fair Value of the warrants
  issued......................    1,214,567
Shares issued in acquisition
  of Gamer's Alliance,
  Inc. .......................    1,000,000
Shares issued to employees of
  CD Universe as compensation
  expense.....................      237,500
Deferred stock compensation...     (154,375)
Shares issued in acquisition
  of The Big Network, Inc. ...    8,820,000
Net income for the six months
  ended September 30, 1999....   (3,279,656)
                                -----------
        Balance, September 30,
          1999................  $28,676,509
                                -----------
                                -----------

                                EUNIVERSE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999

(1) ORGANIZATION AND LINE OF BUSINESS

     eUniverse, Inc. ('the Company') is a Nevada Corporation engaged in developing and operating a network of web sites providing entertainment-oriented products and services. At present the Company is engaged in sales of audio CDs, videotapes, and digital videodisks ('DVDs') over the Internet, and providing online computer gaming. The financial statements being presented include the accounts of eUniverse, Inc. and its wholly owned subsidiaries. These subsidiaries are Entertainment Universe, Inc. acquired on April 14, 1999,
CD Universe, Inc. acquired on April 14, 1999, Cases Ladder, Inc. acquired
May 31, 1999, Gamer's Alliance, Inc. acquired June 30, 1999, and The Big Network, Inc. acquired as of August 31, 1999. All significant inter company transactions and balances have been eliminated.

(2) BUSINESS DEVELOPMENTS

     The Company was founded in February 1999 and incorporated as Entertainment Universe, Inc. ('EUI'). EUI was formed as a holding company to acquire various operating companies. On April 14, 1999, EUI acquired Motorcycle Centers of America, Inc. ('MCA'), a publicly traded company through a reverse acquisition. In connection with that acquisition, EUI shareholders exchanged all of EUI's common stock for 12,829,000 shares of MCA's $.001 par value restricted common stock. EUI shareholders also exchanged all of their preferred shares for 1,795,024 shares of MCA's Series A 6% Convertible Preferred Stock. As a result, EUI (the accounting acquirer) became a wholly owned subsidiary of MCA (the legal acquirer). The former shareholders of EUI own approximately 91.6 percent of MCA. Subsequent to this, MCA changed its name to eUniverse, Inc.

(3) ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The interim consolidated financial statements as of September 30, 1999 have been prepared by eUniverse pursuant to the rules and regulations of the Securities and Exchange Commission. These statements are unaudited and reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the consolidated balance sheet, consolidated operating results, and consolidated cash flows for the interim periods. These adjustments, consisting of normal recurring adjustments and accruals, are made on a basis consistent with the annual audited financial statements and generally accepted accounting principles. The results of operation for the six months ended September 30, 1999 are not necessarily indicative of the results for any other period.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company recognizes revenue upon shipment of its products. The Company also maintains a partner program whereby partners provide links on their web-sites that bring customers to the CD Universe web-site. Revenue generated from these linked sites is recognized upon shipment of the CD's. The partner receives a commission of 5% to 15% of sales of the Company's products that originate from the site, recognized as an expense concurrent with the sale. Barter transactions are recorded at the lower of the estimated fair value of advertisements received or the estimated fair value of the

                                EUNIVERSE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               SEPTEMBER 30, 1999

advertisements given. Barter revenue and the related advertising is recorded based on impressions delivered and received with the difference recorded as an advance or prepaid. During the periods presented there were no barter transactions. Additionally, the Company derives revenue from the sale of advertisements. Advertising revenues are recognized ratably over the period in which the advertisements are displayed.

ROYALTY PAYMENTS

     The Company has agreements to share revenue with individuals independent of the Company. The Company is required to pay royalties for the use of computer games based on a percentage of advertising revenue generated from the Company's usage of the games on its web-sites. As the Company generates advertising revenue, a corresponding liability is accrued as a royalty expense, which is recorded as a cost of revenue (see note 11).

COMPARATIVE PERIODS

     Since EUI, the accounting acquirer, has no operating history, financial statements are presented using CD Universe's historical data, as EUI's predecessor.

CONCENTRATION OF CREDIT RISK

     The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded FDIC insured levels at various times during the year.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

INVENTORY

     Inventory consists of compact discs, videos and packaging materials. Inventory is valued at the lower of cost or market using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred.

     Estimated useful lives are as follows:

Leasehold improvements......................................   3 years
Computer equipment..........................................   5 years
Telephone equipment.........................................   5 years
Furniture, fixtures and other...............................  10 years

INTANGIBLE ASSETS

     Intangible assets consist of goodwill, customer lists, and domain names. Excess cost over the fair value of net assets acquired (or goodwill) generally is amortized on a straight-line basis over 10 years. Customer lists and domain names are being amortized on a straight-line basis over a period of 3 and 10 years, respectively. The carrying values of intangible assets are reviewed if the facts and circumstances suggest that they may be impaired. Negative operating results, negative cash flows from operations,

                                EUNIVERSE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               SEPTEMBER 30, 1999

among other factors, could be indicative of the impairment of intangible assets. If this review indicates that intangible assets will not be recoverable, the Company's carrying value of intangible assets would be reduced.

ORGANIZATION COSTS

     Organization costs are being amortized over 5 years using the straight-line method.

INCOME TAXES

     Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed by Statement of Financial Accounting Standards ('SFAS') No. 109, 'Accounting for Income Taxes.' As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash and cash equivalents, accounts receivable, receivable from employees, accounts payable and accrued expenses approximate fair value due to the relatively short maturity of these instruments.

LONG-LIVED ASSETS

     Long-lived assets and certain identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

STOCK-BASED COMPENSATION

     The Company has adopted the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ('APB') No. 25, 'Accounting for Stock Issued to Employees' and related interpretations.

ADVERTISING COSTS

     Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising, if any, are capitalized and amortized over the period during which future benefits are expected to be received.

EARNINGS PER SHARE

     The computation of basic earnings per share ('EPS') is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect.

                                EUNIVERSE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               SEPTEMBER 30, 1999

(4) BUSINESS COMBINATIONS AND INVESTMENTS

     During the six months ended September 30th 1999, the Company completed the following acquisitions: CD Universe, Inc., Cases Ladder, Inc., Gamers Alliance, Inc. and The Big Network, Inc. All four acquisitions were recorded using the purchase method of accounting under the provisions of APB Opinion No. 16.

     On April 14, 1999, the Company completed its acquisition of CD Universe, Inc., a company engaged primarily in selling compact audio disks, video disks, and video tapes to retail purchasers over the internet. According to the terms of this acquisition, the Company acquired all of the capital stock of CD Universe, Inc. for a total consideration of $1,915,000 in cash plus 2,425,000 shares of common stock of the company valued at $3.00 per share (fair value on acquisition date). This was an arm's length transaction between independent and unrelated parties. The Company also incurred direct costs related to the acquisition totaling $60,215, which has been added to the acquisitioin price.

     On May 31, 1999, the Company completed its Acquisition of Cases Ladder, Inc., a company primarily engaged in providing online computer gaming with competitive rankings, tournaments and leagues among its more than 1.1 million registered members. The purchase price of this acquisition was 700,000 shares of the Company's common stock, valued at $10.00 per share (market price on acquisition date), issued in exchange for all the issued and outstanding shares of Cases Ladder, Inc. This was an arm's length transaction between independent and unrelated parties. The Company also incurred direct costs related to the acquisition totaling $351,050, which have been added to the acquisition price. Of this amount, $350,000 is attributable to 340,000 options issued for services rendered, based on the fair value of the services performed. The options vest quarterly over three years and have an exercise price of $6.00 per share.

     On June 30, 1999, the Company completed its purchase of Gamers' Alliance, Inc. Gamers' Alliance operates and maintains one of the largest networks of computer gaming related sites on the Internet with more than 50 gaming related wed sites. The purchase price of this acquisition was 78,125 shares of the Company's common stock, valued at $12.80 per share (market price on acquisition date), issued in exchange for all the issued and outstanding shares of Gamers' Alliance, Inc. Pursuant to the term of the agreement, the purchase price may increase to 175,781 shares of common stock based on achievement of earnings performance targets through June 30, 2000. The Company also incurred direct costs related to the acquisition totaling $26,887, which have been added to the acquisition price.

     Effective as of August 31, 1999, the Company completed its acquisition of 80 percent of the common stock of The Big Network, Inc., a company providing a suite of classic board and card games, such as spades, checkers, chess, and backgammon, allowing simultaneous play by its members. The Big Network has also developed LivePlace, a Java applet that provides users with an overview of activities around the site, allows them to follow public conversation, send private messages to other users, and co-navigate the web. The purchase price of this acquisition was 1,440,000 shares of the Company's common stock, valued at $6.125 per share (the market price on the acquisition date), issued in exchange for 80 percent of the issued and outstanding shares of The Big Network, Inc. This was an arm's length transaction between independent and unrelated parties. The Company also incurred direct costs related to the acquisition totaling $87,124, which have been added to the acquisition price.

     The Company expects to complete its acquisition of the remaining 20 percent of common stock of The Big Network, Inc. by issuing an additional 360,000 share of its common stock valued at $6.125 (market price at the original acquisition date).

                                EUNIVERSE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               SEPTEMBER 30, 1999

     The estimated fair value of assets acquired and liabilities assumed is summarized as follows:

                                            CD         CASES       GAMER'S      THE BIG
                                         UNIVERSE      LADDER      ALLIANCE     NETWORK
                                         --------      ------      --------     -------
Cash..................................  $   11,335   $   20,286   $    5,503   $   99,204
Accounts receivable...................      92,938       59,218       52,664       17,000
Inventory.............................      22,647       --           --           --
Fixed assets..........................     225,718       33,916       20,240       71,685
Receivable, related party.............     157,569       --           --           --
Customer list.........................     250,000      100,000       --           --
Domain names..........................     100,000       75,000       90,000       24,000
Other assets..........................      10,139       10,254       --           13,075
Accounts payable......................    (942,321)     (75,379)     (35,284)     (82,403)
Other liabilities.....................     (30,000)      --          (29,528)     (36,373)
Notes payable, officers...............    (105,000)      --           --           --
Minority interest.....................      --           --           --          (16,438)
Goodwill..............................   9,457,190    7,127,755      923,292    8,817,374
                                        ----------   ----------   ----------   ----------
                                        $9,250,215   $7,351,050   $1,026,887   $8,907,124
                                        ----------   ----------   ----------   ----------
                                        ----------   ----------   ----------   ----------

     Total goodwill recorded through the acquisitions is $26,325,611 and is being amortized on a straight-line basis over ten years.

     The operations of the acquired entities have been included in the statement of operations from the date of acquisition, with the exception of CD Universe, which is included from the beginning of the period.

PRO FORMA INFORMATION

     Pro forma information as if the acquisitions had occurred at the beginning of the periods presented is as follows:

                                                             PRO FORMA
                                                         SIX MONTHS ENDING
                                                           SEPTEMBER 30,
                                                     -------------------------
                                                        1999          1998
                                                        ----          ----
Revenue............................................  $ 4,089,151   $ 4,451,491
Net loss...........................................   (4,227,969)   (1,891,106)
Loss per share.....................................         (.28)         (.12)

5 OTHER NON-CASH FINANCIAL ACTIVITIES

Stock issued in connection with acquisitions:
     Acquisition of The Big Network.........................  $8,820,000
     Acquisition of CD Universe.............................   7,275,000
     Acquisition Cases Ladder...............................   7,000,000
     Stock options issued in connection with the acquisition
      of Cases Ladder shares................................     350,000
     Acquisition Gamer's Alliance...........................   1,000,000
     Acquisition of eUniverse.com website(1)................      60,000
     Acquisition of MegaDVD(1)..............................      52,500
Stock options issued in connection with services
  performed.................................................       1,000
Stock issued in connection with the preferred stock
  offering, 319,000 shares(2)...............................     159,500
Stock issued in connection with services performed, 20,000
  shares(2).................................................      10,000
Stock issued to employees of CD Universe 25,000 shares......     237,500

------------

(1) The purchase of eUniverse.com website was accomplished through issuance of 15,000 shares of common stock priced at $4.00 per share for a total of $60,000 (fair value of the site at the date of purchase). Acquisition of megaDVD website was accomplished through issuance of 4,605 shares of common stock priced at $11.40 per share (market price of the stock on issue date).
                                              (footnotes continued on next page)

                                EUNIVERSE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               SEPTEMBER 30, 1999

(footnotes continued from previous page)

(2) Issuance of 339,000 share of common stock valued at $.50 per share (fair value of the services performed) for various consulting services such as financial, legal, and public relation services performed during March and April of 1999 in relation to the Company's stock offering.

     Additionally, 25,000 shares of common stock were issued to key employees of CD Universe, Inc. for their involvement in the Company's activities. These shares were issued on June 15, 1999 and were valued at $9.50 per share (market price on issue date) and will vest on April 14, 2000. The compensation expense is being amortized over this period.

     Moreover, warrants were issued to purchase a total of 671,835 shares of common stock of the company as part compensation to its exclusive placement agent, Gerard Klauer Mattison & Co., Inc. ('GKM'). 400,000 of these warrants have the exercise price of $2.74 per share and became exercisable on April 14, 1999 and expire on April 14, 2004. The remaining 271,835 have an exercise price of $2.75 per share will become exercisable on April 14, 2000 and expire on April 14, 2004. These warrants have been recorded in the financial statement valued at $1,214,567. The Black-Scholes option-pricing model with a risk free interest rate of 4.5%, an annualized volatility of 81%, no expected dividend yield, and an exercise term of five years was used to estimate the fair value of the warrants issued.

(6) DUE FROM EMPLOYEES

     Due from employees consists of three 6% interest-bearing notes in the amounts of $85,000, $25,000, and $40,000 due from two former vice presidents of Cases Ladder, Inc. and former principal of Green Willow (MegaDVD). All three individuals are currently employees of eUniverse, Inc.

(7) FIXED ASSETS

     Fixed assets, at cost, consist of the following

                                                        SEPTEMBER 30, 1999   MARCH 31, 1999
                                                        ------------------   --------------
Furniture and fixture.................................       $ 39,062           $ 29,069
Computers and equipment...............................        530,798            238,622
Purchased Software....................................         49,230              1,079
Leasehold Improvements................................         40,000             40,000
                                                             --------           --------
                                                              659,090            308,770
Less accumulated depreciation and amortization........        170,492             83,052
     Fixed assets, Net................................       $488,598           $225,718
                                                             --------           --------
                                                             --------           --------

     Depreciation expense for the reporting period were as follows:

                                                    THREE MONTHS
                                                        ENDED         SIX MONTHS ENDED
                                                    SEPTEMBER 30,       SEPTEMBER 30,
                                                  -----------------   -----------------
                                                   1999      1998      1999      1998
                                                   ----      ----      ----      ----
Depreciation expense............................  $30,925   $11,538   $50,279   $23,076

                                EUNIVERSE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               SEPTEMBER 30, 1999

(8) OTHER INTANGIBLES

     Other Intangibles primarily consists of purchase price of web sites acquired:

                                                        SEPTEMBER 30, 1999   MARCH 31, 1999
                                                        ------------------   --------------
Domain Name -- eUniverse.Com..........................       $ 60,000           --$
Domain Names -- CD Universe, Inc......................        100,000
Domain Names -- Cases Ladder, Inc. ...................         75,000
Domain Names -- Gamer's Alliance, Inc. ...............         90,000
Domain Names -- The Big Network, Inc. ................         24,000
MegaDVD.com...........................................         52,500
Customer list -- CD Universe, Inc. ...................        250,000
Customer list -- Cases Ladder, Inc. ..................        100,000
Other.................................................         10,974              850
                                                             --------             ----
                                                              762,474              850
Less accumulated amortization.........................         65,118              340
Other Intangible, Net.................................       $697,356             $510
                                                             --------             ----
                                                             --------             ----

     The above Web sites and customer lists are valued at their fair value based on management judgment and are being amortized on a straight-line basis over the period of ten years and three years, respectively. Amortization expense for goodwill and intangible assets for the reporting period ending September 30, 1999 was $889,839.

(9) INCOME TAXES

     The components of the provision for income taxes for the six months period ended September 30, 1999 and 1998 are as follows:

                                                            1999       1998
                                                            ----       ----
Current tax expense
     U.S. Federal.......................................  $  --      $  --
     State and local....................................     --         --
                                                          --------   --------
Total current...........................................     --         --
                                                          --------   --------
Deferred tax expense
     U.S. Federal.......................................     --         --
     State and local....................................     --         --
                                                          --------   --------
Total deferred..........................................     --         --
                                                          --------   --------
Total tax provision from continuing operations..........  $  --      $  --
                                                          --------   --------
                                                          --------   --------

     The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

                                                              1999     1998
                                                              ----     ----
Federal income tax rate.....................................  34.0%    34.0%
Deferred tax charge (credit)................................   --       --
                                                              ----     ----
Effect on valuation allowance...............................  34.0%    34.0%
State income tax, net of Federal benefit....................   --       --
                                                              ----     ----
Effective income tax rate...................................   0.0%     0.0%
                                                              ----     ----
                                                              ----     ----

                                EUNIVERSE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               SEPTEMBER 30, 1999

(10) MAJOR VENDOR

     The Company purchased approximately 90% of its merchandise from one vendor. At September 30, 1999, the balance due to that vendor was approximately $338,000, which was paid in October 1999. The Company believes that the loss of this vendor mayhave a material adverse effect on the Company.

(11) COMMITMENTS AND CONTINGENCIES

     The Company has entered into several agreements to share revenues with individuals independent of the company. These individuals have provided the Company with computer games, which the Company has been operating on its web sites. The individuals have granted the Company usage of the computer games for up to 25% royalty of advertising revenue generated from the usage of the game on the Company's web sites. For the six months ended September 30, 1999, the Company has no liabilities or expenses due under these agreements.

     The Company leases office space under non-cancelable operating lease agreements that expire within the next three years. Future lease payments under these non cancelable operating lease are as follows:

MARCH 31,
---------
2000......................................................  $ 91,500
2001......................................................   183,900
2002......................................................   175,050
2003......................................................    16,950

(12) EQUITY COMPENSATION PLAN

     On June 15, 1999, the Company issued 25,000 shares of common stock as compensation to key employees of CD Universe, Inc. for their involvement in the Company activities. These share were issued on June 15, 1999 and were valued at $9.50 per share (market price on issue date) and will vest on April 14, 2000. The compensation expense is being amortized over this period.

     Under the Company's 1999 Stock Award Plan, stock options may be granted to officers, directors, employees and consultants. An aggregate of 5,000,000 shares of common stock have been reserved for issuance under the Plan. For the six months ended September 30, 1999 the plan's activities were as follows:

STOCK OPTIONS:

                                                                                             WEIGHTED
                                                           NUMBER OF          EXERCISE       AVERAGE
                                                             SHARES             PRICE         PRICE
                                                             ------             -----         -----
Outstanding at 3-31-1999..............................       --                  --            --
Granted...............................................      4,064,750       $3.00 - 11.00     $7.13
Cancelled.............................................     (1,932,000        9.50 - 11.40      9.67
Reissued..............................................      1,642,000           6.00           6.00
Exercised.............................................       --
Forfeited.............................................       --
                                                           ----------      ---------------    -----
Outstanding at 9-30-1999..............................      3,774,950       $3.00 -  9.50     $5.32
                                                           ----------      ---------------    -----
Options exercisable at 9-30-1999......................         91,667          $3.00         $3.00
                                                           ----------      ---------------    -----

     Weighted average of remaining life of the options is 35 months.

                                EUNIVERSE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               SEPTEMBER 30, 1999

     On September 15, 1999, the Company cancelled 1,932,000 options, which had been granted to employees on June 15, 1999 with a weighted average exercise price of $9.67 and reissued 1,642,200 (85 percent) options with a weighted average exercise price of $6.00 to the same employees. In addition to the stock options granted to the employees, the Company has granted 340,000 options with exercise price of $6.00 to an outside consultant for the services performed related to the acquisition of Cases Ladder, Inc. These options were priced at the market value of the services performed and have been included as part of the acquisition cost. Moreover, 10,000 options with an exercise price of $13.00 were granted to a firm for investor relation services. These options were recorded based on the fair value of services performed.

     The Company uses intrinsic value method (APB Opinion 25) to account for its stock options granted to officers, directors, and employees and non-employees. Under this method, compensation expense is recorded over the vesting period based on the difference between the exercise price and quoted market price on the date the options are granted. Since the company has granted all its stock options at an exercise price equal to or above the quoted market value on the measurement date, no compensation expense related to issuance of stock option has been recorded.

     Equity instruments issued to non-employees are recorded pursuant to SFAS 123 based on the fair value of the services performed or the fair value of the equity instruments issued, whichever is more reliably measurable.

     Had the Company chosen the fair value method of accounting for transactions involving stock option issuance (SFAS No. 123), the Company would have recorded an additional $340,084 in compensation cost for the six months ended
September 30, 1999 as presented by the pro forma statement below:

                                                                SIX MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                                   1999
                                                                   ----
Net loss as reported........................................   $(3,279,656)
                                                               -----------
Pro forma net loss..........................................   $(3,619,740)
                                                               -----------
Net loss per common share...................................   $     (0.22)
                                                               -----------
Pro forma loss per share....................................   $     (0.25)
                                                               -----------

     The Black-Scholes option-pricing model with a risk free interest rate ranging from 4.5% to 5.86%, a weighted average volatility of 79%, zero dividend yield and an expected life of three years for the options was used.

WARRANTS:

                                                                NUMBER
                                                              OF SHARES    EXERCISE PRICE
                                                              ---------    --------------
Outstanding at 3-31-1999....................................     --              --
Granted.....................................................   671,865     $  2.75 - 2.75
Exercised...................................................     --
Forfeited...................................................     --
                                                               -------     --------------
Outstanding at 9-30-1999....................................   671,865     $  2.75 - 2.75
                                                               -------     --------------
Options exercisable at 9-30-1999............................   400,000         $2.75
                                                               -------     --------------

                                EUNIVERSE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               SEPTEMBER 30, 1999

(13) PREFERRED STOCK

     On April 14, 1999 EUI sold 1,795,024 shares of its Series A 6% Convertible Preferred Stock in a private offering pursuant to Regulation D of the Securities Act of 1933 for the aggregate price of $6,598,122. Holders of the company's have the right to convert such stocks into shares of the Company's common stock at any time after October 15, 1999 at a one-to-one ratio unless market price of the company's common stock is below $3.60, in which case, the conversion ratio would be adjusted accordingly.

     The shares of preferred stock have a liquidation preference of $3.60 per share, which increases at a rate of 6% per annum. Each share of preferred stock may be converted to common stock at an initial rate of one share of common stock for each $3.60 of liquidation preference. If the common stock's market price at the time of conversion is less than $3.60 per share, the conversion rate is determined by reference to such lower price. Because of the variable conversion rate and the 6% accretion factor, each share of preferred stock may be converted into greater than one share of common stock. Prior to any conversion, the conversion price is adjusted to account for any increase or decrease in the number of outstanding shares of common stock by stock split, stock dividend, or other similar event.

     The Company does not pay dividends on the preferred stock and the holders of such stock are not entitled to receive any dividends thereon. In the event of the liquidation or dissolution of the Company, the holders of the preferred stock will be entitled to receive, prior in preference to any distribution to the holders of the common stock and any other class of stock which has been designated as junior in rank to the preferred stock, the liquidation preference amount described above.

     At any time after one year from the effective date of the registration statement registering the common stock issued or to be issued upon conversion of the preferred stock, if the closing bid price per share of the Company's common stock is equal to or greater than $16.00, the company, at its option, may either automatically convert the preferred stock to common stock or redeem the preferred stock for cash in an amount per share equal to $3.60 plus accretion thereon at a rate of 6% per year.

(14) INTERIM SEGMENTED DISCLOSURES

     The following table represents segmented reporting for the reporting period ending September 30, 1999. There were no identifiable reportable segments during the similar period last year.

                                                          PRODUCT   SERVICES   CORPORATE    TOTAL
                                                          -------   --------   ---------    -----
                                                                          (000'S)
Revenue.................................................  $ 3,550   $   330     $ --       $ 3,880
Operating loss..........................................   (1,491)     (716)     (1,128)    (3,335)
Interest income.........................................                             39         39
Minority interest.......................................                 16                     16
Pre tax loss............................................   (1,491)     (700)     (1,089)    (3,280)
Net loss................................................   (1,491)     (700)     (1,089)    (3,280)
Assets..................................................    9,878    17,184       2,612     29,674
Depreciation and amortization...........................      559       380           2        941
Fixed assets additions..................................      162        11          12        185

15 SUBSEQUENT EVENT

     On October 1, 1999, the Company finalized its purchase of the assets of FunOne.com, an entertainment and community hub with over 250,000 unique visitors per month. FunOne provides online greetings, cartoons, joke lists and gags and its subscribers can receive weekly jokes and send fun electronic greetings to their friends. The purchase price of FunOne is $40,000 payable in shares of the company's common stock. Additional payments of up to $360,000 in stock may be payable upon achievement of targeted numbers of unique visitors to FunOne.com during the seven consecutive months following the Closing Date.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent auditors' report................................  F-20
Balance sheets, March 31, 1999 and December 31, 1998 and
  1997......................................................  F-21
Statements of operations, for the three months ended
  March 31, 1999, the years ended December 31, 1998, 1997
  and 1996 and the three months ended March 31, 1998
  (unaudited)...............................................  F-22
Statement of shareholders' equity (deficit), for the period
  from January 1, 1996 through March 31, 1999...............  F-23
Statements of cash flows, for the three months ended
  March 31, 1999, the years ended December 31, 1998, 1997
  and 1996 and the three months ended March 31, 1998
  (unaudited)...............................................  F-25
Summary of significant accounting policies..................  F-27
Notes to financial statements...............................  F-29

Cordovano and Harvey, P.C.                                    Certified Public Accountants
                                                              201 Steele Street
                                                              Suite 300
                                                              Denver, Colorado 80206
                                                              (303) 329-0220 Phone
                                                              (303) 316-7493 Fax

To the Board of Directors and Shareholders
MOTORCYCLE CENTERS OF AMERICA, INC.

                          INDEPENDENT AUDITORS' REPORT

     We have audited the balance sheets of Motorcycle Centers of America, Inc. as of March 31, 1999 and December 31, 1998 and 1997, and the related statements of operations, shareholders' equity (deficit) and cash flows for the three months ended March 31, 1999 and for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Motorcycle Centers of America, Inc. as of March 31, 1999 and December 31, 1998 and 1997, and the results of its operations and its cash flows for the three months ended
March 31, 1999 and for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.

     As discussed to Note J to the financial statements, on April 9, 1999, the Company entered into an Agreement and Plan of Reorganization with Entertainment Universe, Inc. (EUI). As a result of the reorganization, EUI became a wholly owned subsidiary of the Company and the former shareholders of EUI own approximately 91.6 percent of the Company.

                                          CORDOVANO AND HARVEY, P.C.

June 3, 1999

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                                 BALANCE SHEETS

                                                                           FOR THE YEARS ENDED
                                                                               DECEMBER 31,
                                                              MARCH 31,   ----------------------
                                                                1999        1998          1997
                                                                ----        ----          ----
                           ASSETS
Current assets
     Cash and cash equivalents..............................  $101,568    $    887       $12,071
     Marketable securities (Note C).........................     --          8,000        58,000
                                                              --------    --------       -------
          Total current assets..............................   101,568       8,887        70,071
Furniture and equipment, less accumulated depreciation of
  $2,792, $2,667 and $1,944, respectively (Note D)..........       708         833         1,556
                                                              --------    --------       -------
                                                              $102,276    $  9,720       $71,627
                                                              --------    --------       -------
                                                              --------    --------       -------
       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
     Accounts payable.......................................  $  --       $  1,497       $   918
     Accrued liabilities....................................     7,000       7,000         --
     Due to officer (Note B)................................    66,300      46,437         --
                                                              --------    --------       -------
          Total current liabilities.........................    73,300      54,934           918
                                                              --------    --------       -------
Commitment and contingency (Note G).........................     --          --            --
Shareholders' equity (deficit) (Note F)
     Preferred stock, $.10 par value; 40,000,000 shares
       authorized; -0- and -0- shares issued and
       outstanding, respectively............................     --          --            --
     Common stock, $.001 par value; 250,000,000 shares
       authorized; 2,148,098, 70,098 and 52,905 shares
       issued and outstanding, respectively.................     2,148          70            53
     Additional paid-in capital.............................   171,796     103,814       111,127
     Deferred offering costs................................    (5,734)     (5,734)        --
     Retained deficit.......................................  (139,234)   (143,364)      (40,471)
                                                              --------    --------       -------
          Total shareholders equity (deficit)...............    28,976     (45,214)       70,709
                                                              --------    --------       -------
                                                              $102,276    $  9,720       $71,627
                                                              --------    --------       -------
                                                              --------    --------       -------

        See accompanying summary of significant accounting policies and notes to the financial statements.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                            STATEMENTS OF OPERATIONS

                                             THREE                                          THREE
                                            MONTHS                                         MONTHS
                                             ENDED        YEARS ENDED DECEMBER 31,          ENDED
                                           MARCH 31,   -------------------------------    MARCH 31,
                                             1999        1998        1997       1996        1998
                                             ----        ----        ----       ----        ----
                                                                                         (UNAUDITED)
Costs and expenses
     Occupancy...........................   $ 1,398    $   5,256   $  7,542   $  6,275    $  1,314
     Consulting, related parties (Note
       B)................................    70,060       --          --         --         --
     Consulting..........................     2,936       --          9,000      --         --
     Legal and accounting................     --          16,495      5,350      2,500       2,000
     Stock transfer fees.................        50        2,180      1,593        864      --
     Brokerage charges...................     3,721       --          1,213      2,397          15
     Office..............................     2,158        6,991      1,419      3,210         920
     Depreciation........................       125          722        833        833         181
     Earnest money paid in failed merger
       (Note H)..........................     --          10,000      --         --         --
     Other...............................        25        3,959         89      1,525         833
                                            -------    ---------   --------   --------    --------
          Operating loss.................   (80,473)     (45,603)   (27,039)   (17,604)     (5,263)
                                            -------    ---------   --------   --------    --------
Nonoperating income (expense)
     Interest and dividend income........       530          150         63      1,531          15
     Interest expense....................     --          --            (87)      (904)     --
     Trading gains and (losses), net
       (Note C)..........................    84,073      (57,440)    19,337     (7,988)    (56,845)
                                            -------    ---------   --------   --------    --------
Income (loss) before income taxes........     4,130     (102,893)    (7,726)   (24,965)    (62,093)
Income taxes (Note E)....................     --          --          --         --         --
                                            -------    ---------   --------   --------    --------
          Net income (loss)..............   $ 4,130    $(102,893)  $ (7,726)  $(24,965)   $(62,093)
                                            -------    ---------   --------   --------    --------
                                            -------    ---------   --------   --------    --------
Basic income (loss) per common share.....   $  0.04    $   (1.47)  $  (0.53)  $  (3.73)   $  (1.05)
                                            -------    ---------   --------   --------    --------
                                            -------    ---------   --------   --------    --------
Basic weighted average common shares
  outstanding............................    94,854       69,833     14,607      6,690      59,155

        See accompanying summary of significant accounting policies and notes to the financial statements.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                     JANUARY 1, 1996 THROUGH MARCH 31, 1999

                               PREFERRED STOCK        COMMON STOCK       TREASURY STOCK    ADDITIONAL   DEFERRED
                              ------------------   ------------------   ----------------    PAID-IN     OFFERING   RETAINED
                              SHARES   PAR VALUE   SHARES   PAR VALUE   SHARES   AMOUNT     CAPITAL      COSTS      DEFICIT
                              ------   ---------   ------   ---------   ------   ------     -------      -----      -------
Balance, January 1, 1996....   --        $--        5,405*    $  5        15*    $(9,750)   $106,412               $  (7,780)
Sale of treasury stock
  (Note F)..................   --        --          --       --          (8)*    4,875      (1,500)     $--          --
Purchase of treasury stock
  (Note F)..................   --        --          --       --           8*    (3,375)      --                      --
Sale of treasury stock
  (Note F)..................   --        --          --       --         (13)*    7,125        (875)                  --
Net loss....................   --        --          --       --         --        --         --                     (24,965)
                               ---       ----      ------     ----       ---     -------    -------      ------    ---------
Balance, December 31, 1996..   --        --         5,405*       5         2*    (1,125)    104,037       --         (32,745)
Treasury stock contributed
  by officer (Notes B &
  F)........................   --        --          --       --           3*    (2,600)      --          --          --
Sale of treasury stock
  (Note F)..................   --        --          --       --          (5)*    3,725      (2,362)      --          --
Sale of common stock........   --        --        47,500*      48       --        --         9,452       --          --
Net loss....................   --        --          --       --         --        --         --          --          (7,726)
                               ---       ----      ------     ----       ---     -------    -------      ------    ---------
Balance, December 31, 1997..   --        --        52,905*      53       --        --       111,127       --         (40,471)
Sale of common stock........   --        --        18,750*      19       --        --         3,731       --          --
Repurchase common stock,
  subsequently cancelled....   --        --        (1,557)*     (2)      --        --       (11,044)      --          --
Deferred offering costs.....   --        --          --       --         --        --         --         (5,734)      --
Net loss....................   --        --          --       --         --        --         --          --        (102,893)
                               ---       ----      ------     ----       ---     -------    -------      ------    ---------
Balance, December 31,
  1998......................   --        --        70,098*      70       --        --       103,814      (5,734)    (143,364)


                               TOTAL
                               -----
Balance, January 1, 1996....  $ 88,887
Sale of treasury stock
  (Note F)..................     3,375
Purchase of treasury stock
  (Note F)..................    (3,375)
Sale of treasury stock
  (Note F)..................     6,250
Net loss....................   (24,965)
                              --------
Balance, December 31, 1996..    70,172
Treasury stock contributed
  by officer (Notes B &
  F)........................    (2,600)
Sale of treasury stock
  (Note F)..................     1,363
Sale of common stock........     9,500
Net loss....................    (7,726)
                              --------
Balance, December 31, 1997..    70,709
Sale of common stock........     3,750
Repurchase common stock,
  subsequently cancelled....   (11,046)
Deferred offering costs.....    (5,734)
Net loss....................  (102,893)
                              --------
Balance, December 31,
  1998......................   (45,214)

------------

* Restated for 1 for 20 reverse splits (Note F)

        See accompanying summary of significant accounting policies and notes to the financial statements.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                     JANUARY 1, 1996 THROUGH MARCH 31, 1999

                             PREFERRED STOCK         COMMON STOCK        TREASURY STOCK    ADDITIONAL   DEFERRED
                            ------------------   ---------------------   ---------------    PAID-IN     OFFERING   RETAINED
                            SHARES   PAR VALUE    SHARES     PAR VALUE   SHARES   AMOUNT    CAPITAL      COSTS      DEFICIT
                            ------   ---------    ------     ---------   ------   ------    -------      -----      -------
Common stock issued for
  services, at cost of
  services................   --        --           78,000*   $   78      --       $--      $ 29,982    $ --       $  --
Common stock issued to
  former officer for
  services, at cost of
  services (Note B).......   --        --        2,000,000     2,000      --       --         38,000      --          --
Net income for the three
  months ended March 31,
  1999....................   --        --           --         --         --       --         --          --           4,130
                             ---       ----      ---------    ------      ---      ----     --------    -------    ---------
Balance, March 31, 1999...   --        $--       2,148,098    $2,148      --       $--      $171,796    $(5,734)   $(139,234)
                             ---       ----      ---------    ------      ---      ----     --------    -------    ---------
                             ---       ----      ---------    ------      ---      ----     --------    -------    ---------


                             TOTAL
                             -----
Common stock issued for
  services, at cost of
  services................  $30,060
Common stock issued to
  former officer for
  services, at cost of
  services (Note B).......   40,000
Net income for the three
  months ended March 31,
  1999....................    4,130
                            -------
Balance, March 31, 1999...  $28,976
                            -------
                            -------

------------

* Restated for 1 for 20 reverse splits (Note F)

        See accompanying summary of significant accounting policies and notes to the financial statements.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                            STATEMENTS OF CASH FLOWS

                                            THREE                                          THREE
                                           MONTHS                                          MONTHS
                                            ENDED        YEARS ENDED DECEMBER 31,          ENDED
                                          MARCH 31,   -------------------------------    MARCH 31,
                                            1999        1998        1997       1996         1998
                                            ----        ----        ----       ----         ----
                                                                                        (UNAUDITED)
Operating activities
  Net income (loss).....................  $  4,131    $(102,893)  $ (7,726)  $(24,965)    $(62,093)
  Transactions not requiring cash:
     Depreciation.......................       125          723        833        833          181
     Common stock issued for services...    70,060       --          --         --          --
     Unrealized (gains) losses on
       marketable securities, net.......   (84,074)      57,440     (5,775)     5,625       56,845
  Changes in current assets and current
     liabilities:
     Purchases of marketable
       securities.......................     --          (8,000)   (31,188)   (32,438)      --
     Proceeds from sale of marketable
       securities.......................    92,073          561     32,313     50,163       --
     Accounts payable and accrued
       expenses.........................    (1,497)       7,578     (4,910)     1,971         (918)
                                          --------    ---------   --------   --------     --------
       Net cash provided by (used in)
          operating activities..........    80,818      (44,591)   (16,453)     1,189       (5,985)
                                          --------    ---------   --------   --------     --------
Investing Activities
  Repayment of advances to former
     officer (Note B)...................    (5,137)     (68,563)   (23,150)   (14,300)      (9,000)
  Advances from former officer (Note
     B).................................    25,000      115,000     48,080      6,975       --
                                          --------    ---------   --------   --------     --------
       Net cash provided by (used in)
          investing activities..........    19,863       46,437     24,930     (7,325)      (9,000)
                                          --------    ---------   --------   --------     --------
Financing activities
  Purchases of treasury stock...........     --         (11,046)    (2,600)    (3,375)      --
  Proceeds from sale of treasury
     stock..............................     --          --          1,363      9,625       --
  Payments for deferred offering
     costs..............................     --          (5,734)     --         --          --
  Proceeds from issuance of common
     stock..............................     --           3,750      9,500      --           3,750
  Principal payments on notes payable...     --          --         (5,000)     --          --
                                          --------    ---------   --------   --------     --------
       Net cash provided by (used in)
          financing activities..........     --         (13,030)     3,263      6,250        3,750
                                          --------    ---------   --------   --------     --------
Change in cash and cash equivalents.....   100,681      (11,184)    11,740        114      (11,235)
Cash and cash equivalents, beginning of
  period................................       887       12,071        331        217       12,071
                                          --------    ---------   --------   --------     --------
Cash and cash equivalents at end of
  period................................  $101,568    $     887   $ 12,071   $    331     $    836
                                          --------    ---------   --------   --------     --------
                                          --------    ---------   --------   --------     --------

        See accompanying summary of significant accounting policies and notes to the financial statements.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                            STATEMENTS OF CASH FLOWS

                                             THREE                                          THREE
                                            MONTHS                                         MONTHS
                                             ENDED        YEARS ENDED DECEMBER 31,          ENDED
                                           MARCH 31,   -------------------------------    MARCH 31,
                                             1999        1998        1997       1996        1998
                                             ----        ----        ----       ----        ----
                                                                                         (UNAUDITED)
Supplemental Disclosure of Cash Flow
  Information:
Cash paid for:
  Interest...............................  $  --       $  --       $    874   $    454    $ --
                                           --------    ---------   --------   --------    --------
  Income taxes...........................  $  --       $  --       $  --      $  --       $ --
                                           --------    ---------   --------   --------    --------
                                           --------    ---------   --------   --------    --------
Noncash investing and financing
  transactions:
  Receipt of investments as payment for
     advances (Note B)...................  $  --       $  --       $ 46,600   $  --       $ --
                                           --------    ---------   --------   --------    --------
                                           --------    ---------   --------   --------    --------
  Treasury stock subsequently
     cancelled...........................  $  --       $  11,046   $  --      $  --       $ --
                                           --------    ---------   --------   --------    --------
                                           --------    ---------   --------   --------    --------

        See accompanying summary of significant accounting policies and notes to the financial statements.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                                 MARCH 31, 1999

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

MARKETABLE SECURITIES

     Marketable securities consist of various equity securities and are stated at current market value. All equity securities are considered 'trading' securities under the provisions of Statement of Financial Accounting Standards No. 115, 'Accounting for Certain Investments in Debt and Equity Securities'. Accordingly, unrealized gains and losses on equity securities are reflected in the accompanying statements of operations.

FURNITURE AND EQUIPMENT

     Furniture and equipment are recorded at cost and are depreciated using the straight-line method over the useful lives of the assets, beginning at the time the assets are placed into operation. Furniture and equipment are depreciated over estimated useful lives of five years and three years, respectively.

     Upon retirement or disposition of the furniture and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. Repairs and maintenance are charged to expense as incurred and expenditures for additions and improvements are capitalized.

INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

TREASURY STOCK

     The Company accounts for purchases and reissuances of treasury stock using the cost method. Under the cost method, each acquisition of treasury stock is accounted for at cost. Upon the sale or disposition, the treasury stock account is reduced for an amount equal to the number of shares sold, multiplied by the cost per share. The difference is treated as paid-in capital.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS 107, 'Disclosure About Fair Value of Financial Instruments,' requires certain disclosures regarding the fair value of financial instruments. The Company has determined, based on available

                      MOTORCYCLE CENTERS OF AMERICA, INC.
           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
                                 MARCH 31, 1999

market information and appropriate valuation methodologies, the fair value of its financial instruments approximates carrying value. The carrying amounts of cash, accounts payable, and other accrued liabilities approximate fair value due to the short-term maturity of the instruments.

EARNINGS PER COMMON SHARE

     Effective December 31, 1997, SFAS 128 'Earnings per Share' requires a dual presentation of earnings per share-basic and diluted. Basic earnings per common share has been computed based on the weighted average number of common shares outstanding. Diluted earnings per share reflects the increase in weighted average common shares outstanding that would result from the assumed exercise of outstanding stock options. Basic and diluted earnings per share were the same for all prior periods presented due to the Company's simple capital structure. Earnings per share calculations are reported on a post-split basis for all periods presented.

NEW ACCOUNTING PRONOUNCEMENTS

     The Company has adopted the following new accounting pronouncements for the year ended December 31, 1998. There was no effect on the financial statements presented from the adoption of the new pronouncements. SFAS No. 130, 'Reporting Comprehensive Income,' requires the reporting and display of total comprehensive income and its components in a full set of general-purpose financial statements. The Company did not have comprehensive income for the periods presented; therefore, comprehensive income and net income are equal. SFAS No. 131, 'Disclosures about Segments of an Enterprise and Related Information,' is based on the 'management' approach for reporting segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosure about the Company's products, the geographic areas in which it earns revenue and holds long-lived assets, and its major customers. SFAS 131 is not applicable, as the Company had no revenue-producing operations for the periods presented. SFAS No. 132, 'Employers' Disclosures about Pensions and Other Post-retirement Benefits,' which requires additional disclosures about pension and other post-retirement benefit plans, but does not change the measurement or recognition of those plans.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999

NOTE A: NATURE OF OPERATIONS

     Effective December 19, 1994, Motorcycle Centers of America, Inc. (MCAI) (formerly NABCO, Inc.) merged with Humanus Corporation (Humanus), which was incorporated under the laws of Colorado on February 23, 1988. Subsequent to the merger, Humanus changed its name to NABCO, Inc.

     NABCO was originally incorporated for the purpose of manufacturing bagels and selling them to its subfranchisor and franchisees. In August 1995, NABCO sold its bagel manufacturing operations, and on August 28, 1995, it officially terminated operations and became an inactive shell company.

     On January 26, 1998, the Company entered into an Agreement and Plan of Reorganization with Sandale Holdings, Limited, to acquire a motorcycle manufacturing company in China. The Plan of Reorganization was terminated on August 14, 1998 (see Note I). In connection with the Plan of Reorganization, the Company redomiciled in Nevada.

     On April 15, 1998, NABCO entered into a merger with MCAI whereby all of the outstanding shares of common stock in NABCO, amounting to 1,458,807 shares, were issued to MCAI in exchange for 1,458,807 shares of the $.001 par value common stock of MCAI. MCAI was the sole surviving corporation. The shares of NABCO were cancelled following the merger. As a result of the merger, the Company previously known as NABCO, Inc. became Motorcycle Centers of America, Inc.

     On October 4, 1998, the Company entered into an Agreement and Plan of Reorganization with DDA America, LLC to acquire all of the issued and outstanding stock of DDA America, LLC. The Plan of Reorganization was terminated on March 1, 1999 (see Note I).

     On April 9, 1999, the Company entered into an Agreement and Plan of Reorganization with Entertainment Universe, Inc. to acquire all of the issued and outstanding stock of Entertainment Universe, Inc. (see Note J).

NOTE B: RELATED PARTY TRANSACTIONS

THREE MONTHS ENDED MARCH 31, 1999

     During the three months ended March 31, 1999, an officer advanced the Company $25,000 for working capital. The Company repaid the officer $5,137 during 1999. The remaining balance of $66,300 is included in the accompanying financial statements as due to former officer.

     During the three months ended March 31, 1999, the Company issued 2,000,000 shares of its $.001 par value common stock to an officer in exchange for services (see Notes F and J).

     During the three months ended March 31, 1999, the Company issued 78,000 shares of its $.001 par value common stock to various shareholders in exchange for services. The transaction was valued at the cost of the services rendered of $30,060.

1998

     During the year ended December 31, 1998, an officer advanced the Company $115,000 for working capital. The Company repaid the officer $68,563 during 1998. The remaining balance of $46,437 is included in the accompanying financial statements as due to former officer.

1997

     At January 1, 1997, an officer owed the Company $71,530 in advances. During 1997, the Company advanced the officer an additional $23,150, and the officer repaid the total $94,680. The advances were repaid in cash totaling $48,080 and marketable securities totaling $46,600. The Company recognized $12,938 in realized gains and $15,000 in unrealized gains from marketable securities received from the officer in 1997.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 1999

1996

     At January 1, 1996, an officer owed the Company $60,205 for cash advances. During 1996, the Company advanced the officer an additional $14,300, of which the officer repaid $2,975. The balance at December 31, 1996 totaled $71,530.

NOTE C: MARKETABLE SECURITIES

     Marketable securities consisted of the following at March 31, 1999 and December 31, 1998 and 1997:

                                                                  DECEMBER 31,
                                                    -----------------------------------------
                                MARCH 31, 1999             1998                  1997
                              -------------------   -------------------   -------------------
                                        ESTIMATED             ESTIMATED             ESTIMATED
                                         MARKET                MARKET                MARKET
                               COST       VALUE      COST       VALUE      COST       VALUE
                               ----       -----      ----       -----      ----       -----
Equity securities...........  $51,000    $--        $59,000    $8,000     $52,225    $7,000
                              -------    ------     -------    ------     -------    ------
                              -------    ------     -------    ------     -------    ------

     Following is a summary of investment earnings recognized in income during the three months ended March 31, 1999 and the years ended December 31, 1998, 1997 and 1996:

                                                                    DECEMBER 31,
                                               MARCH 31,   ------------------------------
                                                 1999        1998       1997       1996
                                                 ----        ----       ----       ----
Trading securities:
     Realized gains..........................   $84,073    $  --      $ 13,562   $  5,200
     Realized losses.........................     --         (6,440)     --        (7,563)
                                                -------    --------   --------   --------
          Realized gains (losses), net.......    84,073      (6,440)    13,562     (2,363)
                                                -------    --------   --------   --------
     Unrealized gains........................     --          --        15,000      --
     Unrealized losses.......................     --        (51,000)    (9,225)    (5,625)
                                                -------    --------   --------   --------
          Unrealized gains (losses), net.....     --        (51,000)     5,775     (5,625)
                                                -------    --------   --------   --------
          Gain (loss) on trading securities,
            net..............................   $84,073    $(57,440)  $ 19,337   $ (7,988)
                                                -------    --------   --------   --------
                                                -------    --------   --------   --------

NOTE D: FURNITURE AND EQUIPMENT

     Furniture and equipment consisted of the following at March 31, 1999 and December 31, 1998 and 1997:

                                                                         DECEMBER 31,
                                                            MARCH 31,   ---------------
                                                              1999       1998     1997
                                                              ----       ----     ----
Office furniture..........................................   $2,500     $2,500   $2,500
Computer equipment........................................    1,000      1,000    1,000
                                                             ------     ------   ------
                                                              3,500      3,500    3,500
Less: accumulated depreciation............................   (2,792)    (2,667)  (1,944)
                                                             ------     ------   ------
                                                             $  708     $  833   $1,556
                                                             ------     ------   ------
                                                             ------     ------   ------

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 1999

NOTE E: INCOME TAXES

     A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate follows for the three months ended March 31, 1999 and the years ended December 31, 1998, 1997 and 1996:

                                                                   DECEMBER 31,
                                            MARCH 31,     -------------------------------
                                              1999         1998        1997        1996
                                              ----         ----        ----        ----
U.S. statutory federal rate...............    15.00%        20.57%      15.00%      15.00%
State income tax rate, net of federal
  benefit.................................     4.25          4.15        4.25        4.25
Unrealized gains and losses on marketable
  securities, net.........................   (0.00)        (2.75)      (8.21)        5.65
Net operating loss for which no tax
  benefit is currently avaliable..........  (19.25)       (21.97)     (11.04)     (24.90)
                                             ------       -------     -------     -------
                                              --            --          --          --
                                             ------       -------     -------     -------
                                             ------       -------     -------     -------

     The current tax benefit (expense) for the three months ended March 31, 1999 and the years ended December 31, 1998, 1997 and 1996 totaled $(795), $22,608, $853 and $1,924, respectively, which have been offset by the valuation allowance. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the three months ended March 31, 1999 and the years ended December 31, 1998, 1997 and 1996 totaled $(795), $22,608, $853 and $1,924, respectively. The net operating loss carryforward expires through the year 2019.

     The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

NOTE F: SHAREHOLDERS' EQUITY

PREFERRED STOCK

     The Company is authorized to issue 40,000,000 preferred shares with a $.10 par value. The Board of Directors has authority to determine the relative rights and preferences of the preferred shares.

COMMON STOCK

     The Company is authorized to issue 250,000,000 common shares with a $.001 par value. Shareholders do not have preemptive rights to purchase additional shares and cumulative voting of common shares is not permitted.

     On March 29, 1999, Motorcycle Centers of America, Inc. issued 1,500,000 shares of its common stock in exchange for consulting and administrative services provided to the Company during the three months ended March 31, 1999. The transaction was recorded at the value of the services, $30,000 ($.02 per share). Effective March 31, 1999, the Company approved a 20 for one reverse split of its common stock. Therefore, the 1,500,000 common shares were converted to 75,000 common shares following the reverse split.

     On March 31, 1999, the Company issued 3,000 post-split shares of its common stock in exchange for administrative services provided to the Company during the three months ended March 31, 1999. The transaction was recorded at the value of the services, $60 ($.02 per share).

     On March 31, 1999, the Company also issued 2,000,000 post-split shares of its common stock to an officer in exchange for consulting services provided to the Company during the three months ended March 31, 1999. The transaction was recorded at the value of the services, $40,000 ($.02 per share).

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 1999

TREASURY STOCK

     As of January 1, 1996, the Company held 6,000 shares of treasury stock at a cost of $9,750. During 1996, the Company purchased an additional 3,000 shares at a cost of $3,375 and sold 8,000 shares for proceeds of $9,625. As a result, the Company recorded a $2,375 charge against additional paid-in capital for the excess of cost over proceeds from the sale.

     As of January 1, 1997, the Company held 1,000 shares of treasury stock at a cost of $1,125. During the year ended December 31, 1997, an officer repaid an advance to the Company with 1,300 shares of NABCO stock with a value of $2,600; and the Company sold 2,300 shares of treasury stock for proceeds of $1,363. As a result, the Company recorded a $2,362 charge against additional paid-in capital for the excess of cost over proceeds from the sale. As of December 31, 1997, the Company held no shares of treasury stock.

REVERSE COMMON STOCK SPLITS

     Effective March 31, 1999, the Board of Directors approved a 20 for one reverse split of the Company's common stock for all shares outstanding as of March 31, 1999. Every 20 shares held by a shareholder prior to the split was replaced by one share as of April 28, 1999.

     On August 1, 1997, the Board of Directors approved a 20 for one reverse split of the Company's common stock for all shares outstanding as of August 1, 1997. Every 20 shares held by a shareholder prior to the split was replaced by one share as of August 11, 1997.

     The accompanying financial statements have been restated to give effect to these reverse splits for all periods presented.

DEFERRED OFFERING COSTS

     The Company incurred legal fees and stock transfer fees of $4,500 and $1,234, respectively, during the year ended December 31, 1998, which were related to common shares sold under Rule 504 of Regulation D in April 1999. The total $5,734 is included in the accompanying financial statements as deferred offering costs.

NOTE G: COMMITMENT AND CONTINGENCY

COMMITMENT

     The Company entered into an operating lease for office space during 1997, which commenced December 1, 1997 and terminated on November 30, 1998. The Company renewed the lease through December 31, 1999. Monthly rent payments during 1998 were $438 and the future minimum lease payments total $5,593 due in 1999.

CONTINGENCY

     As part of the sale of the Company's bagel manufacturing operations in 1995, the Company sold a building with a mortgage payable totaling $91,349. Although the building was sold, the Company remains contingently liable until the note is satisfied.

NOTE H: TERMINATED PLANS OF REORGANIZATION

SANDALE HOLDINGS, LIMITED (SANDALE)

     On January 26, 1998, NABCO (subsequently Motorcycle Centers of America, Inc.) entered into an Agreement and Plan of Reorganization with Sandale, a Bahamian corporation. As part of the reorganization, Sandale agreed to exchange all 10,000,000 of its Ordinary A shares and common shares; for 5,000,000 (pre-split) shares of NABCO's $.001 par value restricted common stock. As a result of the reorganization, Sandale would have become a wholly owned subsidiary of NABCO and the former shareholders of Sandale would have owned approximately 77 percent of NABCO. The Agreement and Plan of Reorganization was terminated on August 14, 1998.

                      MOTORCYCLE CENTERS OF AMERICA, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 1999

DDA AMERICA, LLC (DDA)

     On October 4, 1998, the Company entered into an Agreement and Plan of Reorganization with DDA, a Delaware corporation. As part of the reorganization, DDA agreed to exchange all of its common shares for 2,700,000 shares of the Company's $.001 par value restricted common stock. As a result of the reorganization, DDA would have become a wholly owned subsidiary of the Company and the former shareholders of DDA would have owned approximately 67.5 percent of the Company. The Agreement and Plan of Reorganization was terminated on March 1, 1999. Earnest money lost in the failed agreement of $10,000 was charged to expense in during the year ended December 31, 1998.

NOTE I: YEAR 2000 COMPLIANCE

     The Year 2000 issue (Y2K) is the result of computer programs written using two digits rather than four to define the applicable year. Any of the Company's computer and telecommunications programs that have date sensitive software may recognize a date using '00' as the year 1900 instead of 2000. This could result in system failure or miscalculations causing disruptions in operations, including the ability to process transactions, send invoices, or engage in similar normal business activities. The Company has determined that its equipment is Y2K compliant.

     The Company cannot determine the extent to which the Company is vulnerable to third parties' failure to remediate their own Y2K problems. As a result, there can be no guarantee that the systems of other companies on which the Company's business relies will be timely converted, or that failure to convert by another company, or a conversion that is incompatible with the Company's systems, would have a material adverse affect on the Company. In view of the foregoing, there can be no assurance that the Y2K issue will not have a material adverse effect on the Company's business.

NOTE J: SUBSEQUENT EVENTS

AGREEMENT AND PLAN OF REORGANIZATION

     On April 9, 1999, the Company entered into an Agreement and Plan of Reorganization with the shareholders of Entertainment Universe, Inc. (EUI), a California corporation. EUI agreed to exchange all of its common shares for 12,904,000 shares of the Company's $.001 par value restricted common stock, and all of its preferred shares for 1,832,810 shares of its Series A six percent convertible preferred stock. As part of the reorganization, the Company agreed to a 20 for 1 reverse split of its restricted common stock prior to the exchange (see Note F). This acquisition will be accounted for as a recapitalization of EUI, with the Company the legal surviving entity. Since the Company had, prior to the recapitalization, no operations, the recapitalization has been accounted for as the sale of 12,904,000 shares of the Company's restricted common stock and 1,832,810 shares of its Series A six percent convertible preferred stock for the net assets of EUI. As a result of the reorganization, EUI became a wholly owned subsidiary of the Company and the former shareholders of EUI own approximately 91.6 percent of the Company.

SUBSCRIPTION AGREEMENT SECURITIES OFFERING

     The Company conducted an offering of its $.001 par value common stock from April 1, 1999 through April 6, 1999 pursuant to Rule 504 of Regulation D under the Securities Act of 1933, as amended. A maximum of 900,000 shares was offered pursuant to a Regulation D Subscription Agreement at a price of $1.00 per share. Following the offering termination on April 6, 1999, the Company had received subscriptions for 885,835 shares for a gross amount of $885,835.

PURCHASE OF TREASURY STOCK

     On April 20, 1999, the Company purchased 1,845,000 shares of its outstanding common stock from its former officer for $20,000. The shares were cancelled following the purchase.

                               CD UNIVERSE, INC.
                              FINANCIAL STATEMENTS
                                 MARCH 31, 1999
                                     INDEX

Independent Auditor's Report................................      F-35
Balance Sheet...............................................      F-36
Statement of Operations.....................................      F-37
Statement of Stockholder's Deficit..........................      F-38
Statement of Cash Flows.....................................      F-39
Notes to Financial Statements...............................      F-40

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders of CD UNIVERSE, INC.

     We have audited the accompanying balance sheets of CD UNIVERSE, INC. as of March 31, 1999 and 1998 and the related statements of operations, stockholder's deficit, and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CD UNIVERSE, INC. as of March 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1999 in conformity with generally accepted accounting principles.

                                        MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                        Certified Public Accountants

New York, New York
May 14, 1999

                               CD UNIVERSE, INC.
                                 BALANCE SHEET
                                 MARCH 31, 1999

                                                                 1999         1998
                                                                 ----         ----
                           ASSETS
Current assets
     Cash and cash equivalents..............................  $   11,335   $  267,214
     Accounts receivable, net of allowance for doubtful
      accounts of $0........................................      92,938       --
     Inventory..............................................      22,647       23,877
     Due from officer.......................................     157,569        1,000
     Prepaid expenses and other current assets..............       9,629       43,031
                                                              ----------   ----------
          Total current assets..............................     294,118      335,122
Property and equipment, net of accumulated depreciation of
  $83,052 and $36,900 respectively..........................     225,718      158,362
Organization costs, net of accumulated amortization of $340
  and $170 respectively.....................................         510          680
                                                              ----------   ----------
          Total assets......................................  $  520,346   $  494,164
                                                              ----------   ----------
                                                              ----------   ----------

           LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities
     Accounts payable and accrued expenses..................  $  942,322   $  534,581
     Notes payable -- officer...............................     105,000       --
     Due to affiliates (Note 5).............................      30,000      110,395
                                                              ----------   ----------
          Total current liabilities.........................   1,077,322      644,976
                                                              ----------   ----------
Commitments and contingencies (Note 9)......................      --
Stockholder's deficit
     Common stock -- no par value; authorized 1,000 shares;
      1,000 issued and outstanding..........................       1,000        1,000
     Accumulated deficit....................................    (557,976)    (151,812)
                                                              ----------   ----------
          Total stockholder's deficit.......................    (556,976)    (150,812)
                                                              ----------   ----------
          Total liabilities and stockholder's deficit.......  $  520,346   $  494,164
                                                              ----------   ----------
                                                              ----------   ----------

    The accompanying notes are an integral part of the financial statements.

                               CD UNIVERSE, INC.
                            STATEMENT OF OPERATIONS
                         FOR THE YEARS ENDED MARCH 31,

                                                              1999         1998         1997
                                                              ----         ----         ----
Revenue..................................................  $8,851,713   $5,685,211   $1,675,815
Cost of goods sold.......................................   7,550,289    4,709,528    1,433,766
                                                           ----------   ----------   ----------
Gross profit.............................................   1,301,424      975,683      242,049
Selling, general and administrative expenses.............   1,708,601    1,111,698      434,203
Loss from operations.....................................   ((407,177)    (136,015)    (192,154)
Other income.............................................       1,013      (15,797)      --
                                                           ----------   ----------   ----------
Net loss.................................................    (406,164)  $ (151,812)  $ (192,154)
                                                           ----------   ----------   ----------
                                                           ----------   ----------   ----------
Net loss per common share
     Basic...............................................     (406.16)  $  (151.81)  $  (192.15)
                                                           ----------   ----------   ----------
                                                           ----------   ----------   ----------
     Diluted.............................................     (406.16)  $  (151.81)  $  (192.15)
                                                           ----------   ----------   ----------
                                                           ----------   ----------   ----------

    The accompanying notes are an integral part of the financial statements.

                               CD UNIVERSE, INC.
                       STATEMENT OF STOCKHOLDER'S DEFICIT

                                                        COMMON STOCK                       TOTAL
                                                       ---------------   ACCUMULATED   STOCKHOLDER'S
                                                       SHARES   AMOUNT     DEFICIT        DEFICIT
                                                       ------   ------   -----------   -------------
Balance at April 7, 1997.............................   --      $--       $  --          $ --
Issuance of shares for cash..........................  1,000    1,000        --              1,000
Net loss for the year ended March 31, 1998...........   --       --        (151,812)      (151,812)
                                                       -----    ------    ---------      ---------
Balance at March 31, 1998............................  1,000    1,000      (151,812)      (150,812)
Net loss for the year ended March 31, 1999...........   --       --        (406,164)      (406,164)
                                                       -----    ------    ---------      ---------
Balance at March 31, 1999............................  1,000    $1,000    $(557,976)     $(556,976)
                                                       -----    ------    ---------      ---------
                                                       -----    ------    ---------      ---------

    The accompanying notes are an integral part of the financial statements.

                               CD UNIVERSE, INC.
                            STATEMENT OF CASH FLOWS
                          FOR THE YEARS ENDED MARCH 31

                                                                1999        1998        1997
                                                                ----        ----        ----
Cash Flows From Operating Activities:
     Net loss...............................................  $(406,164)  $(151,812)  $(192,154)
     Adjustments to reconcile net loss to net cash provided
       by (used in) operating activities
     Depreciation and amortization..........................     46,322      37,070      --
     Write off of excess of purchase price over cost
       assigned to assets acquired..........................     --          40,000      --
     Changes in certain assets and liabilities:
          (Increase) in accounts receivable.................    (92,938)     --          --
          Decrease (increase) in inventory..................      1,230     (23,877)     --
          Decrease (increase) in prepaid expenses and other
            current assets..................................     33,402     (43,031)     (6,028)
          Increase in accounts payable and accrued
            expenses........................................    407,741     534,581      --
                                                              ---------   ---------   ---------
          Total cash provided by (used in) operating
            activities......................................    (10,407)    392,931    (198,182)
                                                              ---------   ---------   ---------
Cash Flows From Investing Activities:
     Increase in other assets...............................     --         (40,850)     --
     Increase in property and equipment.....................   (113,508)   (195,262)     (6,500)
                                                              ---------   ---------   ---------
          Total cash used in investing activities...........   (113,508)   (236,112)     (6,500)
                                                              ---------   ---------   ---------
Cash Flows From Financing Activities:
     Sale of common stock...................................     --           1,000      --
     Cash retained by affiliate.............................     --         (19,558)     --
     Increase in notes payable -- officer...................    150,000      --          --
     Repayment of notes payable -- officer..................    (45,000)     --          --
     Loans from affiliates..................................     30,000     110,395     224,240
     Repayment of loans from affiliates.....................   (110,395)     --          --
     Loan to officer........................................   (156,569)     (1,000)     --
                                                              ---------   ---------   ---------
          Total cash provided by (used in) financing
            activities......................................   (131,964)     90,837     224,240
                                                              ---------   ---------   ---------
Net (decrease) increase in cash and cash equivalents........   (255,879)    247,656      19,558
Cash and cash equivalents -- beginning of year..............    267,214      19,558      --
                                                              ---------   ---------   ---------
Cash and cash equivalents -- end of year....................  $  11,335   $ 267,214   $  19,558
                                                              ---------   ---------   ---------
                                                              ---------   ---------   ---------
Cash Paid During the Year For:
     Interest expense.......................................  $     286   $  --       $  --
                                                              ---------   ---------   ---------
                                                              ---------   ---------   ---------
     Income taxes...........................................  $  --       $  --       $  --
                                                              ---------   ---------   ---------
                                                              ---------   ---------   ---------

    The accompanying notes are an integral part of the financial statements.

                               CD UNIVERSE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A) ORGANIZATION AND LINE OF BUSINESS

     CD Universe, Inc. was incorporated under the laws of the State of Connecticut on April 7, 1997. The Company was sold to new management in April 1999.

     Prior to incorporating, the Company operated as a division of Prime Software, Inc., a related party. The statements of operations and cash flows for the year ended March 31, 1997 reflects the activity of that division.

     The Company sells and distributes compact discs (CD's) and video recordings to retail purchasers over the internet.

B) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

C) CONCENTRATION OF CREDIT RISK

     The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded FDIC insured levels at various times during the year.

D) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents

E) ACCOUNTS RECEIVABLE

     Accounts receivable consist primarily of credit card charges by customers.

F) INVENTORY

     Inventory consists of compact discs, videos and packaging materials. Inventory is valued at the lower of cost or market using the first-in, first-out method.

G) PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred.

     Estimated useful lives are as follows:

Leasehold Improvements......................................   3 years
Computer Equipment..........................................   5 years
Telephone Equipment.........................................   5 years
Furniture, Fixtures and Other...............................  10 years

                               CD UNIVERSE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 1999

H) ORGANIZATION COSTS

     Organization costs are being amortized over 5 years using the straight-line method.

I) INCOME TAXES

     Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed by Statement of Financial Accounting Standards ('SFAS') No. 109, 'Accounting for Income Taxes'. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

J) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the relatively short maturity of these instruments.

K) LONG-LIVED ASSETS

     Long-lived assets and certain identifiable intangibles to he held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

L) STOCK-BASED COMPENSATION

     The Company has adopted the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ('APB') No. 25, 'Accounting for Stock Issued to Employees' and related interpretations.

M) REVENUE RECOGNITION

     The Company recognizes revenue upon shipment of its products. The Company maintains a partner program whereby partners provide links on their web-sites that bring customers to the CD Universe web-site. Revenue generated from these linked sites is recognized upon shipment of the CD's. The partner receives a commission of 5% to 15% of sales of the Company's products that originate from the site, recognized as an expense concurrent with the sale.

N) ADVERTISING COSTS

     Advertising costs, except for costs associated with direct-response advertising, are charged to operations incurred. The costs of direct-response advertising, if any, are capitalized and amortized over the period during which future benefits are expected to be received.

O) EARNINGS PER SHARE

     During 1997, the Company adopted SFAS No. 128, 'Earnings Per Share', which requires presentation of basic earnings per share ('Basic EPS') and diluted earnings per share ('Diluted EPS').

                               CD UNIVERSE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 1999

     The computation of basic EPS is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect.

     The shares used in the computation for the years ended March 31, 1999, 1998 and 1997 were as follows:

Basic.......................................................  1,000
                                                              -----
                                                              -----
Diluted.....................................................  1,000
                                                              -----
                                                              -----

P) COMPREHENSIVE INCOME

     In June 1997, SFAS No. 130, 'Reporting Comprehensive Income', was issued. This statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of March 31, 1999, 1998 and 1997, the Company had no items that represent other comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

Q) IMPACT OF YEAR 2000 ISSUE

     During the year ended March 31, 1999, the Company conducted an assessment of issues related to the Year 2000 and determined that it was necessary to modify or replace portions of its software in order to ensure that its computer systems will properly utilize dates beyond December 31, 1999. The Company expects to complete any Year 2000 systems modifications and conversions by the middle of 1999. Currently, the Company does not expect that costs associated with becoming Year 2000 compliant to be material. At this time, the Company cannot determine the impact the Year 2000 will have on its key customers or suppliers. If the Company's customers or suppliers do not convert their systems to become Year 2000 compliant, the Company may be adversely impacted. The Company is addressing these risks in order to reduce the impact on the Company.

R) RECENT ACCOUNTING PRONOUNCEMENTS

     During 1998, the FASB issued SFAS No. 131, 'Disclosure About Segments of an Enterprise and Related Information', which changes the way public companies report information about segments. SFAS No. 131, which is based on the selected segment information quarterly and entity-wide disclosures about products and services, major customers and the material countries in which the entity holds assets and reports revenue. This statement is effective for the Company's fiscal year. The Company is in the process of evaluating the disclosure requirements under this standard.

     Additionally, during 1998, the America Institute of Certified Accountants' Executive Committee issued Statement of Position Number 98-1 (SOP 98-1), 'Accounting for the Cost of Computer Software Developed or Obtained for Internal Use'. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Management believes that the Company is substantially in compliance with this pronouncement and that its implementation will not have a material effect on the Company's financial position, results of operations or cash flows.

                               CD UNIVERSE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 1999

NOTE 2 -- PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows at March 31,:

                                                            1999       1998
                                                            ----       ----
Leasehold Improvements..................................  $ 40,000   $  --
Computer Equipment......................................   215,543    155,273
Telephone Equipment.....................................    24,158     18,467
Furniture, Fixtures and Other...........................    29,069     21,522
                                                          --------   --------
                                                           308,770    195,262
Less: Accumulated Depreciation..........................    83,052     36,900
                                                          --------   --------
     Property and Equipment, net........................  $225,718   $158,362
                                                          --------   --------
                                                          --------   --------

     Depreciation expense for the years ended March 31, 1999 and 1998 was $46,152 and $36,000, respectively.

NOTE 3 -- INCOME TAXES

     The components of the provision for income taxes for the years ended March 31, 1999, 1998 and 1997 are as follows:

     Current Tax Expense                          1999       1998       1997
       U.S. Federal...........................  $  --      $  --      $  --
       State and Local........................  $  --         --         --
                                                --------   --------   --------
            Total Current.....................     --         --         --
                                                --------   --------   --------
     Deferred Tax Expense
       U.S. Federal...........................     --         --         --
       State and Local........................     --         --         --
                                                --------   --------   --------
       Total Deferred.........................     --         --         --
                                                --------   --------   --------
            Total Tax Provision from
               Continuing Operations..........  $  --      $  --      $  --
                                                --------   --------   --------
                                                --------   --------   --------

     The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

                                                     1999        1998        1997
                                                     ----        ----        ----
Federal Income Tax Rate...........................   (34.0)%     (34.0)%     (34.0)%
Deferred Tax Charge (Credit)......................    --          --          --
Effect on Valuation Allowance.....................    34.0%       34.0%       34.0%
State Income Tax, Net of Federal Benefit..........    --          --          --
                                                    ------       -----       -----
Effective Income Tax Rate.........................     0.0%        0.0%        0.0%
                                                    ------       -----       -----
                                                    ------       -----       -----

     At March 31, 1999, the Company had net carryforward losses of approximately $556,000 that can be utilized to offset future taxable income through 2014. Utilization of these net carryforward losses is subject to the limitations of Internal Revenue Code Section 382. The full realization of the tax benefit associated with the carryforward depends predominantly upon the Company's ability to generate taxable income during the carryforward period. A valuation allowance equal to the tax benefit for deferred taxes has been established due to the uncertainty of realizing the benefit of the tax carryforward.

                               CD UNIVERSE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 1999

     Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) are as follows:

                                                          1999        1998
                                                          ----        ----
Loss Carryforwards....................................  $ 189,000   $  51,700
Less: Valuation Allowance.............................   (189,000)    (51,700)
                                                        ---------   ---------
Net Deferred Tax Assets (Liabilities).................  $  --       $  --
                                                        ---------   ---------
                                                        ---------   ---------

NOTE 4 -- NOTE PAYABLE -- OFFICER

     The Company is indebted to an officer at March 31, 1999 for $105,000. The terms indicate interest is payable at 8% with loan principal and interest payable upon demand.

     Subsequent to March 31, 1999, the Note was paid down to $85,000. This amount will be settled through a purchase price adjustment upon the acquisition of the Company by Entertainment Universe, Inc.

NOTE 5 -- RELATED PARTY TRANSACTIONS

     In prior years, certain of the Company's fixed asset acquisitions and certain expenses were paid for through advances by an entity controlled by the Company's president. These advances, totaling $110,395, were repaid during the year ended March 31, 1999.

     During the current fiscal year, the Company received advances from an entity controlled by the Company's chairman. These advances totaled $30,000 and remain outstanding at March 31, 1999. Terms of repayment and interest are being negotiated.

NOTE 6 -- MAJOR VENDOR

     The Company purchased approximately 90% of its merchandise from one vendor. At March 31, 1999, the balance due to that vendor was approximately $600,000 which was paid in April 1999. The Company believes that the loss of this vendor may have a material adverse effect on the Company.

NOTE 7 -- ADVERTISING COSTS

     Advertising costs incurred and recorded as expense in the statement of operations were $67,052, $128,432 and $110,717 for the years ended March 31, 1999, 1998 and 1997, respectively.

NOTE 8 -- ACQUISITION OF ASSETS

     During the year ended March 31, 1998, the Company purchased various assets from a related party. Due to the fact that the entities were under common control, the assets have been valued at historical cost in the financial statements. The excess of purchase prior over cost has been charged to expense during the year ended March 31, 1998. This amount was $40,000.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

     The Company leases office space under non-cancelable operating lease agreements that expire within the next three years. Future minimum lease payments under these non-cancelable operating leases are as follows:

                               CD UNIVERSE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 1999

MARCH 31,
---------
2000..............................................  $117,000
2001..............................................   117,000
2002..............................................   107,250
                                                    --------
     Total........................................  $341,250
                                                    --------
                                                    --------

     Rent expense under the office lease for the years ending March 31, 1999, 1998 and 1997 was $82,000, $45,938 and $5,387, respectively.

     On October 1, 1998, the Company entered into an agreement with Charles Beilman. The agreement stipulates that Charles Beilman will serve as Chief Operating Officer and Chief Technical Officer for an annual compensation of $135,000 and the reimbursement of certain expenditures, as defined in the related agreement. This agreement becomes effective when the Company is acquired and its shares are publicly traded. Mr. Beilman's employment will continue for at least three years from the date the Company goes public.

NOTE 10 -- SUBSEQUENT EVENTS

     The Company was acquired by Entertainment Universe, Inc. in April 1999 as a wholly owned subsidiary.

                               CASES LADDER, INC.
                              FINANCIAL STATEMENTS
                                    CONTENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-47
Balance Sheets..............................................  F-48
Statements of Operations....................................  F-49
Statement of Stockholders' Equity...........................  F-50
Statements of Cash Flows....................................  F-51
Notes to Financial Statements...............................  F-52

                       [LETTERHEAD OF JONATHON P. REUBEN]

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
CASES LADDER, INC.
Newbury Park, California

     We have audited the accompanying balance sheet of Cases Ladder, Inc. (A California corporation), as of December 31, 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows, for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cases Ladder, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Jonathon P. Reuben CPA
                                          _________________________________
                                          JONATHON P. REUBEN,
                                          Certified Public Accountant

April 9, 1999

                               CASES LADDER, INC.
                                 BALANCE SHEETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1998          1999
                                                                  ----          ----
                                                                             (UNAUDITED)
                           ASSETS
Current assets
     Cash and cash equivalents..............................    $ --          $ 15,045
Accounts receivable (net of allowance for bad debts of
  $5,675 and $19,175).......................................      65,262        94,724
Deferred tax asset..........................................       2,172        --
Deposits....................................................      --               685
                                                                --------      --------
          Total current assets..............................      67,434       110,454
Computer equipment and software (Note 2)....................      21,752        35,150
                                                                --------      --------
Total assets................................................    $ 89,186      $145,604
                                                                --------      --------
                                                                --------      --------

          LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Current liabilities
     Accounts payable.......................................    $ 19,365      $ 16,185
     Accrued payroll and payroll taxes......................      --            57,472
     Income tax payable.....................................         800         1,600
     Customer deposits......................................      16,667        --
     Notes payable -- affiliate.............................       9,028         8,433
     Notes payable -- shareholders..........................      55,000        61,916
                                                                --------      --------
          Total current liabilities.........................     100,860       145,606
Stockholders' (deficit)
     Common stock, no par value, authorized 40,000,000
      shares,
       issued and outstanding 9,437,500 shares at
      December 31, 1998, and
       March 31, 1999.......................................       2,750         2,750
     Retained earnings (deficit)............................     (14,424)       (2,752)
                                                                --------      --------
          Total stockholders' (deficit).....................     (11,674)           (2)
                                                                --------      --------
          Total liabilities and stockholders' (deficit).....    $ 89,186      $145,604
                                                                --------      --------
                                                                --------      --------

                             See accompanying notes

                               CASES LADDER, INC.
                            STATEMENTS OF OPERATIONS

                                                                                THREE
                                                               YEAR ENDED    MONTHS ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                                  1998           1999
                                                                  ----           ----
                                                                             (UNAUDITED)
Revenue.....................................................   $ 378,345      $ 309,737
General and administrative expenses.........................    (394,141)      (295,093)
                                                               ---------      ---------
     Net income (loss) before provision for corporate income
      tax...................................................     (15,796)        14,644
Benefit (provision) for corporate income tax................       1,372         (2,972)
                                                               ---------      ---------
     Net income (loss)......................................     (14,424)        11,672
                                                               ---------      ---------
                                                               ---------      ---------
Basic Income (Loss) per share...............................     (0.0015)        0.0012
                                                               ---------      ---------
                                                               ---------      ---------
Weighted average shares outstanding.........................   9,404,630      9,437,500
                                                               ---------      ---------
                                                               ---------      ---------

                             See accompanying notes

                               CASES LADDER, INC.
                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                             COMMON STOCK       RETAINED
                                                          -------------------   EARNINGS
                                                           SHARES     AMOUNTS   (DEFICIT)    TOTAL
                                                           ------     -------   ---------    -----
Balances at January 1, 1998.............................     --       $ --       $ --       $ --
Original issuance of common stock.......................  9,375,000    2,000       --         2,000
Sale of common stock....................................     93,750      750       --           750
Net loss................................................     --         --       (14,424)   (14,424)
                                                          ---------   ------     -------    -------
Balances at December 31, 1998...........................  9,468,750    2,750     (14,424)   (11,674)
Net income for the three months ended March 31, 1999
  (unaudited)...........................................     --         --        11,672     11,672
                                                          ---------   ------     -------    -------
Balances at March 31, 1999 (unaudited)..................  9,468,750   $2,750     $(2,752)   $    (2)
                                                          ---------   ------     -------    -------
                                                          ---------   ------     -------    -------

                             See accompanying notes

                               CASES LADDER, INC.
                            STATEMENTS OF CASH FLOWS

                                                                             THREE MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                                  1998           1999
                                                                  ----           ----
                                                                             (UNAUDITED)
Cash Flows From Operating Activities:
     Net income (loss)......................................    $(14,424)      $11,672
     Adjustments to reconcile net income (loss) to net cash
      provided (used) by operations:
       Depreciation.........................................         280         1,618
       Allowance for bad debts..............................       5,675        13,500
       Changes in operating assets and liabilities:
          Decrease (increase) in assets:
            Accounts receivable.............................     (70,936)      (42,962)
            Prepaid items and deposits......................      --              (685)
            Deferred tax asset..............................      (2,172)        2,172
          Increase (decrease) in liabilities:
            Accounting payable and accrued expenses.........      19,826        55,648
            Customer deposits...............................      16,667       (16,667)
            Income tax payable..............................         800           800
                                                                --------       -------
Net cash provided (used) by operating activities............     (44,284)       25,096
                                                                --------       -------
Cash Flows from Investing Activities:
     Equipment acquisitions.................................     (22,032)      (15,016)
                                                                --------       -------
     Net cash used by investing activities..................     (22,032)      (15,016)
                                                                --------       -------
Cash Flows from Financing Activities:
     Issuance of common stock...............................       2,750        --
     Advances from shareholders.............................      55,000         5,560
     Payments to affiliates.................................     (71,766)         (595)
     Advances from affiliates...............................      80,332        --
                                                                --------       -------
     Net cash provided by financing activities..............      66,316         4,965
                                                                --------       -------
          Net increase (decrease) in cash and cash
            equivalents.....................................      --            15,045
          Cash and cash equivalents -- beginning of year....      --            --
                                                                --------       -------
          Cash and cash equivalents -- end of year..........    $ --           $15,045
                                                                --------       -------
                                                                --------       -------

                             See accompanying notes

                               CASES LADDER, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF BUSINESS

     Cases Ladder, Inc. (the 'Company') was incorporated under California State law on August 19, 1998. The Company conducts business in the Internet software and services industry. Prior to incorporating, the Company operated as a partnership.

     Case's Ladder began as a collaboration of six individuals in January 1998, all of whom remain involved with the business. There was no formal legal structure to the operations until the individuals agreed on a corporate form of organization and ownership distribution in August 1998. Those six individuals were the sole shareholders until other individuals invested in the business and became shareholders later in 1998. Since the corporation continued an operation begun earlier in 1998, the prior activity was accounted for in the corporation as if that activity had occurred in the corporation.

     Upon the inception of business, an agent of a related entity was asked to open a bank account for the Company. The related entity, Strategic Alliance Partners, Inc., shared common owners with the company. The agent mistakenly thought that the account was to be a part of Strategic Alliance Partners' activity and opened the account as 'Strategic Alliance Partners, Inc. dba Cases Ladder'. Additionally, a fictitious business name statement was filed with this name. These errors were not noted. However, only receipts and disbursements related to the transactions and operations of Cases Ladder flowed through the account. No other company, or individual, used the bank account.

     Case's Ladder operated as a totally separate and distinct business from Strategic Alliance Partners, Inc. Management does not believe that the mere fact that the account was opened in the wrong name would deem the Company to be considered a successor of Strategic Alliance Partners, Inc. and currently no third party has made this claim.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a) Cash

     The Company maintains all of its cash deposits at one bank. The Company's balance with this bank is insured up to $100,000 as provided by the FDIC.

     b) Computer Equipment and Software

     The cost of Computer Equipment and Software is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method for both financial and tax reporting purposes. The useful life of the computer equipment and related software is five years.

     c) Pervasiveness of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     d) Revenue Recognition

     Revenue from product sales and services are recognized at the time the product is shipped or the services are performed. Customer advance payments are deferred and are recognized as revenue when the underlying income is earned. Revenue from the licensing of the Company's software products is recognized when the respective royalties are earned, based on the percentage of completion method.

     e) Earnings Per Share

     Effective December 31, 1997, SFAS 128 'Earnings Per Share' requires a dual presentation of earnings per share-basic and dilutive. Basic earnings per common share has been computed based upon the weighted average number of common shares outstanding. Diluted earnings per share reflects the increase in weighted average common shares outstanding that would result from the assumed exercise of outstanding stock options. The computation of diluted earnings per share shall not assume

                               CASES LADDER, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect on earnings per share.

     The Company reflects only basic loss per share for both periods presented as the assumed exercise of the outstanding options would be anti-dilutive.

     f) Statement of Comprehensive Income

     The Company has adopted SFAS 130 'Comprehensive Income -- Financial Statement Presentation'. However, as there is no difference between net loss as reported on the statement of operations and comprehensive loss, the Statement of Comprehensive Loss has not been provided.

NOTE 3 -- COMPUTER EQUIPMENT AND SOFTWARE

     The following is a summary of computer equipment and software as of December 31, 1998:

Computer Equipment..........................................  $21,237
Computer Software...........................................      795
                                                              -------
                                                               22,032
Less Accumulated Depreciation...............................     (280)
                                                              -------
                                                              $21,752
                                                              -------
                                                              -------

     Depreciation expense charged to operations for year ended December 31, 1998, was $280.

NOTE 4 -- INCOME TAXES

     Income taxes are provided based on earnings reported for financial statement purposes pursuant to the provisions of Statement of Financial Accounting Standards No. 109 ('FASB 109').

     FASB 109 uses the asset and liability method to account for income taxes which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax basis and financial reporting basis of assets and liabilities.

     The Components of the (benefit) provision for income taxes for 1998 is as follows:

Federal.....................................................  $(2,172)
State.......................................................      800
                                                              -------
     (Benefit) Provision for income taxes...................  $(1,372)
                                                              -------
                                                              -------

     Amounts of deferred tax assets and liabilities for the year ended December 31, 1998, are as follows:

Deferred Tax Liability......................................  $ --
Deferred Tax Asset..........................................  $2,172

     Deferred tax assets have not been reduced by any valuation allowances.

     The deferred tax asset results primarily from the 1998 net operating loss of $15,334 which is available to be carried forward to offset future federal and state taxable income. The loss expires in 2018.

     The component of the deferred tax asset consists of the following:

Net operating loss..........................................  $2,172

                               CASES LADDER, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5 -- NOTES PAYABLE

     Notes payable as of December 31, 1998 consist of the following:

Affiliate...................................................  $ 9,028
Officers....................................................   55,000
                                                              -------
                                                              $64,028
                                                              -------
                                                              -------

     Notes payable to affiliates and officers bear interest at 12% and 10% per annum, respectively. All notes payable are unsecured, and are due upon demand. Interest charged to operations totaled $4,828.

NOTE 6 -- STOCK OPTION PLAN

     The Company has a performance-based stock option plan. Under the plan, the Company may grant options for up to 1.5 million shares of common stock for which no vesting contingencies exist, other than being an employee. The exercise price of each option is set at the discretion of the Board of Directors at the time of each issuance. Management believes that the exercise price of each option is equal to or greater then the market value of the respective shares granted.

     The Company applies APB Opinion 25 in accounting for its performance-based stock option plan. Accordingly, no compensation expense has been recognized for the plan in 1998. Had compensation costs been determined on the basis of fair value pursuant to FASB Statement No. 123, net loss and loss per share would have increased as follows:

Net Loss
     As reported............................................  $(14,424)
                                                              --------
                                                              --------
     Proforma...............................................  $(15,552)
                                                              --------
                                                              --------
Basic Loss Per Share
     As reported............................................  $(0.0015)
                                                              --------
                                                              --------
     Proforma...............................................  $(0.0017)
                                                              --------
                                                              --------

     For proforma purposes, the Company valued the options using the Black-Scholes option pricing model using the following assumptions: risk-free interest rate of 5.5%, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of 5% and the expected life of the options of 12 months.

     Following is a summary of the status of the plan during the year ended December 31,1998:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                              NUMBER OF   EXERCISE
                                                               SHARES      PRICE
                                                              ---------   --------
Outstanding at 1-1-98.......................................     --        $--
Granted.....................................................   160,000      0.125
Exercised...................................................     --         --
Forfeited...................................................     --         --
                                                               -------     ------
Outstanding at 12-31-98.....................................   160,000     $0.125
                                                               -------     ------
                                                               -------     ------
Options exercisable at 12-31-98.............................   160,000     $0.125
                                                               -------     ------
                                                               -------     ------

     The weighted average fair value at date of grant was $.0705 per share.

NOTE 7 -- SUPPLEMENTAL CASH FLOW INFORMATION

     For the purpose of the statements of cash flows, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents.

                               CASES LADDER, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     During the year ended December 31, 1998, the Company paid interest totaling $4,828.

     The Company did not pay any income taxes during 1998.

NOTE 8 -- SALES TO MAJOR CUSTOMERS

     Sales to three major customers amounted to 38.9%, 16.1% and 14.5% of total sales for the year ended December 31, 1998.

NOTE 9 -- CONCENTRATIONS OF CREDIT RISK

     The Company extends credit to its customers, all of which are companies in the Internet software and services industry.

NOTE 10 -- SUBSEQUENT EVENTS

     On April 1, 1999, the Board of Directors authorized a 5 for 4 stock split of common stock to stockholders of record on March 14, 1999. The accompanying financial statements have been restated to give effect to the indicated stock split for the periods presented.

     In April 1999, the Company received $55,000 in exchange for the issuance of 220,000 shares of its common stock.

     In June 1999, the Company issued 645,996 shares of common stock to a consultant who assisted in the sale of all of the outstanding stock of the Company to eUniverse, Inc. Prior to the transaction with eUniverse, the Company issued 501,645 shares of its Common Stock through the exercise of all of the outstanding options. In determining the number of shares issued, the Company used a formula that took into account the exercise price of the respective option and the price per share offered by eUniverse. The Shareholders of the Company exchanged 10,616,311 shares of the Company's stock for 700,000 restricted shares of eUniverse's common stock.

NOTE 11 -- UNAUDITED INFORMATION

     In the opinion of the Company's management, the accompanying unaudited financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position of the Company as of March 31, 1999 and the results of operations and cash flows for the three-month period then ended. The operating results of the Company on a quarterly basis may not be indicative of operating results for the full year.

                             THE BIG NETWORK, INC.
                              FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

                             THE BIG NETWORK, INC.
                              FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
                                     INDEX

Independent Auditor's Report................................   F-58

Balance Sheet...............................................   F-59

Statement of Operations.....................................   F-60

Statement of Stockholders' Deficiency.......................   F-61

Statement of Cash Flows.....................................   F-62

Notes to Financial Statements...............................   F-63

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Stockholders
THE BIG NETWORK, INC.

     We have audited the accompanying balance sheet of The Big Network, Inc. as of December 31, 1998 and the related statements of operations, stockholders' deficiency and cash flows for the initial period January 30, 1998 to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Big Network, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the initial period then ended, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming The Big Network, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had a net loss for the initial period January 30, 1998 to December 31, 1998, had no significant source of revenue and had a stockholders' deficiency as of December 31, 1998. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                        Certified Public Accountants

Los Angeles, California
July 23, 1999, except as for
Note 8(d) as to which the
date is September 15, 1999

                             THE BIG NETWORK, INC.
                                 BALANCE SHEET

                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1999
                                                              ------------   ------------
                                                                             (UNAUDITED)
                                  ASSETS
Current assets
     Cash and cash equivalents..............................    $  3,554     $    118,800
     Accounts receivable....................................      21,451            6,900
     Other current assets...................................         144              514
                                                                --------     ------------
                                                                  25,149          126,214
Equipment, net..............................................      80,649           58,941
Other assets................................................       2,266            2,105
                                                                --------     ------------
          Total assets......................................    $108,064     $    187,260
                                                                --------     ------------
                                                                --------     ------------

                 LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities
     Accounts payable and accrued expenses..................    $ 73,555     $     76,684
     Advances from stockholders.............................      16,500           13,500
     Capital lease obligation -- current portion............      14,785            8,585
                                                                --------     ------------
                                                                 104,840           98,769
Capital lease obligation, less current portion..............       3,771            2,596
Commitments and contingencies...............................      --              --
                                                                --------     ------------
          Total liabilities.................................     108,611          101,365
                                                                --------     ------------
Stockholders' deficiency
     Preferred stock -- Series A, par value $.001, 5,000,000
      shares authorized and 529,449 shares issued and
      outstanding...........................................         530              983
     Common stock, par value $.001, 15,000,000 shares
      authorized and 2,675,385 shares issued and
      outstanding...........................................       2,676            2,676
Additional paid-in capital..................................     732,312        1,080,964
Accumulated deficit.........................................    (736,065)        (998,728)
                                                                --------     ------------
          Total stockholders' deficiency....................        (547)          85,895
                                                                --------     ------------
          Total liabilities and stockholders' deficiency....    $108,064     $    187,260
                                                                --------     ------------
                                                                --------     ------------

   The accompanying notes are an integral part of these financial statements.

                             THE BIG NETWORK, INC.
                            STATEMENT OF OPERATIONS

                                                          ELEVEN          SIX            SIX
                                                       MONTHS ENDED   MONTHS ENDED   MONTHS ENDED
                                                       DECEMBER 31,     JUNE 30,       JUNE 30,
                                                           1998           1999           1998
                                                           ----           ----           ----
Revenue..............................................   $  83,883      $  15,056      $  30,106
Cost of revenue......................................      56,375                        28,637
                                                        ---------      ---------      ---------
                                                           27,508                         1,469
                                                        ---------      ---------      ---------
Development cost.....................................     609,416        172,349        446,348
General and administrative expenses..................     131,849         77,725        113,425
Write-off of purchase price over estimated fair value
  of net assets acquired.............................      24,165         --             24,165
                                                        ---------      ---------      ---------
     Total expenses..................................     765,430        250,074        583,938
                                                        ---------      ---------      ---------
Loss from operations.................................    (737,922)      (262,638)      (582,469)
                                                        ---------      ---------      ---------
Other income (expense)
     Investment income...............................       4,136          3,961          3,837
     Interest expense................................      (2,279)        (3,986)        (1,407)
                                                        ---------      ---------      ---------
     Total other income (expenses)...................      (1,857)           (25)         2,430
                                                        ---------      ---------      ---------
Net loss.............................................   $(736,065)     $(262,663)     $(580,039)
                                                        ---------      ---------      ---------
                                                        ---------      ---------      ---------

   The accompanying notes are an integral part of these financial statements.

                             THE BIG NETWORK, INC.
                     STATEMENT OF STOCKHOLDERS' DEFICIENCY
                 FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1998

                        PREFERRED STOCK       COMMON STOCK      ADDITIONAL
                        ----------------   ------------------    PAID-IN     ACCUMULATED
                        SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL       DEFICIT       TOTAL
                        -------   ------   ---------   ------   ----------   -----------   ---------
Balance at January 30,
  1998................    --       $--        --       $--      $   --        $  --        $  --
Issuance of preferred
  stock --
  Series A for:
     Cash.............  401,184     401       --        --         340,892       --          341,293
     Conversion of
       note payable...  120,482     121       --        --          99,879       --          100,000
     Compensation for
       services
       rendered.......    7,783       8       --        --           6,452       --            6,460

Issuance of Common
  Stock for:
     Cash.............    --       --        127,500     128        12,622       --           12,750
     Compensation for
       services
       rendered.......    --       --         55,385      55         5,484       --            5,539
     Acquisition of
       assets.........    --       --      2,492,500   2,493       264,483       --          266,976
     Additional
       Paid-in-
       Capital........    --       --         --        --           2,500       --            2,500
     Net loss.........    --       --         --        --          --         (736,065)    (736,065)
                        -------    ----    ---------   ------   ----------    ---------    ---------
Balance at December
  31, 1998............  529,449     530    2,675,385   2,676       732,312     (736,065)        (547)
Sale of Preferred
  Stock-Series A
  (Unaudited).........  453,633     453       --        --         348,652       --          349,105
Net Loss
  (Unaudited).........    --       --         --        --          --         (262,663)    (262,663)
                        -------    ----    ---------   ------   ----------    ---------    ---------
Balance at June 30,
  1999 (Unaudited)....  983,082    $983    2,675,385   $2,676   $1,080,964    $(998,728)   $  85,895
                        -------    ----    ---------   ------   ----------    ---------    ---------
                        -------    ----    ---------   ------   ----------    ---------    ---------

   The accompanying notes are an integral part of these financial statements.

                             THE BIG NETWORK, INC.
                            STATEMENT OF CASH FLOWS

                                                          ELEVEN          SIX            SIX
                                                       MONTHS ENDED   MONTHS ENDED   MONTHS ENDED
                                                       DECEMBER 31,     JUNE 30,       JUNE 30,
                                                           1998           1999           1998
                                                           ----           ----           ----
                                                                      (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities
     Net loss........................................   $(736,065)     $(262,663)     $(580,039)
     Adjustments to reconcile net loss to net cash
       used in operating activities:
     Depreciation....................................      25,905         21,808          8,975
     Write-off of purchase price over the estimated
       fair value of net assets acquired.............      24,165         --             24,165
     Issuance of equity securities for services
       rendered......................................      11,999         --             11,999
     Write-off of organizational costs...............     103,431         --            103,431
     Loss on sale of securities......................       4,752         --              4,752
Change in assets and liabilities
  (increase) decrease:
          Accounts receivable........................      (8,673)        14,451          3,298
          Other current assets.......................        (144)          (370)        (1,622)
          Other assets...............................      (2,266)           161         (4,060)
     Increase (Decrease):
          Accounts payable and accrued expenses......      53,732          3,129         90,878
                                                        ---------      ---------      ---------
Net cash used in operating activities................    (523,164)      (223,484)      (338,223)
                                                        ---------      ---------      ---------
Cash flows from investing activities
     Purchase of equipment...........................      (2,632)        --             (2,632)
     Sale of securities..............................      78,262         --             78,262
     Acquisition of Dream Zero, net of cash
       acquired......................................         238         --                238
                                                        ---------      ---------      ---------
Net cash provided by investing activities............      75,868         --             75,868
                                                        ---------      ---------      ---------
Cash flows from financing activities
     Payments for capital lease obligations..........     (22,193)        (7,375)       (11,629)
     Advances from (repayments to) stockholders......      16,500         (3,000)         8,500
     Proceeds from issuances of note.................     100,000         --            100,000
     Issuance of common stock........................      12,750         --             12,750
     Purchase of treasury stock......................      --            (10,875)        --
     Additional paid-in capital......................       2,500         --             --
     Issuance of preferred stock -- Series A.........     341,293        359,980        181,239
                                                        ---------      ---------      ---------
Net cash provided by financing activities............     450,850        338,730        290,860
                                                        ---------      ---------      ---------
Net increase in cash and cash equivalents............       3,554        115,246         28,505
Cash and cash equivalents -- Beginning of period.....      --              3,554         --
                                                        ---------      ---------      ---------
Cash and cash equivalents -- End of period...........   $   3,554      $ 118,800      $  28,505
                                                        ---------      ---------      ---------
                                                        ---------      ---------      ---------

SUPPLEMENTAL CASH FLOW INFORMATION:

     For the eleven months ended December 31, 1998, the Company paid no income taxes and paid interest of $2,279.

     For the six months ended June 30, 1999, the Company paid no income taxes and paid interest of $3,986 (unaudited).

NON-CASH INVESTING AND FINANCING ACTIVITIES:

     See Notes 3, 4 & 7

   The accompanying notes are an integral part of these financial statements.

                             THE BIG NETWORK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     The Big Network, Inc. ('The Company') (http://www.bignetwork.com) offers a network of technology and community-driven Web site focused on people interaction through games and communications. The Company was incorporated on December 4, 1997. However, the Company was capitalized and began operations on January 30, 1998.

BASIS OF PRESENTATION

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company had a net loss for the eleven months ended December 31, 1998 and a stockholders' deficiency at December 31, 1998. These factors raise substantial doubt about the Company's ability to continue as a going concern.

     Management's plans in regard to this matter are as follows:

          The Company is in negotiation to be acquired by a publicly held company.

          The Company is working to raise additional capital and debt financing to fund operations, increase revenues, and reduce operating costs.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     For certain of the Company's financial instruments cash and cash equivalents, receivables, accounts payable and accrued expense and advances from stockholders the carrying amounts approximate fair value due to their short maturities. The amounts shown for capital lease obligations also approximate fair value because interest rates and terms offered to the Company for similar debt are substantially the same.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded the FDIC insured levels at various times during the year. Also, the Company performs ongoing credit evaluations of its customers' financial conditions and generally does not require collateral on accounts receivable. The Company maintains allowances for credit losses when required.

EQUIPMENT

     Equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 3 to 7 years.

                             THE BIG NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

LONG-LIVED ASSETS

     Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets, and long-lived assets to be disposed of are reported at the lower of carrying amount of fair vlaue less cost to sell.

REVENUE RECOGNITION

     The Company derives its revenue from the sale of advertisements on short-term contracts. Advertising revenues are recognized ratably over the period in which the advertisements are displayed. Barter transactions are recorded at the lower of the estimated fair value of advertisements received or the estimated fair value of the advertisements given. Barter revenue and the related advertising is recorded based on impressions delivered and received with the difference recorded as an advance or prepaid. Barter revenue was immaterial for the period ending December 31, 1998.

ORGANIZATIONAL EXPENSES

     In accordance with American Institutes of Certified Public Accountants' Statement of Position 98-5 'Reporting on the Costs of Start-Up Activities, the Company expenses, as incurred, costs related to organizational and start-up activities.

ROYALTY PAYMENTS

     The Company has agreements to share revenue with individuals independent of the Company. The Company is required to pay royalties for the use of computer games based on a percentage of advertising revenue generated from the Company's usage of the games on its web-site. As the Company generates advertising revenue a corresponding liability is accrued as a royalty expense, which is recorded as a cost of revenue. (See Note 3).

ADVERTISING AND MARKETING EXPENSE

     The Company expenses costs associated with advertising and marketing as they are incurred.

INCOME TAXES

     Income taxes are provided for based on the liability method of accounting pursuant to Statement of Financial Accounting Standards ('SFAS') No. 109 'Accounting for Income Taxes.' The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences for temporary differences between the reported amount of assets and liabilities and their tax basis.

COMPREHENSIVE INCOME

     SFAS No. 130, 'Reporting Comprehensive Income', establishes standards for the reporting and displaying of comprehensive income and its components in the financial statements. As of December 31, 1998, the Company has no items that represent other comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

                             THE BIG NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

IMPACT OF THE YEAR 2000 ISSUE

     During the year ended December 31, 1998, the Company conducted an assessment of issues related to the year 2000 and determined that no issues existed which would cause its computer systems not to properly utilize dates beyond December 31, 1999.

UNAUDITED INFORMATION

     The financial statements for the period ended June 30, 1999 are unaudited.

     In the opinion of management, the unaudited information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position of the Company as of June 30, 1999 and the results of operations and cash flows for the six month period then ended have been included. The operating results of the Company for the six month period may not be indicative of operating results for the full year.

NOTE 2 -- EQUIPMENT

     As of December 31, 1998 and June 30, 1999, equipment consisted of the following:

                                                      DECEMBER 31,    JUNE 30,
                                                          1998          1999
                                                          ----          ----
                                                                     (UNAUDITED)
Computer Equipment..................................    $ 54,900       $45,577
Computer Software...................................      50,836        44,066
Office Equipment....................................         818           818
                                                        --------       -------
                                                         106,554        90,461
Less: Accumulated Depreciation......................      25,905        31,520
                                                        --------       -------
Equipment, net......................................    $ 80,649       $58,941
                                                        --------       -------
                                                        --------       -------

     Equipment purchased under capital lease obligations consisted of the following as of December 31, 1998:

Computer Equipment..........................................  $40,749
Less: accumulated depreciation..............................    6,180
                                                              -------
                                                              $34,569
                                                              -------
                                                              -------

     Depreciation expense for the eleven months ended December 31, 1998 was $25,905 and for the six months ended June 30, 1999 was $21,808.

NOTE 3 -- COMMITMENTS AND CONTINGENCIES

LEASES

     In 1998, the Company was provided office space at no charge. In July 1999, the Company entered into a non-cancelable lease for office space. Also, the Company has capital lease obligations for computer equipment, which expire starting in 1999. The future minimum payments under the non-cancelable lease and capital lease obligations are as follows:

                             THE BIG NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
YEAR ENDED DECEMBER 31,                                       ------     ------
     1999...................................................  $16,271   $ 29,425
     2000...................................................    3,805     65,100
     2001...................................................    --        66,900
     2002...................................................    --        33,900
                                                              -------   --------
Net Minimum Lease Payments..................................   20,076   $195,325
Less: Amounts Representing Interest.........................    1,520
                                                              -------
Present Value of Net Minimum Lease Payments.................   18,556
Less: Current Portion.......................................   14,785
                                                              -------
Long-Term...................................................  $ 3,771
                                                              -------
                                                              -------

     The Company had no rent expense for the eleven months ended December 31, 1998.

REVENUE SHARING AGREEMENTS

     The Company has entered into several agreements to share revenues with individuals independent of the Company. These individuals have provided the Company with computer games, which the Company has operating on its web-site. The individuals have granted the Company usage of the computer games for up to 25% royalty of advertising revenue generated from the usage of the game on the Company's web-site. For the eleven months ended December 31, 1998, the Company had no liabilities due under these agreements.

NOTE 4 -- STOCKHOLDERS' EQUITY

CLASSES OF SHARES

     The Company's Articles of Incorporation enable the Company to issue up to 20,000,000 shares, consisting of 5,000,000 shares of Preferred Stock, which have a par value of $0.001 per share and 15,000,000 shares of Common Stock, which have a par value of $0.001 per share.

PREFERRED STOCK

     Preferred stock, of any series, shall have the powers, preferences, rights, qualifications, limitations, and restrictions as fixed by the Company's Board of Directors in its sole discretion.

     In 1998, the Company's Board of Directors established 1,300,000 shares of Preferred Stock-Series A and issued 529,449 shares for $447,753.

     The Series A shares have the following significant rights, preferences and restrictions:

          Entitled to receive dividends prior and in preference to any declaration or payment of any dividend on the Common Stock, at a rate of $.06 per share per annum, payable quarterly when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative.

          Each share of Series A shall be convertible, at the option of the holder, at any time after issuance, into such number of fully paid common stock as is determined by dividing $0.83 by the conversion price of $0.83, (which is adjustable under certain criteria).

          Each share of Series A has an automatic conversion upon the Company's sale of its common stock in a firm commitment for a public offering pursuant to a registration statement under the Securities Act of 1933 and the public offering price not less than $4.00 per share, which would result in aggregate cash proceeds to the Company of $15,000,000, or the date specified by written consent, or agreement, of the holders of a majority of the then outstanding shares of the Series A.

                             THE BIG NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

COMMON STOCK

     In 1998, the Company had the following significant issuances of Common
Stock:

          In January 1998, the Company issued 673,900, 553,000 and 618,100 shares of its common stock to the three principal stockholders. The consideration for the shares was 30,000, 6,000 and 2,500 shares, respectively, of a publicly traded company with an aggregate market value of $83,014 on the date of contribution, software with a cost basis of $15,781 and a business plan with a cost basis of $103,431. The aggregate fair market value of the contributed assets was $202,226.

          The Company issued 127,500 shares of its common stock for proceeds of $12,750.

          On January 30, 1998, the Company acquired all the assets and assumed certain liabilities of Dream Zero, LLC ('Dream Zero') and Play4Prizes (an individual doing business as, 'DBA') for 435,000 and 212,500 shares, respectively, of the Company's common stock with an aggregate fair market value of $64,750. The acquisition agreements grants the Company the right to repurchase all of the shares of its common stock issued in conjunction with these acquisitions. (See Note 7).

NOTE 5 -- SALES

     During the eleven months ended December 31, 1998, the Company had four major customers which accounted for approximately 28%, 18%, 12% and 11% of total sales, respectively. At December 31, 1998, the amounts due from two of these customers was approximately $13,600 and $5,000.

NOTE 6 -- INCOME TAXES

     The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

Federal Income Tax Rate..............................   34.0%
Effect of Valuation Allowance........................  (34.0)%
                                                       -----
Effective Income Tax Rate............................    0.0%
                                                       -----
                                                       -----

     At December 31, 1998, the Company had net carryforward losses of approximately $730,000. Because of the current uncertainty of realizing the benefits of the tax carryforward, valuation allowances equal to the tax benefits for deferred taxes have been established. The full realization of the tax benefit associated with the carryforward depends predominantly upon the Company's ability to generate taxable income during the carryforward period.

     Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

Deferred Tax Assets
Loss Carryforwards..........................................  $ 297,000
Valuation Allowance.........................................   (297,000)
                                                              ---------
Net Deferred Tax Assets.....................................  $  --
                                                              ---------
                                                              ---------

     Net operating loss carryforwards expire in 2013.

NOTE 7 -- ACQUISITIONS

     Asset Acquisition In January 1998, the Company issued 673,900, 553,000 and 618,100 shares of its common stock to the three principal stockholders. The consideration for the shares was 30,000, 6,000 and 2,500 shares, respectively, of a publicly traded company with an aggregate market value of $83,014

                             THE BIG NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

on the date of contribution, software with a cost basis of $15,781 and a business plan with a cost basis of $103,431. The aggregate fair market value of the contributed assets was $202,226.

DREAM ZERO

     On January 30, 1998, the Company acquired all of the assets and assumed certain liabilities of Dream Zero, LLC, which began its operations in 1997, in exchange for 435,000 shares of the Company's Common Stock valued at $43,500, or $0.10 per share which was determined to be the fair value of the shares issued based on the Company's sales of stock in 1998 at $0.10. The acquisition was accounted for by the purchase method of accounting; accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. The excess of the purchase price over estimated fair value of net assets acquired of $24,165 has been expensed, because the Company determined that it had no future value at the date of acquisition. The assets have been incorporated in the operations of the Company since the date of acquisition.

PLAY4PRIZES

     On January 30, 1998, the Company acquired all of the assets and assumed certain liabilities of Play4Prizes, a DBA, which began operations in 1997, in exchange for 212,500 shares of the Company's Common Stock valued at $21,250, or $0.10 per share which was determined to be the fair value of the shares issued based on the Company's sales of stock in 1998 at $0.10. The acquisition was accounted for by the purchase method of accounting; accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. The assets have been incorporated in the operations of the Company since the date of acquisition.

     The estimated fair value of assets acquired and liabilities assumed is summarized as follows:

                                                       ASSETS    DREAM ZERO   PLAY4PRIZES
                                                       ------    ----------   -----------
Cash................................................  $  --       $   238      $ --
Accounts Receivable.................................     --         --           12,778
Equipment...........................................     --         7,786         6,000
Software............................................    15,781     16,300        17,306
Other Assets........................................   103,431     24,165        --
Securities..........................................    83,014      --           --
Liabilities.........................................     --        (4,989)      (14,834)
                                                      --------    -------      --------
Purchase Price......................................  $202,226    $43,500      $ 21,250
                                                      --------    -------      --------
                                                      --------    -------      --------

NOTE 8 -- SUBSEQUENT EVENTS

A) ISSUANCE OF SERIES A PREFERRED STOCK

     During the first quarter of 1999, the Company issued 453,633 shares of its Preferred Stock-Series A for $376,515, and issued warrants to purchase up to 216,867 shares of the Company's Preferred Stock-Series A at $0.83 per share.

B) STOCK OPTIONS

     The Company has issued, for services rendered under contracts, stock options to purchase 280,000 shares of the Company's common stock at $0.10 per share.

                             THE BIG NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

C) REPURCHASE OF COMMON STOCK

     In 1999, the Company repurchased 108,750 shares of its common stock at a value of $10,875, which were issued for the acquisition of the assets from Dream Zero. The consideration of $10,875 was satisfied by the Company's return of its rights to certain computer programs acquired in the acquisition.

D) SALE OF COMPANY

     Effective August 31, 1999, certain of the stockholders of the Company consummated an agreement exchanging an aggregate of approximately 80% of the issued and outstanding shares of the Company's common and preferred stock for 1,440,000 shares of a publicly held corporation's common stock. The Company expects the remaining stockholders to consummate an exchange of their shares for an aggregate of 360,000 additional shares of the same publicly held corporation's common stock.

                             GAMER'S ALLIANCE, INC.
                              FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
                                 JUNE 30, 1999

                             GAMER'S ALLIANCE, INC.
                              FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

                                     INDEX

Independent Auditor's Report................................  F-72

Balance Sheet...............................................  F-73

Income Statement............................................  F-74

Statement of Stockholders' Equity...........................  F-75

Statement of Cash Flows.....................................  F-76

Notes to Financial Statements...............................  F-77

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Stockholders
GAMER'S ALLIANCE, INC.

     We have audited the accompanying balance sheets of Gamer's Alliance, Inc. as of December 31, 1998 and June 30, 1999 and the related statements of operations, stockholders' equity and cash flows for the initial period June 1, 1998 to December 31, 1998 and for the six month period January 1, 1999 to June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gamer's Alliance, Inc. as of December 31, 1998 and June 30, 1999, and the results of its operations and its cash flows for the initial period and six month period then ended, in conformity with generally accepted accounting principles.

                                        MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                        Certified Public Accountants

New York, New York
November 17, 1999

                             GAMER'S ALLIANCE, INC.
                                 BALANCE SHEETS

                                                              DECEMBER 31,   JUNE 30,
                                                                  1998         1999
                                                                  ----         ----
                           ASSETS
Current assets
     Cash and cash equivalents..............................    $ 6,183      $ 5,503
     Accounts receivable....................................     30,543       52,464
                                                                -------      -------
                                                                 36,726       57,967
Equipment, net..............................................     11,178       20,240
                                                                -------      -------
          Total assets......................................    $47,904      $78,207
                                                                -------      -------
                                                                -------      -------

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Accounts payable.......................................    $15,991      $35,284
     Advances from stockholders.............................     29,328       29,328
                                                                -------      -------
          Total liabilities.................................     45,319       64,612
                                                                -------      -------

Stockholders' equity
     Common stock, par value $1.00, 30,000 shares authorized
      and 200 shares issued and outstanding.................        200          200
     Retained earnings......................................      2,385       13,395
                                                                -------      -------
          Total stockholders' equity........................      2,585       13,595
                                                                -------      -------
          Total liabilities and stockholders' equity........    $47,904      $78,207
                                                                -------      -------
                                                                -------      -------

   The accompanying notes are an integral part of these financial statements.

                             GAMER'S ALLIANCE, INC.
                                INCOME STATEMENT

                                                              SEVEN MONTHS   SIX MONTHS
                                                                 ENDED         ENDED
                                                              DECEMBER 31,    JUNE 30,
                                                                  1998          1999
                                                                  ----          ----
Revenue.....................................................    $108,347      $163,047
Cost of revenue.............................................      20,671        33,233
                                                                --------      --------
                                                                  87,676       129,814
General and administrative expenses.........................      85,291       118,804
                                                                --------      --------
Income from operations......................................       2,385        11,010
Provision for income taxes..................................      --            --
                                                                --------      --------
Net income..................................................    $  2,385      $ 11,010
                                                                --------      --------
                                                                --------      --------
Earnings per share, basic and diluted.......................    $  11.93      $  55.05
                                                                --------      --------
                                                                --------      --------

Weighted average shares outstanding.........................         200           200
                                                                --------      --------
                                                                --------      --------

   The accompanying notes are an integral part of these financial statements.

                             GAMER'S ALLIANCE, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                              COMMON STOCK
                                                             ---------------   RETAINED
                                                             SHARES   AMOUNT   EARNINGS    TOTAL
                                                             ------   ------   --------    -----
Balance at June 1, 1998....................................   --       $--     $ --       $ --
Issuance of Common Stock for:
     Cash..................................................   200       200      --           200
     Net Income............................................   --       --        2,385      2,385
                                                              ---      ----    -------    -------
Balance at December 31, 1998...............................   200       200      2,385      2,585
Net Income.................................................   --       --       11,010     11,010
                                                              ---      ----    -------    -------
Balance at June 30, 1999...................................   200      $200    $13,395    $13,595
                                                              ---      ----    -------    -------
                                                              ---      ----    -------    -------

   The accompanying notes are an integral part of these financial statements.

                             GAMER'S ALLIANCE, INC.
                            STATEMENT OF CASH FLOWS

                                                              SEVEN MONTHS   SIX MONTHS
                                                                 ENDED         ENDED
                                                              DECEMBER 31,    JUNE 30,
                                                                  1998          1999
                                                                  ----          ----
Cash Flows from Operating Activities
     Net Income.............................................    $ 2,385       $11,010
     Adjustments to reconcile net income to net cash from
      operating activities:
     Depreciation...........................................      2,795         1,752
Change in assets and liabilities
     Increase in accounts receivable........................    (30,543)      (21,921)
     Increase in accounts payable...........................     15,991        19,293
                                                                -------       -------
Net Cash Provided by (Used in) Operating Activities.........     (9,372)       10,134
                                                                -------       -------
Cash Flows from Investing Activities
     Purchase of equipment..................................    (13,973)      (10,814)
                                                                -------       -------
Cash Flows from Financing Activities
     Advances from (repayments to) stockholders.............     29,328         --
     Issuance of common Stock...............................        200         --
                                                                -------       -------
Net Cash Provided by Financing Activities...................     29,528         --
                                                                -------       -------
Net Increase (Decrease) in Cash and Cash Equivalents........      6,183          (680)
Cash and Cash Equivalents -- Beginning......................     --             6,183
                                                                -------       -------
Cash and Cash Equivalents -- End of Period..................    $ 6,183       $ 5,503
                                                                -------       -------
                                                                -------       -------

Supplemental Cash Flow Information:
For the seven months ended December 31, 1998 and the six months ended June 30, 1999, the Company paid no income taxes and no interest.

   The accompanying notes are an integral part of these financial statements.

                             GAMER'S ALLIANCE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND JUNE 30, 1999

NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Gamer's Alliance, Inc. (the 'Company') is a collection of multiple internet-based websites for information and evaluation of the current and most popular software games sold on the World Wide Web and in software stores.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     For certain of the Company's financial instruments such as cash and cash equivalents, receivables, accounts payable and advances from stockholders the carrying amounts approximate fair value due to their short maturities.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed the FDIC insured levels at various times during the year. The Company maintains allowances for credit losses when required.

EQUIPMENT

     Equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 3 to 5 years.

LONG-LIVED ASSETS

     Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets, and long-lived assets to be disposed of are reported at the lower of carrying amount of fair value less cost to sell.

REVENUE RECOGNITION

     The Company derives its revenue from the sale of advertisements on short-term contracts. Advertising revenues are recognized ratably over the period in which the advertisements are displayed.

INCOME TAXES

     The Company has been a subchapter S corporation. Income is passed through to the stockholders who pay personally their share of the applicable taxes. Therefore, no provision for income taxes was made at December 31, 1998.

     Subsequent to the termination of the Company's S Corporation election (See
Note 3), provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between

                             GAMER'S ALLIANCE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                      DECEMBER 31, 1998 AND JUNE 30, 1999

the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed by Statement of Financial Accounting Standards ('SFAS') No. 109, 'Accounting for Income Taxes.' As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

COMPREHENSIVE INCOME

     SFAS No. 130, 'Reporting Comprehensive Income', establishes standards for the reporting and displaying of comprehensive income and its components in the financial statements. As of December 31, 1998 and June 30, 1999, the Company had no items that represent other comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

EARNINGS PER SHARE

     In accordance with SFAS No. 128, 'Earnings Per Share', the basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

IMPACT OF THE YEAR 2000 ISSUE

     During the period ended December 31, 1998, the Company conducted an assessment of issues related to the year 2000 and determined that no issues existed which would cause its computer systems not to properly utilize dates beyond December 31, 1999.

NOTE 2 -- EQUIPMENT

     As of December 31, 1998 and June 30, 1999, equipment consisted of the following:

                                                              DECEMBER 31,   JUNE 30,
                                                                  1998         1999
                                                                  ----         ----
Computer Equipment..........................................    $13,973      $24,787
Less: Accumulated Depreciation..............................      2,795        4,547
                                                                -------      -------
Equipment, net..............................................    $11,178      $20,240
                                                                -------      -------
                                                                -------      -------

     Depreciation expense for the seven months ended December 31, 1998 was $2,795 and for the six months ended June 30, 1999 was $1,752.

NOTE 3 -- SUBSEQUENT EVENTS

     On June 30, 1998, 100% of the Company's common stock was acquired by eUniverse, Inc., a publicly held company.

     As a result of the sale of the Company, the Subchapter Corporation status has been terminated.

                                   SIGNATURES

     In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          eUniverse, Inc.

Date: November 24, 1999                                By: /s/ Brad Greenspan
                                                       ------------------------------------
                                                       Chairman of the Board

EXHIBIT
  NO.                           DESCRIPTION
  ---                           -----------
   3.01 -- Articles of Incorporation of the Company.(1)
   3.02 -- Amended Articles of Incorporation of the Company
           regarding change of name.(1)
   3.03 -- Certificate of Amendment of Articles of Incorporation
           regarding issuance of Preferred Stock.(1)
   3.04 -- Bylaws of the Company.(1)
   3.05 -- Amendment to Bylaws.(1)
   3.06 -- Designation of Preferred Stock of Motorcycle Centers of
           America, Inc. dated April 7, 1999, as filed with the
           Secretary of the State of Nevada, which defines the rights and preferences of the Preferred Stock of the Company.(1)
  10.01 -- Stock Purchase Agreement by and between Palisades
           Capital, Inc. and Charles Beilman, dated as of October 1,
           1998 (the 'Stock Purchase Agreement').(1)
  10.02 -- Amendment to Stock Purchase Agreement, dated December 29,
           1998.(1)
  10.03 -- Amendment No. 2 to Stock Purchase Agreement, dated
           February 11, 1999.(1)
  10.04 -- Amendment No. 3 to Stock Purchase Agreement, dated as of
           March   , 1999.(1)
  10.05 -- Amendment Number 4 to Stock Purchase Agreement, dated as of June 9, 1999.(1)
  10.06 -- Agreement and Plan of Reorganization by and among
           Motorcycle Centers of America, Inc., Entertainment
           Universe, Inc. and the principal officers of Entertainment
           Universe, Inc., dated April 9, 1999.(1)
  10.07 -- Entertainment Universe, Inc. Regulation D Subscription
           Agreement, dated as of April   , 1999.(1)
  10.08 -- Entertainment Universe, Inc. Registration Rights
           Agreement, dated as of April 1999.(1)
  10.09 -- Assignment and Assumption Agreement by and between
           Entertainment Universe, Inc. and Motorcycle Centers of
           America, Inc., dated as of April 14, 1999.(1)
  10.10 -- Stock Purchase Agreement by and among Motorcycle Centers of America, Inc. and the shareholders of Case's Ladder,
           Inc., dated as of April 21, 1999.(1)
  10.11 -- Contract of Employment by and between Entertainment
           Universe, Inc. and William R. Wagner, dated March 25,
           1999.(1)
  10.12 -- Employment Agreement by and between eUniverse, Inc. and
           Leland N. Silvas, dated as of April 14, 1999.(1)
  10.13 -- Letter agreement between Entertainment Universe, Inc. and
           E.P. Opportunity Fund, L.L.C. regarding appointment of a
           director of Entertainment Universe, Inc., dated April 6,
           1999.(1)
  10.14 -- Modification and Restatement of Lease by and between
           Vincenzo Verna Trustee d/b/a Harvest Associates and CD
           Universe, Inc. for the Company's office space in
           Wallingford, Connecticut, dated as of February 1, 1999.(1)
  10.15 -- Agreement and Plan of Reorganization by and among
           eUniverse, Inc., Gamer's Alliance, Inc., and Larry N.
           Pevnick and Robin T. Pevnick, Ten Ent., residents of St.
           Louis County, Missouri, and Stan Goldenberg and Andrea R.
           Goldenberg, Ten Ent., residents of St. Louis County,
           Missouri, dated as of the 1st day of July, 1999.(2)
10.15.1 -- Second Amendment to Agreement and Plan of Reorganization
           by and among eUniverse, Inc., Gamer's Alliance, Inc., and
           Larry N. Pevnick and Robin T. Pevnick, Ten Ent., residents of St. Louis County, Missouri, and Stan Goldenberg and
           Andrea R. Goldenberg, Ten Ent., residents of St. Louis
           County, Missouri, dated as of the 12th day of November,
           1999
  10.16 -- Agreement and Plan of Reorganization by and among
           eUniverse, Inc., The Big Network, Inc., Stephen D.
           Sellers, John V. Hanke and Michael Sellers, dated July 30,
           1999 (effective as of August 31, 1999).(2)
  10.17 -- Letter Agreement by and among Brad D. Greenspan, Charles
           Beilman, Stephen D. Sellers and John V. Hanke regarding
           appointment of a director of eUniverse, Inc., dated as of
           August 31, 1999.(2)
  10.18 -- Employment Agreement by and between eUniverse, Inc. and
           John Haiduck, dated as of June 17, 999.(2)
  10.19 -- Employment Agreement by and between eUniverse, Inc. and
           Stephen D. Sellers, dated as of August 31, 1999.(2)
  10.20 -- Employment Agreement by and between eUniverse, Inc. and
           John V. Hanke, dated as of August 31, 1999.(2)
  10.21 -- eUniverse, Inc. Registration Rights Agreement dated July
           30, 1999.(2)
  10.22 -- Office Sublease by and between Golden Gate University and
           The Big Network, Inc., dated July 9, 1999.(2)

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
EXHIBIT
  NO.                           DESCRIPTION
  ---                           -----------
  10.23 -- Engagement Letter by and among Gerard Klauer Mattison &
           Co., Inc. by Entertainment Universe, Inc. and Brad
           Greenspan, dated February 24, 1999.(2)
  10.24 -- Indemnification Agreement by Entertainment Universe, Inc.
           and Brad Greenspan in favor of Gerard Klauer Mattison &
           Co., Inc., dated February 24, 1999.(2)
  10.25 -- eUniverse, Inc. 1999 Stock Awards Plan.(2)
  10.26 -- Online Partner Agreement between CD Universe, Inc. and
           Accessio.com Inc., regarding US-Style, dated November 5,
           1998.
  10.27 -- Employment Agreement by and between eUniverse, Inc. and
           Martin Hamilton, dated as of October 25, 1999.
  10.28 -- Web Advertising Agreement by and between eUniverse, Inc.
           and Mpath Interactive, Inc., dated as of August 13, 1999.
           Portions of Exhibit 10.28 have been omitted pursuant to a
           request for confidential treatment.(3)
  21.01 -- Subsidiaries of eUniverse, Inc.(1)
  23.01 -- Consent of Jonathan P. Reuben, CPA
  23.02 -- Consent of Cordovano & Harvey, PC
  23.03 -- Consent of Merdinger, Fruchter, Rosen & Corso, PC
  23.04 -- Consent of Merdinger, Fruchter, Rosen & Corso, PC
  27.01 -- Financial Data Schedule

------------
(1) Exhibit previously filed.

(2) Incorporated by reference to the Company's Form SB-2 filed on September 13, 1999 (Registration File No. 333-86959).

(3) Incorporated by reference to the Company's 10-Q Report filed on November 15, 1999.